Exhibit 2.1

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International Share and Business Sale Agreement

relating to

National Starch (“Specialty Starches”)

between

Akzo Nobel N.V.

Corn Products International, Inc.

dated	19 June 2010

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6.4	Breach of Closing obligations	21
6.5	Deferred Closing	21
7	POST-CLOSING ADJUSTMENTS	23
7.1	Working Capital Statements and Net Debt Statements	23
7.2	Adjustments to Purchase Price and repayment of Intra-Group Indebtedness	25
8	POST-CLOSING OBLIGATIONS	27
8.1	Indemnity against Group Liabilities	27
8.3	Release of Guarantees	27
8.4	Trade receivables/payables; Post-Closing receipts	28
8.5	Use of names	28
8.6	Retention of records	28
8.7	Insurance	29
8.8	Tax Indemnity	30
8.9	Intellectual Property Matters	30
8.10	Hive-out Matters	30
8.11	Payment of Employee bonuses related to the Transaction	31
9	WARRANTIES	31
9.1	Seller’s Warranties	31
9.2	Disclosure	32
9.3	Liability for breach	33
9.4	Purchaser’s Warranties	33
10	LIMITATION OF LIABILITY	34
10.1	Time limitation	34
10.2	Minimum claims	34
10.3	Aggregate minimum claims	34
10.4	Maximum liability	34
10.5	Provisions	35
10.6	Matters arising after Signing / Effective Time	35
10.7	Insurance	35
10.8	Net financial benefit	36
10.9	Mitigation of Losses	36
10.10	Right to recover	36
10.11	Tax indemnity and Tax warranty claims	37
11	CLAIMS	37
11.1	Notification of potential claims	37
11.2	Notification of claims	38
11.3	Commencement of proceedings	38

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11.4	Investigation		38
11.5	Procedure for third party claims		38
11.6	Tax indemnity and Tax warranty claims		40
12	RESTRICTIONS		40
12.1	Restrictions on Seller		40
12.2	Restriction on Purchaser		41
12.3	Specific performance		41
13	CONFIDENTIALITY		41
13.1	Announcements		41
13.2	Confidentiality undertaking		41
14	MISCELLANEOUS		43
14.1	Further assurances		43
14.2	Whole agreement		43
14.3	No assignment		43
14.4	Waiver		43
14.5	Variation		43
14.6	Third party rights		43
14.7	Rescission		44
14.8	Method of payment		44
14.9	Costs and transfer Taxes		44
14.10	Interest		44
14.11	Notices		45
14.12	Invalidity		45
14.13	Counterparts		46
14.14	Notary		46
14.15	Dispute resolution		46
14.16	Governing law		46

	Schedules

	Schedule 1	Definitions
	Schedule 2	Group Companies, Businesses
	Schedule 3	Business Properties
	Schedule 4	Guarantees
	Schedule 5	Intra-Group Retained Agreements
	Schedule 6	Employees
	Schedule 7	Benefit Arrangements

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Schedule 8	Closing
Schedule 9	Local Transfer Documents
Schedule 10	IP Licence
Schedule 11	Allocation and Base Working Capital
Schedule 12	VAT
Schedule 13	Closing statements and Reporting Accountants
Schedule 14	Tax and Intellectual Property
Schedule 15	Warranties and Disclosure
Schedule 16	Accounts
Schedule 17	Transitional Services Agreement
Schedule 18	Conduct of Business
Schedule 19	Commitment Letter
Schedule 20	Senior Employees

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International Share and Business Sale Agreement

THIS AGREEMENT IS MADE BETWEEN:

(1)                 Akzo Nobel N.V., a public limited liability company incorporated under the laws of the Netherlands, with corporate seat in Amsterdam, and whose address is at Strawinskylaan 2555, Amsterdam, the Netherlands (“Seller”),

and

(2)                 Corn Products International, Inc., a corporation organized and existing under the law of Delaware, with its registered office and principal place of business at 5 Westbrook Corporate Center, Westchester, Illinois 60154, United States of America (“Purchaser”).

WHEREAS:

(A)                Seller wishes to sell and procure the transfer of the Group as a going concern to Purchaser, who wishes to acquire the same, on and subject to the terms and conditions set out in this Agreement.

(B)                The Group conducts the business of the research and development into and production, marketing, sale and distribution of specialty starches on a worldwide basis, principally focused on the food industry and also serving papermaking markets and the supply of industrial starch applications.

(C)               Seller and Purchaser entered into the Confidentiality Agreement, pursuant to which certain confidential information relating to the Group was made available to Purchaser and its Representatives.

(D)               Seller’s board of management and supervisory board, and Purchaser’s board of directors have given their approval with respect to the entering into of this Agreement and the transactions contemplated hereby.

IT IS AGREED AS FOLLOWS:

1                           INTERPRETATION

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply throughout:

1.1                 Definitions

Capitalised words, including those used in the preamble of this Agreement, shall have the meanings set out in Schedule 1.

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1.2                 References to persons and companies

References to:

1.2.1                  a person include any individual, company or unincorporated association (whether or not having separate legal personality); and

1.2.2                  a company include any company, corporation, limited liability company, partnership or any legal entity, wherever incorporated or organised.

1.3                 Headings and references to Clauses, Schedules, Parts and Paragraphs

1.3.1                  Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

1.3.2                  A reference in this Agreement to a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; to a Part is to the relevant Part of the relevant Schedule; and to a Paragraph is to the relevant Paragraph of (the relevant Part of) the relevant Schedule.

1.4                 Seller’s Group, Share / Business Sellers, Purchaser’s Group, Share / Business Purchasers

1.4.1                  Any reference in this Agreement to the term “Seller’s Group shall”, shall be interpreted as meaning that Seller shall and/or shall procure that the relevant other members of Seller’s Group shall perform the relevant obligation.

1.4.2                  Any reference in this Agreement to a liability or obligation of a Share Seller, the US Seller or Business Seller shall be deemed to include an obligation on the part of Seller to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

1.4.3                  Any reference in this Agreement to the term “Purchaser’s Group shall”, shall be interpreted as meaning that Purchaser shall and/or shall procure that the relevant other members of Purchaser’s Group shall perform the relevant obligation.

1.4.4                  Any reference in this Agreement to a liability or obligation of a Share Purchaser or Business Purchaser shall be deemed to include an obligation on the part of Purchaser to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

1.5                 Other references

1.5.1                  Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.5.2                  Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

1.6                 Information

References to books, records or other information include books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.7                 Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal

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term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2                           SALE AND PURCHASE

2.1                 Shares; US Interests; Businesses

2.1.1                  On and subject to the terms and conditions of this Agreement, Seller hereby, itself and on behalf of the Share Seller, the US Seller and the Business Sellers, agrees to sell the Group to Purchaser, which hereby, itself and on behalf of the Share Purchasers and the Business Purchasers, agrees to purchase the Group, which sale comprises all of the right, title and interest as at Closing of Seller, the Share Seller, the US Seller and the Business Sellers in and to:

(a)                 the Shares;

(b)                 the US Interests;

(c)                  the Moveable Assets;

(d)                 the Business Inventory;

(e)                  the Business Receivables;

(f)                     the Business Properties (on the terms set out in Schedule 3 (Part 3);

(g)                 the Business Contracts (on the terms set out in Schedule 8 (Part 2);

(h)                 the Business Permits (to the extent that same can lawfully be assigned);

(i)                    the Business Intellectual Property;

(j)                     the Claims (to the extent that same can lawfully be assigned);

(k)                 the Business Books and Records; and

(l)                    the Goodwill;

which, in the case of Clauses 2.1.1(a) and 2.1.1(b), shall be free and clear from all Encumbrances and, in the case of Clauses 2.1.1(c) through 2.1.1(l), shall be free and clear from all Encumbrances other than Permitted Encumbrances.

2.1.2                  Any rights and assets of any member of Seller’s Group (excluding the Group Companies) which are not expressly included in Clause 2.1.1 are excluded from the sale and transfer of the Group pursuant to this Agreement.

2.1.3                  Purchaser shall procure the acceptance, as of Closing, by the relevant Business Purchasers of the transfer and the assumption, due and punctual payment, satisfaction, discharge, performance or fulfilment by the relevant Business Purchasers of all Business Liabilities.

2.2                 Employees and Retirement Benefit arrangements

2.2.1                  Save as provided in Schedule 7, the provisions of Schedule 6 shall apply in respect of the Employees.

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2.2.2                  The provisions of Schedule 7 shall apply in respect of the Retirement Benefit arrangements relating to Relevant Participants.

2.3                 Nomination of other purchasers

2.3.1                  Purchaser has nominated certain wholly owned members of Purchaser’s Group to purchase the Shares, US Interests and Businesses, as set out in Schedule 2 (Part 1) and Schedule 2 (Part 2). Subject to Clause 2.3.2, Purchaser shall be entitled to nominate, at its own cost, by notice to Seller delivered no later than 5 (five) Business Days prior to the Closing Date, one or more other purchasers to purchase the Shares and US Interests, or any part thereof, and/or one or more of the Businesses (and to assume the corresponding Business Liabilities). Schedule 2 (Part 1) and Schedule 2 (Part 2) shall be deemed to be amended accordingly so as to give effect to any such nomination.

2.3.2                  Purchaser may only nominate a wholly owned member of Purchaser’s Group as a purchaser under this Agreement.

2.4                 Singular liability and right to claim

2.4.1                  None of the Share Seller, US Seller or Business Sellers, with the exception of Seller, shall have any liability under this Agreement, it being agreed that Seller shall be fully liable under this Agreement for any breach thereof by, and any obligation of, any of the Share Seller, US Seller or Business Sellers. Only Purchaser may seek recourse against Seller for any such breach or failure to perform any such obligation by Seller, the Share Seller, US Seller or a Business Seller under this Agreement.

2.4.2                  None of the Share Purchasers or Business Purchasers, with the exception of Purchaser, shall have any liability under this Agreement, it being agreed that Purchaser shall be fully liable under this Agreement for any breach thereof by, and any obligation of, any of the Share Purchasers or Business Purchasers. Only Seller may seek recourse against Purchaser for any such breach or failure to perform any such obligation by Purchaser, a Share Purchaser or a Business Purchaser under this Agreement.

2.4.3                  Notwithstanding the provisions of Clauses 2.4.1 and 2.4.2, a third party stipulation (`derdenbeding´) expressly identified as such in this Agreement, shall be for the benefit of and enforceable by the relevant third parties, provided that the Parties exclude the applicability of the articles 6:254, 6:255 and 6:256 of the Netherlands Civil Code.

2.5                 Local Transfer Documents

2.5.1                  At Closing and at any applicable Deferred Closing, Seller and Purchaser shall execute or, as the case may be, shall procure the execution by the relevant members of Seller’s Group and the relevant members of Purchaser’s Group of such agreements, deeds, transfers, conveyances and other documents (in accordance with the applicable local Law and otherwise as may be agreed between Seller and Purchaser) to implement the transfer of the Shares, the US Interests, the Businesses and the Business Assets at such Closing or Deferred Closing, said documents to be substantially in the form of the documents forming part of Schedule 9 or in such other form as the Parties may mutually agree prior to such Closing or Deferred Closing (collectively, the “Local Transfer Documents” and

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individually, a “Local Transfer Document”).

2.5.2                  To the extent that the provisions of a Local Transfer Document are inconsistent with other provisions of this Agreement (which term, for purposes of this Clause 2.5.2 shall exclude all Local Transfer Documents):

(a)                 the said other provisions of this Agreement shall prevail; and

(b)                 Seller and Purchaser shall procure that, so far as permissible under the Laws of the relevant jurisdiction, the provisions of the relevant Local Transfer Document are adjusted to the extent necessary to give effect to the provisions of this Agreement (or, to the extent this is not permissible, Seller shall indemnify, defend and hold harmless Purchaser against all Losses suffered by any member of Purchaser’s Group or, as the case may be, Purchaser shall indemnify, defend and hold harmless Seller against all Losses suffered by any member of Seller’s Group, in either case through or arising from the inconsistency between the Local Transfer Document and the other provisions of this Agreement).

2.5.3                  To the extent that the provisions of a Local Transfer Document are inconsistent with the provisions of any other Local Transfer Document in the same jurisdiction, the provisions of the Local Transfer Document last executed shall prevail, provided that if the relevant Local Transfer Documents are executed on the same day, the provisions of the Local Transfer Document with respect to such jurisdiction appearing first on Schedule 9 shall prevail.

2.5.4                  If there is an adjustment to the payment made on account of the Purchase Price under Clause 7 which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the Laws of the relevant jurisdiction, Seller’s Group shall and Purchaser’s Group shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

2.5.5                  The Parties shall not, and the Parties shall cause their respective Affiliates not to, bring any claim against the other Party or any of its respective Affiliates, as the case may be, in respect of or based upon any Local Transfer Document. The Local Transfer Documents shall not limit any rights or remedies or modify any limitations of liability of the Parties contained in this Agreement.

3                           CONSIDERATION

3.1                 Purchase Price

The purchase price for the Group (the “Purchase Price”) shall be an amount equal to the aggregate of the following amounts:

3.1.1                  the Offer Value; plus

3.1.2                  Working Capital Adjustment for the Group; less

3.1.3                  Net Debt for the Group; less

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3.1.4                  if applicable, the Final DBO Adjustment Amount;

subject to adjustment as set out in Clause 3.5.

3.2                 Payments at Closing

At Closing, an estimate of the Purchase Price (the “Estimated Purchase Price”) equal to the aggregate of the following amounts shall be paid in terms of Clause 6.2.1:

3.2.1                  the Offer Value; plus

3.2.2                  Estimated Working Capital Adjustment for the Group; less

3.2.3                  Estimated Net Debt for the Group.

3.3                 Allocation

The Estimated Purchase Price and the Purchase Price shall be allocated in accordance with Schedule 11 (Part 1) and Seller’s Group shall and Purchaser’s Group shall file all Tax Returns and make all Tax payments in a manner consistent with such allocation.

3.4                 VAT

The consideration given under this Agreement in respect of the sale of the Businesses, the US Interests and the Shares is exclusive of any VAT properly chargeable thereon in respect of which the provisions of Schedule 12 shall apply.

3.5                 Adjustment to Purchase Price

If any payment is made by Seller to Purchaser or by Purchaser to Seller in respect of any claim (i) for any breach of this Agreement (including, for the avoidance of doubt, a breach of a Seller’s Warranty), (ii) pursuant to an indemnity under this Agreement or (iii) pursuant to Clause 7, to the extent permitted by applicable Law the payment shall be made by way of adjustment of that portion of the Purchase Price allocated in Schedule 11 to the particular category of Business Asset or the Shares to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be adjusted by the amount of such payment, provided that to the extent that such an adjustment (i) is less than USD 500,000 (five hundred thousand US dollars) or (ii) would result in the portion of the Purchase Price allocated in Schedule 11 to the particular category of Business Asset being less than USD 1.00 (one US dollar), then, in each case, the amount of such adjustment shall instead be applied as an adjustment to the portion of the Purchase Price allocated in Schedule 11 to the Shares.

4                           CONDITIONS PRECEDENT

4.1                 Conditions

The respective obligations of the Parties to perform the Closing shall be conditional upon satisfaction or waiver of the following Conditions Precedent:

4.1.1                  Either

(a)                 the European Commission:

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(i)                    decides that the Transaction does not give rise to a concentration falling within the scope of the European Council Regulation (EEC) 139/2004 concerning the control of concentrations between undertakings (as amended) (the “EU Regulation”);

(ii)                whether or not conditional, declares the Transaction compatible with the common market under Article 6(1)(b) or, if the European Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(1) or 8(2) of the EU Regulation, or is deemed to have done so under Article 10(6) of the EU Regulation; or

(iii)            refers the Transaction or any part thereof to the authorities of one or more Member States under Article 9(3) of the EU Regulation or is deemed to have done so under Article 9(5) of the EU Regulation:

(A)                and each such authority grants a clearance, whether or not conditional, in respect of all those parts of the Transaction which are referred to it, or is deemed to have granted such a clearance; and

(B)                in respect of all those parts not referred to any authority of any Member State, the requirements of Clause 4.1.1(a)(ii) are satisfied;

or

(b)                 in the event that the Transaction does not constitute a concentration as referred to in Clause 4.1.1(a)(i), and only to the extent that such clearance is required, under mandatory Law, for Closing to take place, the relevant authorities of each of the relevant Member States grant clearance, whether or not conditional, under the Competition Laws for such part of the Transaction which falls under their jurisdiction.

4.1.2                  In the event that under mandatory Law, in order for Closing to take place, the Transaction requires authorisation, approval or clearance from any Governmental Authority of any Non-EU Country under the Competition Laws of such Non-EU Country, including under the HSR Act, either (a) such Governmental Authority grants the required authorisation, approval or clearance, whether or not conditional, or (b) the required authorisation, approval or clearance, is obtained by the expiry or termination of the relevant mandatory waiting period.

4.1.3                  No Governmental Authority that has jurisdiction enacts, issues, promulgates, enforces or enters any Law, judgment, decree or injunction (whether temporary, preliminary or permanent) that is in effect immediately prior to Closing and has the effect of enjoining, restraining, preventing, prohibiting or making illegal this Agreement or the completion of the Transaction.

4.1.4                  Seller is not in breach of its pre-Closing covenants set out in Clauses 5.1 through 5.4, except where such breach does not have a Group Material Adverse Effect.

4.1.5                  No Group Material Adverse Effect occurs between the Signing Date and the first Closing.

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4.2                 Responsibility for satisfaction

4.2.1                  Save as provided in Clause 4.2.2, each of the Parties shall use its reasonable best efforts to ensure satisfaction of and compliance with all of the Conditions Precedent.

4.2.2                  Notwithstanding Clause 4.2.1, Purchaser shall:

(a)                 as soon as practicable, and in any event no later than twenty (20) Business Days after the Signing Date, prepare and file with the Governmental Authorities the notices and applications necessary to (i) satisfy the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 and (ii) obtain all other Anti-trust Approvals, provided that Seller has the right to approve the same (such approval not to be unreasonably withheld, conditioned or delayed), and provided further that Seller and Purchaser together file, with the United States Federal Trade Commission and United States Department of Justice the notification and report form, if any, required for the Transaction under the HSR Act;

(b)                 supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority in connection with (i) any of the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 or (ii) any other Anti-trust Approvals, provided that, with respect to any written submission, information or documentary materials, Seller has the right to approve the same (such approval not to be unreasonably withheld, conditioned or delayed); and

(c)                  take promptly any and all steps necessary to avoid or eliminate each and every impediment to, and procure as soon as practicable, the fulfilment of the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 and the obtaining of all other Anti-trust Approvals by no later than 31 December 2010 (the “Outside Date”) or, with respect to any Non-Material Business or Non-Material Group Company, 30 June 2011, including by (i) taking or giving to the competent Governmental Authorities a binding undertaking to take any action that may be necessary or appropriate in order to obtain clearance of the Transaction (including by agreeing to sell, lease, license or otherwise dispose of, or to hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets, rights, product lines, licenses, categories of any assets or businesses or other operations, or interests therein, of Purchaser or its subsidiaries, including the shares, properties and all other assets to be acquired (directly or indirectly) by Purchaser hereunder, and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, that may be required by any relevant Governmental Authority) or (ii) duly and promptly complying with any condition that any relevant Governmental Authority may impose or require to approve the consummation of the Transaction and that cannot be resisted in accordance with the terms of this Agreement. For the avoidance of doubt, Purchaser shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of any Governmental Authority with respect to any Competition Laws, (y) no decree, decision, judgment, injunction, temporary restraining order or any other order

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in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law, would preclude consummation of the Transaction by the Outside Date.

4.2.3                  Purchaser shall bear all filing fees and other costs (excluding Seller’s attorneys’ fees) incurred in relation to any Anti-trust Approval.  Purchaser shall also bear all costs, penalties and fines resulting from not seeking to obtain Anti-trust Approval in any jurisdiction where it is determined that filing should have taken place, provided that Seller shall be responsible for any such costs, penalties and fines to the extent that information provided by it in connection with the Parties’ analysis of filing obligations in any such jurisdiction was inaccurate and resulted in such costs, penalties and fines.

4.2.4                  Without prejudice to Clause 4.2.2, Seller and Purchaser shall:

(a)                 promptly cooperate with and provide all necessary information and assistance required by any Governmental Authority in connection with the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 and in connection with any other Anti-trust Approvals, upon being requested to do so by the other Party; and

(b)                 promptly inform the other Party of any communication received from, or given by it to, any Governmental Authority with respect to any of the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 and in connection with any other Anti-trust Approvals.

4.2.5                  Notwithstanding the foregoing provisions of this Clause 4.2, except in accordance with Clause 6.5, neither Seller nor any other member of Seller’s Group shall have any obligation to hold separate or divest any assets, rights, product lines, licenses, categories of assets or businesses or other operation, or interests therein, of Seller or any other member of Seller’s Group.

4.2.6                  Without prejudice to Clauses 4.2.2(c) and 4.2.4, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging the Transaction (or any part thereof), each Party shall co-operate in all respects with the other Party and use its reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction (or any part thereof).

4.3                 (Non-)Satisfaction/Waiver

4.3.1                  As soon as reasonably practicable, but in any event within two (2) Business Days of becoming aware of the same:

(a)                 each Party shall give notice to the other Party of the satisfaction of any of the Conditions Precedent set out in Clause 4.1.1 or 4.1.2; and

(b)                 each Party shall give notice to the other Party of any development that would be reasonably likely to result in the non-satisfaction of any of the Conditions Precedent.

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4.3.2                  The Conditions Precedent set out in Clauses 4.1.1, 4.1.2 and 4.1.3 may only be waived if waived by both Parties, and the Conditions Precedent set out in Clauses 4.1.4 and 4.1.5 may only be enforced or waived by Purchaser, provided that the occurrence of a Closing shall be deemed to be a waiver of each Condition Precedent other than any Deferred Condition.

4.3.3                  Subject to Clause 6.5, if:

(a)                 the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 are not satisfied or waived with respect to the USA, Germany, Canada, Thailand or the UK on or before the Outside Date, then Seller may in its sole discretion,

(b)                 the Condition Precedent set out in Clause 4.1.3 is not satisfied or waived on or before the Outside Date, then each Party may in its sole discretion,

(c)                  the Condition Precedent set out in Clause 4.1.4 is not satisfied or waived on or before the Outside Date, then Purchaser may in its sole discretion,

(d)                 the Condition Precedent set out in Clause 4.1.5 is not satisfied or waived at any time before the Outside Date, then Purchaser may in its sole discretion, or

(e)                  any Governmental Authority of competent jurisdiction enacts, issues, promulgates, enforces or enters any non-appealable judgement, decree or injunction permanently enjoining, restraining, preventing or otherwise prohibiting or making illegal this Agreement or the completion of the Transaction (or any part thereof), then each Party may in its sole discretion, in addition to and without prejudice to all other rights or remedies available, terminate this Agreement by notice to the other Party, provided that the right to terminate this Agreement pursuant to Clause 4.3.3(a), (b) or (e) shall not be available to any Party whose failure to fulfil any of its obligations under this Agreement has been the cause of the event or condition giving rise to such termination right. In addition, the Parties may terminate this Agreement by mutual written consent. Clauses 1, 13 and 14.2 through 14.16 shall survive any termination of this Agreement.

5                           PRE-CLOSING COVENANTS

5.1                 Conduct of business

Seller undertakes to procure that between Signing and Closing the relevant members of the Seller’s Group, and between the Closing Date and any Deferred Closing, the applicable Business Seller (with respect to the relevant Non-Material Business) and/or each relevant Non-Material Group Company, shall carry on the Operations as a going concern in the ordinary course, consistent with past practice, and, in relation thereto, shall, to the extent permitted by Law (including Competition Laws), comply with the specific limitations and prohibitions set out in Schedule 18 (Part 1). Notwithstanding these specific limitations and prohibitions, the relevant members of Seller’s Group shall have the right to take the actions described in Schedule 18 (Part 2).

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5.2                 Access to Operations

5.2.1                  Subject to Clause 5.2.2, Seller shall procure that, until the Closing Date or, if applicable and earlier, termination of this Agreement, the Business Sellers and the Group Companies give Purchaser and its Representatives, upon reasonable notice to Seller, reasonable access during normal working hours to the premises, Employees, accountants, Properties and books and records of or relating to the Operations to the extent necessary for Purchaser to ensure the transfer of the Group in an efficient and timely manner at Closing and to begin transition planning without unreasonable interference or interruption, and to the extent permitted by competition Laws, Seller shall provide to Purchaser and its Representatives copies of any A.T. Kearney work product with respect to the Operations.

5.2.2                  Purchaser shall not have any right to any such access in any manner or to any extent as:

(a)                 would be contrary to any applicable Law (including Competition Laws); or

(b)                 would reasonably be likely to cause undue disruption to the relevant Operations or their management.

5.3                 Intra-group agreements

5.3.1                  Seller covenants that, except as expressly set out in this Agreement or otherwise agreed by the Parties, all existing agreements and arrangements (except for the Intra-Group Retained Agreements) between one or more members of Seller’s Group (excluding the Group Companies) on the one hand and one or more Group Companies on the other hand shall be, prior to or at Closing, terminated or amended to remove any such Group Company as a party thereto, in each case without any direct or contingent liability or obligation to such Group Company, except to the extent reflected in the calculation of Net Debt and as contemplated by Clause 7.2.3.

5.3.2                  Except as otherwise provided in this Agreement, subject to Closing, neither Seller nor Purchaser shall knowingly take or omit to take any action, which would reasonably be likely to result in  any member of Seller’s Group or Purchaser’s Group, as applicable, being relieved of or unable to perform its obligations under any Intra-Group Retained Agreement.

5.3.3                  Prior to the Closing Date, Seller and Purchaser shall negotiate in good faith to review the Surface Chemistry Agreement and seek to agree a mutually acceptable amendment to it.  If such an amendment to the Surface Chemistry Agreement is not agreed by the Closing Date, then Seller and Purchaser shall cause their relevant Affiliates to execute an amendment agreement to the Surface Chemistry Agreement to the effect that:

(a)                    neither Seller nor any Affiliate of Seller shall have any right under the Surface Chemistry Agreement to restrict in any way any member of the Purchaser’s Group (including the US Company) from directly or indirectly (i) developing, manufacturing, selling, distributing or otherwise supplying Specialty Starches for use for or to any person outside the Seller’s Group for use in any Customer Field or (ii) conducting any research with any person outside the Seller’s Group that produces products in any Customer Field;

(b)                   neither Purchaser nor any Affiliate of Purchaser shall have any right under the

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Surface Chemistry Agreement to directly or indirectly (i) require in any way any member of the Seller’s Group (including Akzo Nobel Surface Chemistry LLC) to purchase Specialty Starch from any member of the Purchaser’s Group (including the US Company) or (ii) restrict any member of the Seller’s Group (including Akzo Nobel Surface Chemistry LLC) from conducting any research in the Customer Field with any person that produces Specialty Starches; and

(c)                    the obligation of the relevant member of the Purchaser’s Group (including the US Company) to supply the relevant products under the Surface Chemistry Agreement in any one consecutive period of 12 (twelve) months shall not exceed 110% (one hundred and ten percent) of the volume of products delivered in the 12 (twelve) months immediately preceding the Closing Date.

5.4                 Estimated Statements

5.4.1                  Subject to Clause 6.5, no later than 3 (three) Business Days prior to the date set pursuant to Clause 6.1.1 for Closing, Seller shall deliver to Purchaser the Estimated Net Debt Statements and the Estimated Working Capital Statements for each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary) and each relevant Business.

5.4.2                  Each Estimated Working Capital Statement shall be drawn up in the form set out in Schedule 13 (Part 1) and each Estimated Net Debt Statement shall be drawn up in the form set out in Schedule 13 (Part 2).

5.4.3                  Any amounts included in the determination of any Estimated Net Debt Statement or any Estimated Working Capital Statement in currencies other than USD shall be translated into USD at the exchange rates as reasonably determined by Seller at the date of drawing up the Estimated Net Debt Statements.

5.4.4                  The Estimated Net Debt Statements and the Estimated Working Capital Statements shall for purposes of the calculation and allocation of the Estimated Purchase Price not be subject to review by Purchaser and shall be final and binding on the Parties.

5.5                 Financial Statements

5.5.1                  In the period prior to the Closing Date, subject to Clause 5.5.2, (a) Seller shall deliver to Purchaser, in respect of each fiscal quarter that falls between April 1, 2010 and the Closing Date, within 9 weeks after the end of such fiscal quarter, an unaudited statement of acquired assets and liabilities of the Group as of the end of such fiscal quarter, and related unaudited statements of operating activities and identifiable cash flows of the Group for such quarter and for the period from 31 December 2009 through the end of such quarter, prepared in accordance with IFRS and consistent with the preparation of the Accounts (the “Financial Statements”), which Financial Statements, for the avoidance of doubt, shall be limited to the aforesaid three primary statements, reviewed but not audited, and shall not be required to contain any other information normally contained in a report prepared under IAS 34 other than customary footnotes necessary for interim financial statements; and (b) at Purchaser’s cost and expense, Seller shall reasonably cooperate and shall procure that

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the Group’s management reasonably cooperates with Purchaser in a timely manner as reasonably requested by Purchaser in connection with Purchaser’s preparation of pro forma financial information in respect of the Group as required by Regulation S-X under the Securities Act and the filing of the necessary financial statements and pro forma financial information with the SEC, including using reasonable efforts to obtain from Seller’s accountants relevant consent letters necessary in connection with the foregoing.

5.5.2                  Except as expressly set out in the foregoing provisions of this Clause 5.5: (a) filing financial statements of the Group with the SEC pursuant to the requirements of Regulations S-K and S-X or other requirements is the sole responsibility of Purchaser; (b) in no event shall Seller or any Group Company or any of their Affiliates or Representatives be liable to Purchaser for any failure of the Financial Statements to comply with the requirements of Regulations S-K and S-X or to be prepared prior to expiry of a period of 71 (seventy-one) days after the date on which the Purchaser’s Form 8-K reporting the Closing must be filed with the SEC, except to the extent that any such failure directly results from a breach by Seller of its obligations under Clause 5.5.1, in which event, as Purchaser’s sole and exclusive remedy, Purchaser shall have the right to repayment by Seller of all amounts paid by Purchaser to Seller under Clause 5.5.1; (c) Purchaser shall reimburse Seller or any Group Company, promptly upon request, for any out-of-pocket expenses incurred by Seller or any Group Company or any of their Affiliates or Representatives relating to their actions taken pursuant to and in accordance with this Clause 5.5, including out-of-pocket expenses incurred in connection with the preparation of the Financial Statements; and (d) except as set out in Clause 6.1.1, Purchaser shall not be entitled to, and shall not directly or indirectly attempt to, delay Closing pending the provision of any of the financial statements contemplated by any of the provisions of this Clause 5.5.

5.6                 Cooperation in respect of Financing

5.6.1                  Subject to Clause 5.6.2, at the request, cost and expense of Purchaser, prior to the Closing Seller’s Group shall cooperate reasonably, and shall request its Representatives to reasonably cooperate, in connection with the financing to be obtained by Purchaser under the Commitment Letter and/or any equity, debt or other securities issuance to refinance or replace all or any part of such financing (together, the “Financing”), in each case for the purchase of the Group pursuant to this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing management or operations of the Group, or require travel or demands on the time of management or employees that in the view of Seller is unreasonably disruptive to the management or operations of the Group), including (a) furnishing pertinent information regarding the Group as may be reasonably requested by Purchaser, (b) participating in a reasonable number of meetings, presentations and sessions with rating agencies and (c) using reasonable efforts to obtain accountants’ comfort letters and accountants’ consents as reasonably requested by Purchaser.

5.6.2                  The obligations of Seller under this Clause 5.6 shall be limited as follows: (i) arrangement of the Financing is the sole responsibility of Purchaser, (ii) Seller and its Representatives

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shall not be required to enter into any agreements or incur any Liabilities in respect of the Financing, none of the Group Companies or their respective Affiliates and Representatives shall be required to incur any Liabilities in respect of the Financing prior to Closing, and Purchaser shall indemnify and hold harmless each of Seller, the Group Companies and their respective Representatives for and against any Losses arising from or relating to their involvement or cooperation in connection with the Financing and any information utilized in connection therewith, including under any securities Law, provided that the foregoing provisions of this Clause 5.6.2(ii) shall be without prejudice to any claim by Purchaser for breach of the Seller’s Warranties or Seller’s obligations under this Agreement, (iii) Purchaser shall reimburse Seller or any Group Company, promptly upon request, for any out-of-pocket expenses incurred by Seller or any Group Company or any of their Affiliates or Representatives relating to their cooperation in connection with the Financing; (iv) none of Seller, any Group Company or any Representative of them shall have any obligation to meet or participate in any meetings with any potential lender, investor or member of a banking syndicate, in a manner that would unreasonably interfere with the operation of Seller’s or any Group Company’s business, (v) nothing in this Clause 5.6 shall be deemed to permit or require the disclosure of information that would otherwise be prevented under Clause 13 (Confidentiality); (vi) obtaining the Financing, and cooperation by Seller, the Group Companies and their Representatives in obtaining the Financing, is not a condition to the obligations of Purchaser hereunder and (vii) except as set out in Clause 6.1.1, Purchaser shall not be entitled to, and shall not directly or indirectly attempt to, delay Closing in order to draw amounts under any debt facility or to arrange any equity, debt or other securities issuance to refinance or replace all or any part of the bridge facility referred to in the Commitment Letter.

6                           CLOSING

6.1                 Date and place

6.1.1                  Subject to Clause 6.5 and to the satisfaction (or waiver under Clause 4.3.2) of each of the Conditions Precedent, Closing shall take place at 11.00 CET on the date that is the later of (a) the fifth Business Day after satisfaction or waiver of each Condition Precedent (other than those Conditions Precedent that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of those Conditions Precedent) and (b) the date that is 4 (four) weeks after Seller delivers the Financial Statements last due pursuant to Clause 5.5 (or such earlier date as may be specified in writing by Purchaser at least 2 (two) Business Days prior thereto), unless another date and time is agreed to by the Parties in writing.

6.1.2                  Notwithstanding the period of 4 (four) weeks after the delivery by Seller of the Financial Statements pursuant to Clause 5.5 not having lapsed, at the election of Seller, the date for Closing shall be determined under Clause 6.1.1(a) (without regard to Clause 6.1.1(b)), provided that in such event, in the event that Purchaser, for purposes of paying to Seller the Closing Payment Amount, makes use of its bridge financing facility under the

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Commitment Letter,  Seller shall pay Purchaser at Closing an amount in cash equal to USD 14,800,000 (fourteen million eight hundred thousand US dollars).  For the avoidance of doubt, amounts paid by Seller pursuant to this Clause 6.1.2 shall not be treated as adjustments to the Purchase Price pursuant to Clause 3.5, to the extent permitted by Law.

6.1.3                  Closing shall take place in Amsterdam, the Netherlands, at the offices of Seller’s Lawyers or at such other location as the Parties may agree to in writing.

6.2                 Payment of Closing Payment Amount and Closing events

6.2.1                  Subject to Clause 6.2.2, Purchaser shall pay the aggregate of the Estimated Purchase Price and the Estimated Intra-Group Indebtedness (the “Closing Payment Amount”) to bank account number 69.32.13.876 (a designated account, ‘kwaliteitsrekening’) in the name of the offices of the Notary, on the Business Day before and with value per the Closing Date, which amount shall be held for Purchaser until execution of the notarial deed of transfer of the Shares under Paragraph 2 of Schedule 8 (Part 1), after which the Notary shall hold the Estimated Purchase Price on behalf of Seller and pay said amount in accordance with Seller’s instructions.

6.2.2                  In the event that Purchaser uses its Committed Financing Facility for the payment of the Estimated Purchase Price, then Purchaser shall procure that the Closing Payment Amount is paid to bank account number 69.32.13.876  (a designated account, ‘kwaliteitsrekening’), in the name of the offices of the Notary before 11:00 CET on the Closing Date and with value per the Closing Date, which amount shall be held for Purchaser until execution of the notarial deed of transfer of the Shares under Paragraph 2 of Schedule 8 (Part 1), after which the Notary shall hold the Estimated Purchase Price on behalf of Seller and pay said amount in accordance with Seller’s instructions.

6.2.3                  At Closing, the Parties shall procure that those of the obligations set out in Schedule 8 (Part 1) for which they are respectively responsible, are performed for the transfer of the Shares, the US Interests, the Business Assets and the Business Liabilities, provided that if Seller does not deliver one of the certificates as set out in Paragraphs 1(a)(ii) and 1(a)(iii) of Schedule 8 (Part 1) and, if applicable, the undertaking described in Paragraph 1(a)(iii) of Schedule 8 (Part 1),  Purchaser shall be relieved of its obligations to perform the Closing and shall be entitled, as its sole and exclusive remedy, by notice served on or after the date set for Closing in Clause 6.1, to terminate this Agreement (save that Clauses 1, 13 and 14.2 through 14.16 shall survive termination), in which event the Parties shall forthwith take all such action as is necessary to reverse any action already taken under Clause 6.2 or 6.3 or Schedule 8 (Part 1).

6.3                 Repayment of Estimated Intra-Group Indebtedness

6.3.1                  The payment of the Estimated Intra-Group Indebtedness as part of the Closing Payment Amount shall be deemed to be payment (a) by Purchaser (made on behalf of the relevant Group Companies) to Seller (received on behalf of the relevant members of Seller’s Group (excluding the Group Companies)) of the Estimated Intra-Group Payables, and (b)  by Seller (made on behalf of the relevant members of Seller’s Group (excluding the Group

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Companies)) to Purchaser (received on behalf of the relevant Group Companies) of the Estimated Intra-Group Receivables.

6.3.2                  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sum of the Estimated Cash Balances and the Estimated Intra-Group Receivables (net of Estimated Intra-Group Payables) exceeds USD 50,000,000 (fifty million US dollars) in aggregate (such excess, the “Excess Cash Amount”), the payment obligation under this Agreement in respect of the Excess Cash Amount shall become due, without deduction or set-off (subject to the proviso set out below) 90 (ninety) days after the Closing Date (or such other date as may be agreed to in writing by the Parties), provided that the Excess Cash Amount shall be reduced by any out-of-pocket expenses reasonably incurred by the relevant members of Purchaser’s Group and any Taxes incurred by the relevant members of Purchaser’s Group in respect of the extraction of any portion of the Excess Cash Amount (it being understood, for the avoidance of doubt, that such Taxes shall include those Taxes incurred by the relevant members of Purchaser’s Group in respect of the distribution of any portion of the Excess Cash Amount (i) from the relevant Group Company to the Company, (ii) from the Company to the relevant Share Purchaser and (iii) from the relevant Share Purchaser to Purchaser). Purchaser shall take reasonable steps to eliminate or reduce the Taxes described in the proviso to the preceding sentence and shall take into consideration any suggestions made by Seller in relation thereto

6.4                 Breach of Closing obligations

Subject to Clause 6.5, if any Party breaches any material obligation in Clauses 6.2 or 6.3 or Schedule 8 (Part 1) in relation to Closing, Purchaser, in the case of breach by Seller, or Seller, in the case of breach by Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by notice served on or after the Closing Date:

6.4.1                  to terminate this Agreement (save that Clauses 1, 13 and 14.2 through 14.16, and this Clause 6.4.1 shall survive termination), in which event the Parties shall forthwith take all such action as is necessary to reverse any action already taken under Clause 6.2 or 6.3 or Schedule 8 (Part 1);

6.4.2                  to effect Closing so far as practicable having regard to a default or defaults which have occurred; or

6.4.3                  to set a new date for Closing (not being more than 20 (twenty) Business Days after the previously set date for Closing) in which case the provisions of Clauses 6.2, 6.3 and 6.4 and Schedule 8 (Part 1) shall apply to Closing as so deferred.

6.5                 Deferred Closing

In the event that the Conditions Precedent have been satisfied or waived (other than those Conditions Precedent the satisfaction of which is to be determined at Closing), save for either of the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 (each a “Deferred Condition”), then, if such Deferred Condition relates to a jurisdiction other than the USA, Germany, Canada, Thailand or the UK (any such other jurisdiction, a “Deferred Jurisdiction”), then:

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6.5.1                  subject to Clause 6.5.2, Closing shall proceed in accordance with the terms of Clauses 6.1, 6.2 and 6.3 in respect of the Shares, US Interests and all other Businesses (other than those relating to the Deferred Jurisdictions) as if the Deferred Conditions were not Conditions Precedent to said Closing;

6.5.2                  if a Deferred Jurisdiction relates to any Group Company outside the USA, Germany, Canada, Thailand or the UK (each, a “Non-Material Group Company”), Seller shall procure that, to the extent reasonably practicable, all of the shares of each such Non-Material Group Company are transferred directly or indirectly from the Company to another member of Seller’s Group (excluding the Group Companies) (the “Interim Holdco”) as soon as reasonably practicable and, at 11.00 CET on the fifth Business Day after completion of such transfer(s), Closing in respect of the Shares, US Interests and all other Businesses (other than those relating to such Deferred Jurisdiction) shall proceed in accordance with the terms of Clause 6.5.1;

6.5.3                  notwithstanding there being one or more Deferred Jurisdictions, the full amount of the Estimated Purchase Price shall be paid at the first Closing;

6.5.4                  Closing in respect of each Deferred Jurisdiction (each, a “Deferred Closing”) shall take place at 11.00 CET on the first Business Day of the month following the month in which notification of the satisfaction or waiver of the Deferred Conditions relating to the Deferred Jurisdiction occurs and shall take place in Amsterdam, the Netherlands, at the offices of Seller’s Lawyers, or at such other location, time or date as may be agreed between Seller and Purchaser and the Parties shall take the relevant actions described in Clauses 2.5.1 and 6.2.3;

6.5.5                  as soon as reasonably practicable after each Deferred Closing and subject to Paragraph 2.1(vii) of the Tax Indemnity, the Parties shall account to each other in respect of the Business outside of the USA, Germany, Canada, Thailand or the UK (each, a “Non-Material Business”) and/or Non-Material Group Company to which the Deferred Closing relates in order to place each Party in the financial position (including in respect of Taxes, but excluding in respect of the time value of money) in which it would have been in respect thereof had the Deferred Closing occurred on the Closing Date, it being agreed that, subject to the occurrence of the Deferred Closing, the risk and benefit in respect of such Non-Material Business and/or Non-Material Group Company shall be deemed to have passed to Purchaser at the Effective Time;

6.5.6                  without detracting from the Parties’ obligations under Clause 4.2, if any of the Deferred Conditions has not been satisfied or waived on or before the date that is 6 (six) months after the Outside Date, Seller and Purchaser shall consult in good faith and appoint an independent trustee who shall be instructed to procure the sale of any affected assets (the “Non-Cleared Assets”) to a third party. In procuring such sale, Purchaser and Seller shall act in good faith and in accordance with their respective reasonable requirements.  Purchaser and Seller agree that such sale shall be conducted by the independent trustee, who shall be instructed to sell within a period of no longer than six (6) months, the Non-Cleared Assets, to a third party on the best price and other terms reasonably available.

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Seller shall have no liability to Purchaser in relation to the price obtained for such sale (other than set out below) or in relation to any other term or condition of such sale, and shall not in any circumstances act as a trustee or fiduciary for Purchaser.  Purchaser shall be entitled to receive within 3 (three) Business Days after the completion of such sale the proceeds of the sale of any Non-Cleared Assets (net of any Taxes, fees and expenses including the fees and expenses of the independent trustee, arising in connection with such sale);

6.5.7                  the Parties shall co-operate to ensure that, until the Deferred Closing occurs in respect of, or Clause 6.5.6 becomes applicable to, a Deferred Jurisdiction, services and commercial relations between, on the one hand, the Group Companies and Businesses in respect of which Closing does take place, and, on the other hand, the Non-Material Group Companies and Non-Material Businesses, are maintained and rendered in the ordinary course of business;

6.5.8                  nothing in this Agreement shall be interpreted or implemented in any manner that would require the Parties to violate any Competition Laws, and the operation of any other provision of this Agreement shall not permit the transfer to Purchaser or any Affiliate thereof (including any Group Company directly or indirectly owned by Purchaser following the Closing) of a Non-Cleared Asset or any beneficial interest therein unless and until the Conditions Precedent set out in Clauses 4.1.1 and 4.1.2 have been fulfilled insofar as is required to allow such asset to be lawfully and validly transferred to Purchaser or such Affiliate;

6.5.9                  Clauses 6.2.3 and 6.4 shall apply mutatis mutandis to this Clause 6.5, provided that any termination of this Agreement shall only apply to the extent relating to those Deferred Jurisdictions in respect of which no Deferred Closing has occurred by date of such termination; and

6.5.10           all Tax costs incurred by Seller’s Group in connection with any restructuring actions taken pursuant to Clause 6.5.2 to procure the effecting of any Deferred Closing shall be shared equally between Purchaser and Seller, and before effecting any such restructuring actions, Seller shall consult with Purchaser as to the estimated Tax costs which Seller expects to be incurred by Seller’s Group in connection with such restructuring actions. Seller shall take reasonable steps to eliminate or reduce such Tax costs and shall take into consideration any suggestions made by Purchaser in relation thereto.

7                           POST-CLOSING ADJUSTMENTS

7.1                 Working Capital Statements and Net Debt Statements

7.1.1                  Within 40 (forty) Business Days after the Effective Time, Seller shall prepare and deliver to Purchaser:

(a)                 a draft of the Working Capital Statement for each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary) and each relevant Business in the form set out in

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Schedule 13 (Part 1); and

(b)                 a draft of the Net Debt Statement for each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary) in the form set out in Schedule 13 (Part 2).

7.1.2                  Each Working Capital Statement and Net Debt Statement shall be prepared in accordance with Schedule 13 (Part 3).

7.1.3                  The draft Working Capital Statements and draft Net Debt Statements shall be delivered to Purchaser at the same time, it being further agreed that:

(a)                 in the event that Purchaser disagrees with any draft Working Capital Statement or draft Net Debt Statement, Purchaser shall within 30 (thirty) Business Days after receipt thereof, deliver notice of such disagreement to Seller, such notice (the “Notice of Disagreement”) to specify (i) each line item in the relevant draft statement(s) with which Purchaser disagrees, including the amount of the adjustment required by Purchaser to be made in respect of such line item, and (ii) in reasonable detail, the reason for Purchaser’s disagreement in respect of each such line item, provided, however, that Purchaser shall not deliver a Notice of Disagreement unless the adjustments identified therein would result in a change to the aggregate Working Capital and Net Debt of the Group in an amount no less than USD 2,000,000 (two million US dollars);

(b)                 if Purchaser does not deliver a Notice of Disagreement in terms of Clause 7.1.3(a), the draft Working Capital Statements and draft Net Debt Statements shall be final and binding on Seller (and each relevant other member of Seller’s Group) and Purchaser (and each relevant other member of Purchaser’s Group) for all purposes;

(c)                  if Purchaser delivers a Notice of Disagreement in terms of Clause 7.1.3(a), then:

(i)                    at the election of Seller each line item in the draft Working Capital Statements and draft Net Debt Statements in respect of which Purchaser does not deliver a Notice of Disagreement in accordance with Clause 7.1.3(a), shall be final and binding on Seller (and each other member of Seller’s Group) and Purchaser (and each other member of Purchaser’s Group) for all purposes, provided that Seller shall, by notice to Purchaser within 10 (ten) Business Days after the delivery of a Notice of Disagreement, be entitled to place such other line items in dispute as are directly related to the line items placed in dispute by Purchaser under the Notice of Disagreement; and

(ii)                Seller and Purchaser shall attempt in good faith to reach agreement in respect of those line items in the relevant draft Working Capital Statement(s) and/or draft Net Debt Statement(s) in respect of which Purchaser has thus given Notice of Disagreement or Seller has provided notice to Purchaser pursuant to Clause 7.1.3(c)(i), provided that if Seller and Purchaser do not reach such agreement within 20 (twenty) Business Days after the later of the delivery of the Notice of Disagreement, or Seller’s notice pursuant to Clause 7.1.3(c)(i),

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Seller or Purchaser may by notice to the other require that those line items in the relevant draft Working Capital Statement(s) and/or draft Net Debt Statement(s) (A) that have been properly specified in Purchaser’s Notice of Disagreement in accordance with Clause 7.1.3(a) or Seller’s notice pursuant to Clause 7.1.3(c)(i), or (B) that have not become final and binding pursuant to Clause 7.1.3(c)(i), and in each case have not subsequently been agreed upon between Seller and Purchaser within the aforesaid 20 (twenty) Business Days (each a “Disputed Item”), be referred to the Reporting Accountants in the terms of Schedule 13 (Part 4).

7.1.4                  In order to enable the preparation and determination of the Working Capital Statements and Net Debt Statements, Purchaser shall procure the keeping up-to-date and, subject to reasonable notice, making available to Seller’s Representatives during normal office hours of all books and records relating to the Group to the extent relevant to the preparation and determination of the Working Capital Statements and the Net Debt Statements, and co-operate with them with regard to the preparation and determination of the Working Capital Statements and Net Debt Statements. Purchaser’s Group shall, in so far as it is reasonable to do so, make available the employees of the Group to assist Seller in the performance of Seller’s duties and exercise of Seller’s rights under this Clause 7.1.

7.1.5                  In order to enable Purchaser to evaluate the draft Working Capital Statements and Net Debt Statements, Seller shall provide Purchaser’s Representatives with reasonable detailed support for the underlying information and basis of preparation of the Working Capital Statements and Net Debt Statements and co-operate with Purchaser’s Representatives with regard to the review and evaluation thereof.

7.2                 Adjustments to Purchase Price and repayment of Intra-Group Indebtedness

7.2.1                  Working Capital

In respect of each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary) and each relevant Business:

(a)                 if its Working Capital Adjustment reflected in the relevant Working Capital Statement is less than its Estimated Working Capital Adjustment, Seller, on behalf of the Share Seller, US Seller or Business Seller, as the case may be, shall repay to Purchaser, acting on behalf of the relevant Share Purchaser or Business Purchaser, an amount equal to such deficit; or

(b)                 if its Working Capital Adjustment reflected in the relevant Working Capital Statement exceeds its Estimated Working Capital Adjustment, Purchaser, on behalf of the relevant Share Purchaser or Business Purchaser, as the case may be, shall pay Seller, acting on behalf of the Share Seller, US Seller or Business Seller, an amount equal to such excess.

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7.2.2      Net Debt

In respect of each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary):

(a)      to the extent that its Net Debt reflected in the relevant Net Debt Statement exceeds the relevant Estimated Net Debt, Seller shall have a payment obligation to Purchaser in an amount equal to such excess; or

(b)      to the extent that its Net Debt reflected in the relevant Net Debt Statement is less than the relevant Estimated Net Debt, Purchaser shall have a payment obligation to Seller in an amount equal to such deficit.

7.2.3      Intra-Group Indebtedness

In respect of each Group Company:

(a)      to the extent that the amount of any Intra-Group Payable is less than the amount of the Estimated Intra-Group Payable, Seller shall have an obligation to pay, on behalf of the relevant member of the Seller’s Group, to Purchaser, acting on behalf of the relevant Group Company, an amount equal to such deficit;

(b)      to the extent that the amount of any Intra-Group Payable exceeds the amount of the Estimated Intra-Group Payable, Purchaser shall have an obligation to pay, on behalf of the relevant Group Company, to Seller, acting on behalf of the relevant member of the Seller’s Group, an amount equal to such excess;

(c)      to the extent that the amount of any Intra-Group Receivable is less than the amount of the Estimated Intra-Group Receivable, Purchaser shall have an obligation to pay, on behalf of the relevant Group Company, to Seller, acting on behalf of the relevant member of the Seller’s Group, an amount equal to such deficit; and

(d)      to the extent that the amount of any Intra-Group Receivable exceeds the amount of the Estimated Intra-Group Receivable, Seller shall have an obligation to pay, on behalf of the relevant member of the Seller’s Group, to Purchaser, acting on behalf of the relevant Group Company, an amount equal to such excess.

7.2.4      Interest

Any payment to be made in accordance with this Clause 7.2 shall include interest thereon calculated from the day after the Effective Time to the day of payment, both days inclusive, at the Interest Rate.

7.2.5      Payment

(a)      The due date for any payment to be made under this Clause 7.2, shall be the 5th (fifth) Business Day after the relevant Net Debt Statement or the relevant Working Capital Statement, as the case may be, has been finally determined in accordance with Clause 7.1.3.

(b)      All payments (including interest payments) made under this Clause 7.2 (excluding Clause 7.2.3) shall be made on account of the Purchase Price and the allocation of the Purchase Price shall be adjusted in accordance with Schedule 11 (Part 1).

(c)      To the extent legally permissible, the payment obligations and payments to be made

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pursuant to this Clause 7.2, shall be aggregated and discharged by way of set-off.

8         POST-CLOSING OBLIGATIONS

8.1      Indemnity against Group Liabilities

Subject to Closing and Clause 8.2, and save to the extent otherwise provided in this Agreement, Purchaser shall indemnify, defend and hold harmless Seller and, as an irrevocable third party stipulation (`derdenbeding´), each member of Seller’s Group against:

8.1.1      all Group Liabilities;

8.1.2      any Losses which any member of Seller’s Group may suffer by reason of it taking any reasonable action to avoid, resist or defend any Liability referred to in Clause 8.1.1;

it being agreed that Clause 11, shall apply mutatis mutandis, to any claim by a member of Seller’s Group under this Clause 8.1.

8.2      Indemnity against Excluded Liabilities

Seller shall indemnify and hold harmless Purchaser and, as an irrevocable third party stipulation (‘derdenbeding’), each member of Purchaser’s Group (including each Group Company, each Business Purchaser and each Share Purchaser) against:

8.2.1      all Excluded Liabilities; and

8.2.2      subject to Clause 11, any Losses that any member of Purchaser’s Group may suffer by reason of it taking any reasonable action to avoid, resist or defend any Excluded Liability.

8.3      Release of Guarantees

8.3.1      Purchaser shall procure, with effect from Closing or as soon as practicable thereafter, the release of Seller and any other member of Seller’s Group (excluding the Group Companies) from any (joint and/or several) Guarantees given by, assumed by or binding upon Seller or any other member of Seller’s Group in relation to any of the Business Liabilities). or any of the Liabilities of the Group Companies (other than any Excluded Liabilities or any Liabilities (including any Liability for Tax) for which Seller is liable under an indemnity set out in this Agreement), provided that Seller shall procure that the relevant member of Seller’s Group shall reimburse Purchaser (or the relevant member of Purchaser’s Group) for any transaction costs initially incurred by Purchaser in excess of USD 500,000 (five hundred thousand US dollars) in the aggregate in procuring the release of any Guarantees that are not listed in Schedule 4. Subject to Closing, pending such release Purchaser shall indemnify, defend and hold harmless Seller and, as an irrevocable third party stipulation (‘derdenbeding’), the other members of Seller’s Group (excluding the Group Companies) against all amounts paid by any of them pursuant to any such Guarantees (other than with respect to any Excluded Liabilities or any Liabilities (including any Liability for Tax) for which Seller is liable under an indemnity set out in this Agreement).

8.3.2      Seller shall procure, with effect from Closing or as soon as practicable thereafter, the

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release of each Group Company from any (joint and/or several) Guarantees given by, assumed by or binding upon the Group Company in relation to any Liability of Seller or any other member of Seller’s Group (excluding the Group Companies). Subject to Closing, pending such release, Seller shall indemnify, defend and hold harmless Purchaser and, as an irrevocable third party stipulation (‘derdenbeding’), the other members of Purchaser’s Group against all amounts paid by any of them pursuant to any such Guarantees.

8.4      Trade receivables/payables; Post-Closing receipts

8.4.1      Each Party shall procure that any indebtedness (other than indebtedness that is part of Intra-Group Receivables or Intra-Group Payables) incurred in the ordinary course of trading prior to Closing between the Group and Seller’s Group and outstanding at Closing, shall be settled in cash in accordance with the usual terms and conditions of trading between such entities or, if there are no such terms, within 30 (thirty) days of invoice.

8.4.2      If at any time after the Effective Time, any member of Seller’s Group receives any monies in respect of any Business Receivable or receivable of a Group Company, then Seller shall procure that the relevant member of Seller’s Group shall pay the amount received to the relevant Business Purchaser or the relevant Group Company, as the case may be, as soon as reasonably practicable.

8.4.3      If at any time after the Effective Time, any member of Purchaser’s Group receives any monies in respect of any right, interest, claim or other asset or Liability of any Business Seller which is not included in the Business Assets or Business Liabilities, then Purchaser shall procure that the relevant member of Purchaser’s Group shall pay the amount received to the relevant Business Seller as soon as reasonably practicable.

8.5      Use of names

8.5.1      Purchaser shall not, and shall procure that no member of Purchaser’s Group shall, after Closing, use in any way whatsoever, by means of trading names, domain names, registered or unregistered trade marks, logos or otherwise, the name AkzoNobel or Imperial Chemical Industries or ICI, or any abbreviation thereof or any name or lettering which is confusingly similar to the same. Notwithstanding the foregoing provisions of this Clause 8.5.1, Purchaser shall, as soon as practicable after the Closing, but in any event within 6 (six) months after the Closing Date, procure that the names AkzoNobel, Imperial Chemical Industries and ICI, or any abbreviation thereof, is removed from all products, business stationery and other assets held by any member of the Group or acquired by Purchaser pursuant to this Agreement, and, within 6 (six) months after the Closing Date, procure that such name or abbreviation is removed from all premises occupied by Purchaser or any other member of Purchaser’s Group.

8.5.2      Except as otherwise provided in the IP Licence or in any Intra-Group Retained Agreement, Seller shall not, and shall procure that no member of Seller’s Group shall, after Closing, use in any way whatsoever any Acquired Intellectual Property.

8.6      Retention of records

8.6.1      Purchaser shall retain for a period of 10 (ten) years from Closing, or such longer period as

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may be prescribed by applicable Law, at least one copy of all material books, records and other written information relating to the Group that are at the Properties at Closing or that are held by or on behalf of any member of Purchaser’s Group pursuant to the transactions contemplated by this Agreement and, to the extent reasonably required by Seller, shall allow Seller, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and take copies (at Seller’s expense); provided that, as between the Parties, Purchaser may dispose of such books, records or other information prior to the termination of such 10-year or longer period if it gives at least 90 days’ prior written notice to Seller of its intention to do so, in which case Seller shall be given an opportunity (at Seller’s expense), to remove and retain all or any part of such books and records as it may elect.

8.6.2      Seller’s Group shall retain for a period of 10 (ten) years from Closing, or such longer period as may be prescribed by applicable Law, any material books, records or other written information relating to any Group Company or any Business that are not at the Properties at Closing or held by or on behalf of any member of Purchaser’s Group pursuant to the transactions contemplated by this Agreement and, to the extent reasonably required by Purchaser, shall allow Purchaser, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and take copies (at Purchaser’s expense); provided that, as between the Parties, Seller may dispose of such books, records or other information prior to the termination of such 10-year or longer period if it gives at least 90 days’ prior written notice to Purchaser of its intention to do so, in which case Purchaser shall be given an opportunity (at Purchaser’s expense), to remove and retain all or any part of such books and records as it may elect.

8.6.3      Without limiting the generality of the foregoing, in the case of records relating to Taxation, and, subject to Paragraph 1 of Schedule 12 in relation to VAT records, Seller and Purchaser shall retain all records that may be required for the conduct of any audit or other proceedings until the expiration of the applicable statutory limitation period or, if later, a final judgment in or settlement of any ongoing audit or other proceeding with any applicable Taxing Authority and, upon reasonable notice, shall provide each other access to all books and records relating to the Group as may be reasonably required to exercise their rights under Paragraph 9 of Schedule 14. In particular, Purchaser agrees to retain records of National Starch LLC in such format as required in Internal Revenue Service Revenue Procedure 98-25.

8.7      Insurance

8.7.1      Termination of coverage

Subject to Clause 8.7.2, as of the Closing Date all coverage with respect to the Group Companies and Businesses under the Insurance Policies in respect of events, occurrences or accidents occurring on or after the Closing Date shall be cancelled and terminated, excluding those Insurance Policies in respect of which one or more Group Companies are the sole policy holders or named insureds (the “Continuing Policies”).

8.7.2      Availability of Seller’s Group’s rights of recovery under certain Insurance Policies

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Subject to Closing, for a period of 90 (ninety) days after the Closing Date, Seller shall cause the relevant members of Seller’s Group to make available (to the extent permitted under the relevant Insurance Policies) to the Group Companies and Business Purchasers (on behalf of and in relation to the Operations) Seller’s Group’s rights of recovery under the Insurance Policies solely in respect of third party general and product liability, auto liability or workers’ compensation / employers’ liability, claims filed in relation to events, occurrences or accidents occurring prior to the Closing Date, to the extent that such claims are not reflected in a Working Capital Statement or a Net Debt Statement (if then final and binding pursuant to Clause 7.1.3). Seller and Purchaser shall co-operate in connection with the handling and administration of these claims. Subject to Clause 8.7.3, following this 90 (ninety) day period, the Group Companies and Business Purchasers shall not be entitled to any rights of recoveries under any of the Insurance Policies other than the Continuing Policies for claims made in respect of events, occurrences or accidents occurring prior to the Closing Date that have not been reported by a Group Company or other member of Purchaser’s Group.

8.7.3      Historical occurrence-based Insurance Policies

Subject to Closing, upon Purchaser’s request and at Purchaser’s sole cost and expense, Seller shall cause the relevant members of Seller’s Group to make available to Purchaser’s Group (to the extent permitted under and subject to the terms and limits of cover applicable under the relevant Insurance Policies and on a non-exclusive basis) any rights of recovery which any member of Seller’s Group may have under any occurrence-based Insurance Policies with third-party insurers that at any time have covered Liabilities arising from or with respect to the Operations, including all such Insurance Policies in respect of which a predecessor of any Affiliate of Seller was the named insured.

8.8      Tax Indemnity

The provisions of Schedule 14 (Part 1) shall apply in respect of Taxes.

8.9      Intellectual Property Matters

The provisions of Schedule 14 (Part 2) shall apply in respect of Intellectual Property matters.

8.10   Hive-out Matters

8.10.1    Seller shall not assert any right to terminate any NPG Contract pursuant to Section 7.5(b) of the Master NPG Agreement or any similar provision of any other Hive-out Agreement.

8.10.2    Seller and Purchaser shall not, and shall cause their respective Affiliates not to, assert under any circumstance any claim against each other for any breach of, or any default under, Section 7.3 of the Master NPG Agreement or any similar provision of any other Hive-out Agreement.

8.10.3    As and to the extent requested by Purchaser, Seller shall, subject to being reimbursed by Purchaser for all reasonable out-of-pocket expenses incurred by Seller, promptly exercise, or cause to be exercised, any rights Seller or any of its Affiliates may have to require Henkel KGaA or its Affiliates to hold the benefit of any NPG Contract in trust, and Seller

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shall hold or cause to be held the benefit of such NPG Contract in trust for Purchaser or such member of Purchaser’s Group as Purchaser may specify. Seller shall promptly pay over to Purchaser or such member any monetary benefit received by Seller or any of its Affiliates under any such NPG Contract.

8.11   Payment of Employee bonuses related to the Transaction

Seller covenants that (i) the gross amount of all bonuses or change of control amounts contractually agreed to by a member of Seller’s Group prior to the Closing Date in excess of normal salary and benefits, to be paid to any Employees in connection with or as a result of the Transaction (including the employee’s share of any related employment Taxes required to be withheld from such bonuses and paid to a Tax Authority), and (ii) the employer’s share of any related employment Taxes attributable thereto, shall, in each case, be paid by Seller (or reimbursed by Seller to Purchaser taking into account any net financial benefit in accordance with Clause 10.8 if such bonuses and/or Taxes are paid by a member of Purchaser’s Group) when due (whether prior to, on or after Closing).

8.12   National Starch & Chemical GmbH

Purchaser shall not, and shall procure that no member of Purchaser’s Group shall, in the period from Closing until 1 January 2013 (i) make a direct transfer of the shares in National Starch & Chemical GmbH to any party other than Deutsche ICI GmbH or (ii) merge (including an upstream merger and a downstream merger) Deutsche ICI GmbH and National Starch & Chemical GmbH.

9         WARRANTIES

9.1      Seller’s Warranties

9.1.1      Subject to the remaining provisions of this Clause 9 and to Clauses 10 and 11, Seller represents and warrants to Purchaser that Seller’s Warranties are true and correct as at Signing.

9.1.2      Subject to the remaining provisions of this Clause 9 and to Clauses 10 and 11, Seller further represents and warrants to Purchaser that Seller’s Warranties will also be true and correct at Closing on the Closing Date as if they had been repeated at such Closing (except to the extent any Seller’s Warranty speaks as of a specific date, in which case such Seller’s Warranty will be true and correct at such date).

9.1.3      Each Seller’s Warranty applies only to the subject expressly referred to therein. Without detracting from the generality of the foregoing, the only Seller’s Warranties given:

(a)      in respect of the Properties are those contained in Paragraphs 5, 7 and 9 of Schedule 15 (Part 1) and all other Seller’s Warranties shall be deemed not to be given in respect of the Properties;

(b)      in respect of Intellectual Property are those contained in Paragraphs 6, 7 and 9 of Schedule 15 (Part 1) and all other Seller’s Warranties shall be deemed not to be given in respect of Intellectual Property;

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(c)      in respect of employment and pension matters are those contained in Paragraphs 7, 8 and 9 of Schedule 15 (Part 1) and all other Seller’s Warranties shall be deemed not to be given in respect of such matters;

(d)      in respect of the Environment, Environmental Laws and Environmental Permits, are those contained in Paragraphs 9 and 10 of Schedule 15 (Part 1) and all other Seller’s Warranties shall be deemed not to be given in respect of the Environment;

(e)      in respect of anti-trust, fair trading, dumping, state and consumer protection or similar matters are those contained in Paragraphs 7, 9 and 11 of Schedule 15 (Part 1) and all other Seller’s Warranties shall be deemed not to be given in respect of such matters; and

(f)       in respect of Tax matters are the Tax Warranties and all other Seller’s Warranties shall be deemed not to be given in respect of such matters.

9.1.4      Purchaser acknowledges and agrees that Seller makes no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to Purchaser or any of its Representatives at or prior to Signing. Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Seller’s Warranties.

9.1.5      Any Seller’s Warranty qualified by the expression “so far as Seller is aware” or any similar expression shall be deemed to refer to the knowledge of any individual whose name is set out in Schedule 15 (Part 3), who shall be deemed to have knowledge of such matters as such individual would have discovered, had such individual made reasonable enquiries within the Group and Seller’s Group.

9.1.6      The applicability of article 7:17 of the Netherlands Civil Code is hereby excluded.

9.2      Disclosure

9.2.1      Each of Seller’s Warranties is limited by, and Seller shall not be in breach of or liable for any such Seller’s Warranty in respect of, the matters disclosed in the Disclosure Letter or in the Data Room Information, provided that a matter disclosed through the Data Room Information shall be deemed to limit any of Seller’s Warranties only to the extent that such matter as it appears in the Data Room Information would be reasonably inferred to qualify such Seller’s Warranty.

9.2.2      Seller’s Warranties are given by Seller with the knowledge that Purchaser is relying thereon in connection with the Transaction, in acknowledgement and acceptance of the limitations contained herein applicable thereto. In the event of a claim for breach of Seller’s Warranties, Seller shall not in any way argue that Purchaser should have further investigated the Group or the Operations, or, except as otherwise provided in the Purchaser’s Warranty contained in Clause 9.4.1(b), that Purchaser knew or should have known of any fact or matter other than those described in this Agreement, the Data Room Information, or the Disclosure Letter.

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9.3      Liability for breach

9.3.1      Except as set out in Clauses 4.3.3, 6.2.3 and 6.4 and except in the event of fraud on the part of Seller, Share Seller, the US Seller or any Business Seller, in the event of any breach by Seller of any covenant, Seller’s Warranty or other provision of or any claim under any indemnity included in this Agreement, Purchaser shall not have the right to terminate or rescind this Agreement and as its sole and exclusive remedy and subject to any other limitations of liability set out in this Agreement, shall have the right, after the Closing Date, to be compensated for Losses suffered or incurred by Purchaser as a result of such breach, it being agreed that (a) Seller shall not be liable for any Losses based on any multiplier used in Purchaser’s valuation of the Group, and (b) a Loss suffered by the relevant Group Company or Business Purchaser in respect of such breach shall, subject to any other limitations of liability set out in this Agreement, be deemed to be a Loss suffered or incurred by Purchaser.

9.3.2      If Seller is liable for a breach of any Seller’s Warranty any qualification contained in any Seller’s Warranty relating to “materiality” or “Group Material Adverse Effect” shall be disregarded for purposes of quantifying the Loss suffered or incurred by Purchaser or any other member of Purchaser’s Group as a result of such breach.

9.3.3      Except as set out in Clauses 4.3.3, 6.2.3 and 6.4 and except in the event of fraud on the part of Purchaser, US Purchaser or any Business Purchaser, in the event of any breach by Purchaser of any covenant, Purchaser’s Warranty or other provision of or any claim under any indemnity included in this Agreement, Seller shall not have the right to terminate or rescind this Agreement and as its sole and exclusive remedy and subject to any other limitations of liability set out in this Agreement, shall have the right, after the Closing Date, to be compensated for Losses suffered or incurred by Seller as a result of such breach, it being agreed that a Loss suffered by the relevant member of Seller’s Group in respect of such breach shall, subject to any other limitations of liability set out in this Agreement, be deemed to be a Loss suffered or incurred by Seller.

9.4      Purchaser’s Warranties

9.4.1      Purchaser represents and warrants to Seller that, as at Signing:

(a)      the statements set out in Schedule 15 (Part 4) are true and correct; and

(b)      none of the persons referred to in Schedule (Part 5) has any actual knowledge, irrespective of the source, of any breach of Seller’s Warranties.

9.4.2      Purchaser further represents and warrants to Seller that the statements set out in Schedule 15 (Part 4) will also be true and correct at Closing on the Closing Date as if they had been repeated at such Closing.

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10       LIMITATION OF LIABILITY

10.1   Time limitation

No Party shall be liable in respect of any claim for breach of any Warranty under this Agreement unless a notice of the claim is given to such Party specifying the matters set out in Clause 11.1:

10.1.1    in the case of any claim under the Tax Warranties, within 90 (ninety) days after the later of (i) the expiry of the statutory limitation period (including any extensions thereof) applicable in the relevant jurisdiction for the Tax matter giving rise to such claims and (ii) the date on which an additional assessment is levied in accordance with the relevant applicable Law permitting such additional assessment;

10.1.2    in the case of any claim under Paragraph 10 of Schedule 15 (Part 1) (Environment), within 5 (five) years after the Closing Date; and

10.1.3    in the case of any other claim for a breach of any Seller’s Warranty (other than any claim under Paragraph 1(a), 1(b), 1(c), 1(d), 2(a), 5(a)(ii), 5(a)(iii) or 5(d) of Schedule 15 (Part 1)) within eighteen (18) months after the Closing Date, provided that to the extent the Seller’s Warranty under Paragraph 23 (disclosure of information) of Schedule 15 (Part 1) relates to any of Seller’s Warranties referred to in Clause 10.1.1 or Clause 10.1.2, such Seller’s Warranty under Paragraph 23 (disclosure of information) Schedule 15 (Part 1) shall survive for the period referred to in Clause 10.1.1 or Clause 10.1.2, as applicable.

10.2   Minimum claims

Subject to any other limitations set out in this Clause 10, Seller shall not be liable under this Agreement in respect of any individual claim or series of related claims in respect of a breach of its Warranties, unless the liability agreed or determined in respect of any such claim or series of claims exceeds USD 1,500,000 (one million five hundred thousand US dollars).

10.3   Aggregate minimum claims

Subject to any other limitations set out in this Clause 10, Seller shall not be liable under this Agreement in respect of any claim in respect of a breach of its Warranties except to the extent that such claim, together with the aggregate amount of all claims for which it would otherwise be liable under this Agreement, exceeds USD 15,000,000 (fifteen million US dollars).

10.4   Maximum liability

10.4.1    Subject to Clause 10.4.3, the aggregate liability of Seller in respect of all claims in respect of a breach of Seller’s Warranties shall not exceed 15% (fifteen percent) of the Purchase Price.

10.4.2    Without detracting from Clause 10.4.1, but subject to Clause 10.4.3, the aggregate liability of Seller under this Agreement shall not exceed 100% (one hundred percent) of the Purchase Price.

10.4.3    The limitations in this Clause 10.4 shall not apply to any Excluded Liabilities or in the case of fraud on the part of Seller, Share Seller, the US Seller or any Business Seller, and no such liability nor any Liability for Taxes for which Seller is liable under an indemnity set out

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in this Agreement shall be included in determining the aggregate liability of Seller for purposes of Clauses 10.4.1 and 10.4.2.

10.5   Provisions

Seller shall not be liable under this Agreement in respect of any claim if and to the extent that any allowance, provision or reserve which is made in a Working Capital Statement or Net Debt Statement, specifically takes into account the matter giving rise to the claim.

10.6   Matters arising after Signing / Effective Time

Seller shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for or was contributed to by:

10.6.1    any matter or thing done or omitted to be done as required by this Agreement or otherwise at the request or with the express written approval of an executive officer of Purchaser;

10.6.2    any act, omission or transaction of Purchaser or any other member of Purchaser’s Group, or their respective directors, officers, employees or agents or successors in title, after Signing, excluding acts, omission or transactions undertaken in bona fide reliance on any written information received from Seller that was not correct at or as at the time when given;

10.6.3    any act, omission or transaction of any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after the Closing, excluding acts, omissions or transactions undertaken in bona fide reliance on any written information received from Seller that was not correct at the time when given;

10.6.4    the passing or coming into force of, or any change in, any Law or administrative practice of any Governmental Authority on or after the Closing Date;

10.6.5    any change on or after the Closing Date of any generally accepted interpretation or application of any Law;

10.6.6    any change in any accounting or Taxation policy, basis or practice of Purchaser or any other member of Purchaser’s Group introduced or having effect after Signing; or

10.6.7    any change in any accounting or Taxation policy, basis or practice of any of the Group Companies introduced or having effect after the Closing.

10.7   Insurance

Neither Party shall be liable in respect of any claims made by Purchaser or any of its Affiliates to the extent that the Losses in respect of which a claim is made are actually recovered pursuant to a policy of insurance (net of all deductibles, allocated loss adjustment expenses, retention amounts (including therein any captive insurer retention amounts or reinsurance amounts), third party administration fees, other charges and reasonable recovery expenses provided for by the terms of any such policy of insurance).  Each Party shall use commercially reasonable efforts to recover any such Losses pursuant to any such policy.

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10.8   Net financial benefit

Neither Party shall be liable under this Agreement in respect of any claims to the extent of any corresponding Tax savings by the other Party or any of its Affiliates arising in respect of such Losses or the facts giving rise to such Losses where the amount (if any) by which any Taxation for which the other Party or such Party’s Affiliate would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability (after taking into account the amount of any increased Taxes incurred by such Party as a result of the accrual or receipt of any payments for such claims under this Agreement, including any incurred Taxes resulting from compensating such Party for any such increases).

10.9   Mitigation of Losses

Each Party shall procure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses which, in the absence of mitigation, might give rise to a liability in respect of any claim under this Agreement, it being agreed that any liability of a Party under this Agreement for Losses suffered or incurred by the other Party shall include liability in respect of the reasonable costs and expenses suffered or incurred by the other Party in taking such mitigation steps; provided, however, that with respect to (a) Excluded Liabilities and any Liabilities for which Seller is liable under an indemnity set out in this Agreement, all such steps and all such assistance shall be at Seller’s sole cost and expense (including for all of Purchaser’s reasonable internal costs) and (b) Group Liabilities all such steps and all such assistance shall be at Purchaser’s sole cost and expense (including for all of Seller’s reasonable internal costs).

10.10 Right to recover

10.10.1 Neither Party shall be required to pay over any amounts relating to any actual Liability unless and until such actual Liability is due and payable, or any Losses relating to any contingent Liability unless and until such contingent Liability becomes an actual Liability and is due and payable, provided that this Clause 10.10.1 shall not operate to exclude liability in relation to a claim made in respect of an actual or contingent Liability within the relevant time limit specified in Clause 10.1 and specifying the matters set out in Clause 11.2.

10.10.2 Neither Party shall be liable in respect of any Losses claimed under this Agreement to the extent that such Losses are covered by a right of recovery against a third party and the relevant member of Purchaser’s Group or Seller’s Group, as applicable, fails to use commercially reasonable efforts to make such recovery. If, before a Party pays an amount in discharge of any claim under this Agreement, the other Party has recovered (directly or indirectly, by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which compensates such other Party (in whole or in part) in respect of the Loss which is the subject matter of the claim, then such payment obligations shall be commensurately reduced after taking into account costs and expenses reasonably incurred in obtaining such recovery and limited to the amount actually recovered in respect of the claim. If a Party (the “Payor Party”) has paid an amount in discharge of any claim under this Agreement and the other Party (the “Payee Party”) subsequently recovers (directly or

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indirectly, whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which compensates the Payee Party (in whole or in part) in respect of the Loss which is the subject matter of the claim, then the Payee Party shall forthwith pay or procure to be paid to the Payor Party the amount recovered, less any costs and expenses reasonably incurred in obtaining such recovery and limited to the amount actually paid by the Payor Party in respect of the claim.

10.10.3 Double claims

Neither Party shall be entitled to recover from the other Party under this Agreement more than once in respect of the same Losses suffered. Subject to any other limitations set out in this Agreement, in the event that any matter, act, omission or circumstance (or any combination thereof) giving rise to a breach of a Warranty is also the subject of an indemnity under this Agreement, the claim for such breach of Warranty shall be limited to a claim under said indemnity.

10.11 Tax indemnity and Tax warranty claims

Notwithstanding anything to the contrary in the Agreement and except for Clause 10.1 and Clause 10.8, this Clause 10 shall not apply with respect to any claim under the Tax Warranties or the Tax Indemnity.

11       CLAIMS

11.1   Notification of potential claims

11.1.1    If Purchaser becomes aware of any matter or circumstance that is reasonably likely to give rise to a claim against Seller under this Agreement, Purchaser shall within 20 (twenty) Business Days deliver a notice to Seller setting out such information as is available to Purchaser or any other member of Purchaser’s Group as is reasonably necessary to enable Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as Seller may consider necessary, provided that Purchaser shall continue to have the right to make any such claim after such 20 (twenty) Business Day period, except to the extent that Seller is actually prejudiced by Purchaser’s failure to comply with the terms of this Clause 11.1.1.

11.1.2    If Seller becomes aware of any matter or circumstance that is reasonably likely to give rise to a claim against Purchaser under this Agreement, Seller shall within 20 (twenty) Business Days deliver a notice to Purchaser setting out such information as is available to Seller or any other member of Seller’s Group as is reasonably necessary to enable Purchaser to assess the merits of the claim, to act to preserve evidence and to make such provision as Purchaser may consider necessary, provided that Seller shall continue to have the right to make any such claim after such 20 (twenty) Business Day period, except to the extent that Purchaser is actually prejudiced by Seller’s failure to comply with the terms of this Clause 11.1.2.

11.1.3    The applicability of Sections 6:89 and 7:23 of the Netherlands Civil Code is hereby

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excluded.

11.2   Notification of claims

Without detracting from Clause 11.1, notices of claims under this Agreement shall be given by each Party within the time limits specified in Clause 10.1, specifying reasonably adequate information of the legal and factual basis of the claim and the evidence on which such Party relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event), provided that a deficiency within such notice shall not preclude the Party providing such notice from, subject to any other applicable limitations of liability, recovering from the other Party with respect to such claim, except to the extent that the other Party is actually prejudiced by such deficiency.

11.3   Commencement of proceedings

Without detracting from Clause 11.1.1 or 11.1.2, any claim notified to Seller or Purchaser, as applicable, pursuant to Clause 11.1.1 or 11.1.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 12 (twelve) months after the notice is given pursuant to Clause 11.1.1 or 11.1.2, or, in the case of any contingent liability, 12 (twelve) months after such contingent liability becomes an actual liability and is due and payable, unless legal proceedings in respect of it (i) have been formally commenced and (ii) are being and continue to be pursued with reasonable diligence.

11.4   Investigation

In connection with any matter or circumstance notified pursuant to Clause 11.1 or 11.2:

11.4.1    to the extent reasonably required by the other Party, the Party delivering notice shall allow the other Party and its financial, accounting, legal and other advisors to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim; and

11.4.2    the Party delivering notice shall disclose to the other Party all material information of which it is aware that reasonably relates to the claim and shall procure that all of its Affiliates shall give, subject to their being paid reasonable costs and expenses, all such information and assistance, including access to premises and personnel upon reasonable notice and during normal office hours and the right to examine and copy or photograph any assets, accounts, documents and records, in each case to the extent reasonably necessary and reasonably requested in connection with the claim.

11.5   Procedure for third party claims

If the claim set out in the notice delivered by the claiming Party (the “Claiming Party”) to the other Party (the “Other Party”) pursuant to Clause 11.1 is a result of or in connection with a claim by or liability to a third party then:

11.5.1    no admissions in relation to such third party claim shall be made by or on behalf of the Claiming Party or any of its Affiliates, and the claim shall not be compromised, disposed of or settled without the prior written consent of the Other Party;

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11.5.2    if such third party claim or liability is solely for money damages or, where Seller is the Other Party, will have no continuing effect in any material respect on the Group or the Operations, the Other Party shall be entitled at its own expense by notice to the Claiming Party, and the Claiming Party and its Affiliates shall duly and fully co-operate to allow the Other Party, to assume the defence with counsel reasonably acceptable to the Claiming Party at its sole cost and expense and to take such action as it deems reasonably necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Claiming Party or its Affiliates concerned, and to control the conduct of any related proceedings, negotiations or appeals, provided that the Other Party shall not settle or compromise any claim or demand without the consent of the Claiming Party, such consent not to be unreasonably withheld, it being agreed that it shall be deemed reasonable for the Claiming Party to withhold its consent for any settlement that includes anything other than a monetary settlement and a complete release of the Claiming Party;

11.5.3    where the Other Party has issued a notice pursuant to Clause 11.5.2, the Claiming Party shall, and shall procure that its Affiliates shall, give, subject to their being paid reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case to the extent the Other Party may reasonably request for the purpose referred to in Clause 11.5.2, including instructing such professional or legal advisors as the Other Party may nominate to act on behalf of the Claiming Party or its Affiliates concerned, but in accordance with the Other Party’s instructions, it being agreed that the Other Party shall keep the Claiming Party informed of all relevant matters relating to the claim and shall forward or procure to be forwarded to the Claiming Party copies of all material external correspondence (other than such correspondence as is subject to legal professional privilege) relating to the claim, provided that the Claiming Party shall have the right to employ separate counsel, the reasonable costs of which shall be for the Other Party’s expense, and solely to control the Claiming Party’s defence of such asserted liability if in the reasonable written opinion of counsel to the Claiming Party, a conflict or potential conflict exists between the Other Party and the Claiming Party that would make such separate representation necessary under the applicable canons of ethics, provided that in such event, the Claiming Party shall not settle or compromise any claim or demand without the consent of the Other Party, such consent not to be unreasonably withheld; and

11.5.4    until such time as the Other Party may issue a notice pursuant to Clause 11.5.2 and without detracting from the foregoing provisions of this Clause 11.5, the Claiming Party shall procure that (a) it and its relevant Affiliates take into consideration the reasonable interests of the Other Party when taking any action to avoid, dispute, deny, defend, resist, appeal, or contest the claim or liability (including in respect of the making of counterclaims or other claims against third parties), and (b) the Claiming Party and its relevant Affiliates and their legal advisors co-operate with the Other Party’s legal advisors in allowing the Other Party’s legal advisors to oversee such envisaged actions and to the extent

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reasonably practicable shall consult with the Other Party’s legal advisors and take into consideration their comments prior to taking such envisaged actions.

11.6   Tax indemnity and Tax warranty claims

Notwithstanding anything to the contrary in the Agreement, this Clause 11 shall not apply with respect to any claim under the Tax Warranties or the Tax Indemnity.

12       RESTRICTIONS

12.1   Restrictions on Seller

12.1.1    Seller undertakes with Purchaser to procure that no member of Seller’s Group shall:

(a)      during the Restricted Period undertake any Restricted Activity;

(b)      during the Restricted Period canvass or solicit the custom, in relation to a Restricted Activity, of any person or company who has within 2 (two) years prior to the Closing Date been a customer of the Group; or

(c)      during a period commencing on the Signing Date and ending 2 (two) years after the Closing Date, hire or seek to hire any Restricted Employee or any other person employed immediately prior to the Signing Date in Purchaser’s Group with a base salary (or equivalent) in excess of USD 135,000 (one hundred thirty-five thousand US dollars) as employee, consultant or otherwise, whether or not such person would thereby commit a breach of his contract of service, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute “seeking to hire” for purposes of this Clause 12, provided that no member of Seller’s Group instructs or encourages such agency to approach any such person.

12.1.2    The restrictions in Clause 12.1.1(a) shall not operate to prohibit any member of Seller’s Group from:

(a)      exercising any right or fulfilling any obligation pursuant to this Agreement and any agreement entered into pursuant to this Agreement;

(b)      acquiring the whole or part of any business if the annual turnover attributed to a Restricted Activity does not represent more than the lower of USD 250,000,000 (two-hundred fifty million US dollars) and the amount equal to 25% of the aggregate annual turnover of such acquired business for the immediately preceding financial year of such acquired business, provided that Seller shall use commercially reasonable efforts to procure that the divestment of the portion of any such acquired business engaged in such Restricted Activity be commenced within 12 (twelve) months, and consummated as promptly as reasonably practicable, after such acquisition, and provided further that Seller shall give Purchaser the opportunity to participate in the process with respect to the sale of that portion of such acquired business engaged in such Restricted Activity and shall consider in good faith any bona fide offer made by Purchaser with respect thereto, unless the purchaser to

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whom the acquired business engaged in such Restricted Activity is sold initiated the transaction in respect of which Seller’s acquisition took place;

(c)      manufacturing any products for its own use or for any member of Purchaser’s Group;

(d)      continuing to operate the Seller’s Retained Starch Activities; and

(e)      purchasing and incorporating Specialty Starch as a raw material or ingredient into products which are not themselves a Specialty Starch.

12.2   Restriction on Purchaser

Purchaser’s Group shall not during a period commencing on the Signing Date and ending 2 (two) years after the Closing Date hire or seek to hire any person employed immediately prior to the Signing Date in Seller’s Group with a base salary (or equivalent) in excess of USD 135,000 (one hundred thirty-five thousand US dollars), and with whom Purchaser has had contact in the course of the Transaction, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute “seeking to hire” for purposes of this Clause 12.2, provided that no member of Purchaser’s Group instructs or encourages such agency to approach any such person. The restriction in this Clause 12.2 shall not operate to prohibit any member of Purchaser’s Group from exercising any right or fulfilling any obligation pursuant to this Agreement or any agreement entered into pursuant to this Agreement.

12.3   Specific performance

The Parties agree that irreparable damage is likely to occur if any of the provisions set out in Clause 12.1 or 12.2 were breached.  Accordingly, each Party shall be entitled, subject to the discretion of the relevant competent judicial body, to an injunction or injunctions to prevent any breach or threatened breach of Clauses 12.1 or 12.2, without the requirement of posting bond, and to enforce specifically the provisions set out therein, such remedy being, subject to Clause 14.7, in addition to any other remedy available at Law.

13       CONFIDENTIALITY

13.1   Announcements

No public announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of Seller’s Group or Purchaser’s Group without the prior written approval of Seller and Purchaser. This shall not affect any announcement or circular required by Law or the rules of any recognised stock exchange on which the securities of either Party or any Affiliate of such Party are listed, provided that the Party with an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

13.2   Confidentiality undertaking

13.2.1    The Confidentiality Agreement shall cease to have any force or effect from Closing.

13.2.2    Subject to Clause 13.1 and Clause 13.2.3, each of the Parties shall treat as strictly

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confidential and not disclose or use any information contained in or received or obtained as a result of entering into or pursuant to this Agreement (or any agreement entered into pursuant to this Agreement) that relates to:

(a)      the provisions of this Agreement or any agreement entered into pursuant to this Agreement;

(b)      the negotiations relating to this Agreement (or any such other agreement); or

(c)      the other Party to this Agreement or the business carried on by such other Party or such other Party’s group of companies.

13.2.3    After the Closing Seller’s Group shall treat as confidential and not disclose or use any confidential information to the extent related to the Group or the Operations.

13.2.4    Clauses 13.2.2 and 13.2.3 and the Confidentiality Agreement shall not prohibit disclosure or use of any information if and to the extent:

(a)      the disclosure or use is required by Law or any recognised stock exchange on which securities of any Party or an Affiliate of such Party are listed;

(b)      the disclosure or use is reasonably necessary to consummate the Transaction, including in connection with the arrangement of any financing by Purchaser;

(c)      the disclosure or use is required for the prosecution or defence in any judicial proceedings of any claims arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d)      the disclosure is made to professional advisors of any Party on terms consistent with the provisions of Clause 13.2.2 in respect of such information;

(e)      the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(f)       the other Party has given prior written approval to the disclosure or use; or

(g)      the information is independently developed after Closing, without reference to any other such information;

provided that prior to disclosure or use of any information pursuant to Clause 13.2.4(a)or (b), the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

13.2.5    Clause 13.2.2 shall not prohibit disclosure or use by any member of Purchaser’s Group after the Closing of any information received from Seller or its Representatives relating exclusively to the Operations, the Group Companies or the Businesses.

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14       MISCELLANEOUS

14.1   Further assurances

14.1.1    From and after the Closing Date, each of the Parties shall from time to time execute such documents and perform such acts and things as the other Party may reasonably require to transfer the Shares, US Interests and Businesses to the Share Purchasers, Business Purchasers and Purchaser, and to give any Party the full benefit of this Agreement.

14.1.2    If, at any time after the Closing, any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the relevant member of Purchaser’s Group, the right, title or interest in, to or under any of the Business Assets or the Shares or US Interests as sold under this Agreement, Seller shall, and shall cause the Share Seller, US Seller and each Business Seller to, execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be reasonably necessary to vest, perfect or confirm or defend any and all such right, title and interest in, to and under the Business Assets or the Shares or US Interests in the Share Purchasers and Business Purchasers, as applicable.

14.2   Whole agreement

14.2.1    This Agreement and, until the Closing Date, the Confidentiality Agreement contain the whole agreement between the Parties relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

14.2.2    Each Party acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly set out in this Agreement.

14.3   No assignment

Except as otherwise expressly provided in this Agreement, neither Party may, unless with the prior written consent of the other Party, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

14.4   Waiver

No waiver of any provision of this Agreement shall be effective unless in writing and signed by or on behalf of the waiving Party.

14.5   Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

14.6   Third party rights

Save as expressly otherwise stated, this Agreement does not contain a stipulation in favour of a third party (‘derdenbeding’).

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14.7   Rescission

Without prejudice to Clauses 4.3.3, 6.2.3 and 6.4.1 and except in the event of fraud on the part of Seller, Share Seller, the US Seller or any Business Seller, or Purchaser, Share Purchaser, the US Purchaser or any Business Purchaser, each Party waives its right to rescind (`ontbinden´) this Agreement on the basis of section 6:265 of the Netherlands Civil Code. The mistaken party shall bear the risk of any mistake (`dwaling´) in making this Agreement.

14.8   Method of payment

14.8.1    Wherever in this Agreement provision is made for a payment to be made or procured by Seller to Purchaser, Seller shall arrange that such payment shall be made by Seller for itself and on behalf of the relevant member of Seller’s Group to Purchaser for itself and on behalf of the relevant member of Purchaser’s Group.

14.8.2    Wherever in this Agreement provision is made for a payment to be made or procured by Purchaser to Seller, Purchaser shall arrange that such payment shall be made by Purchaser for itself and on behalf of the relevant member of Purchaser’s Group to Seller for itself and on behalf of the relevant member of Seller’s Group.

14.8.3    Any such payments shall be effected by crediting for same day value the account specified by Seller or Purchaser, as the case may be, on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

14.8.4    Payment of a sum in accordance with this Clause 14.8 shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

14.9   Costs and transfer Taxes

Unless this Agreement specifically provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. Except in relation to VAT, to which Clause 3.4 and Schedule 12 shall apply, all stamp, transfer, registration, sales, real property transfer and other similar Taxes, duties, fees and charges and all notarial fees payable in connection with the sale, transfer or purchase of the Shares, the US Interests, the Businesses and any Business Asset or Business Liability under this Agreement shall be paid by Purchaser or if paid by Seller, reimbursed by Purchaser to Seller upon delivery to Purchaser of proof of Seller’s payment of such Taxes, duties, fees, charges and notarial fees.

14.10 Interest

If any Party defaults in the payment when due of any sum payable under this Agreement, the liability of that Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at the Interest Rate.

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14.11 Notices

14.11.1    Any notice in connection with this Agreement (a “Notice”) shall be:

(a)      in writing;

(b)      in English; and

(c)      delivered by hand, registered post or by courier using an internationally recognised courier company.

14.11.2  A Notice to Seller shall be sent to Seller at the following address, or such other person or address as Seller may notify to Purchaser from time to time in accordance with this Clause 14.11:

Akzo Nobel N.V.

Strawinskylaan 2555, 1077 ZZ Amsterdam, the Netherlands

Attention: General Counsel

14.11.3 A Notice to Purchaser shall be sent to Purchaser at the following address, or such other person or address as Purchaser may notify to Seller from time to time in accordance with this Clause 14.11:

Corn Products International, Inc

5 Westbrook Corporate Center
Westchester, Illinois 60154, United States of America

Attention: General Counsel

As a matter of courtesy, a copy of the notice (which copy shall not constitute notice) shall be sent for information purposes to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603 U.S.A.

Attention: John M. O’Hare

Failure to send such copy shall not affect the validity of the notice.

14.11.4 A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered post or courier.

14.11.5 Each of the Parties further agrees that service of any process, summons, notice or document by any national or international, as applicable, express courier service to such Party at its respective address set out in this Clause 14.11 shall be effective service of process for any action, suit or proceeding required in order to enforce Clause 14.15 or any arbitral decision thereunder.

14.12 Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any Law:

14.12.1 such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be

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affected;

14.12.2    Seller and Purchaser shall use reasonable good faith efforts to agree on a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

14.13   Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Seller and Purchaser may enter into this Agreement by signing any such counterpart.

14.14   Notary

Seller is aware that the Notary is a civil law notary working at De Brauw Blackstone Westbroek N.V., the law firm acting as Seller’s Lawyers. With reference to the provisions of the Code of Conduct (‘Verordening Beroeps- en Gedragsregels’) of the Royal Notarial Regulatory Body (‘Koninklijke Notariële Beroepsorganisatie’), Purchaser acknowledges and agrees that De Brauw Blackstone Westbroek N.V. may assist and act on behalf of Seller in connection with this Agreement including any disputes arising in relation to this Agreement.

14.15   Dispute resolution

With the exception of disputes with regard to the determination of the Working Capital Statements and the Net Debt Statements pursuant to Clause 7.1.3 which are to be negotiated and resolved as set out in Clause 7.1.3, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, that the Parties do not resolve through direct negotiation shall be referred to and finally resolved by arbitration under the rules of the ICC International Court of Arbitration from time to time, which rules are deemed to be incorporated by reference into this Clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be, and any hearings required to be conducted with respect to the arbitral proceedings shall take place in, London, United Kingdom. The language to be used in the arbitral proceedings shall be English.

14.16   Governing law

This Agreement (including, for the avoidance of doubt, Clause 14.15) and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the Law of the Netherlands, without regard to any rule or provision regarding choice of law or conflict of law , provided that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and the documents to be entered into pursuant to it.

[SIGNATURE PAGE FOLLOWS:]

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AGREED AND SIGNED:

On 19 June 2010 for and on behalf of Seller:

Akzo Nobel N.V.

/s/ Floris A.J. van Hall	/s/ Ben J. Schoordijk
Name: Floris A.J. van Hall	Name: Ben J. Schoordijk
Title: Attorney-in-fact	Title: Attorney-in-fact

on 19 June 2010 for and on behalf of Purchaser:

Corn Products International, Inc.

/s/ Cheryl K. Beebe
Name: Cheryl K. Beebe
Title: Chief Financial Officer

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Schedule 1    Definitions

(Clause 1.1)

“Accounting Principles” has the meaning defined in Paragraph 3 of Schedule 13 (Part 3);

“Accounts” means the audited special-purpose combined statement of assets and liabilities of the Group as of December 31, 2009 and 2008, and the related special-purpose combined statements of operating activities and identifiable cash flows for the years then ended, set out in Schedule 16;

“Accounts Date” means 31 December 2009;

“Acquired Intellectual Property” means the Group Intellectual Property and the Business Intellectual Property;

“Acquired Registered Intellectual Property” means the Registered Group Intellectual Property and any Registered Intellectual Property that is included in the Business Intellectual Property;

“Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, it being understood that the Group Companies constitute Affiliates of Seller prior to the Closing (or any applicable Deferred Closing) and, unless subject to a Deferred Closing that has not yet occurred, the Group Companies constitute Affiliates of Purchaser from and after the Closing, and for purposes of this definition, “control” shall mean, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise and the terms “controlled by,” “under common control with” and “controlling” shall have correlative meanings;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between Seller and Purchaser and signed for identification by Seller’s Lawyers and Purchaser’s Lawyers with such alterations as may be agreed in writing between Seller and Purchaser from time to time;

“Agreement” means this international share and business sale agreement and the schedules thereto;

“Allocated Value” means, in relation to the Shares, the US Interests and to each Business, the amount specified in, or calculated in accordance with, Paragraph 1 of Schedule 11 (Part 1) in respect of the Shares, US Interests or such Business;

“Anti-trust Approvals” means, in respect of any filings, notifications, applications or requests required or necessary under any statutory provisions in connection with the conclusion or performance of this Agreement, including those set out in Clause 4.1.1 or 4.1.2, the relevant Governmental Authority having stated in writing that the subject matter of the filing, notification, application or request is permitted, or that it shall not conduct any further investigation, or in the case of the HSR Act, that the waiting period applicable to the Transaction has expired or been terminated, and “Anti-trust Approval” means any one of them or the relevant one of them, as the

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context requires;

“Automatic Transfer Employees” means all those persons who are immediately prior to Closing employed in the Operations by any member of Seller’s Group (other than the Group Companies) and will automatically transfer with the Businesses by operation of Transfer Regulations;

“Balance Sheet” means the balance sheet of the Group as of December 31, 2009 forming part of the Accounts;

“Base Working Capital” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, the amount specified in Schedule 11 (Part 2) in respect of the Company, the US Company or such Business and, in aggregate, USD 184,000,000 (one hundred eighty-four million US dollars);

“Businesses” means the unincorporated businesses conducting part of the Operations and carried on by the Business Sellers, which businesses are sold under Clause 2.1.1(c)-(l), particulars of which are contained or referred to in Schedule 2 (Part 2), and “Business” means any one of them or the relevant one of them, as the context requires;

“Business Assets” means all the rights and assets sold under Clause 2.1.1(b) through 2.1.1(l), and “Business Asset” means any one of them or the relevant one of them, as the context requires;

“Business Books and Records” means the books and records of Seller’s Group (excluding the Group Companies) to the extent relating to the Businesses, Properties or Operations, including sales, advertising and marketing materials and customer lists;

“Business Contracts” means all Contracts entered into at or prior to Closing, by or on behalf of any of the Business Sellers primarily in relation the Operations, to the extent they remain executory or in force, but excluding:

(a)                 employment and other Contracts with Employees;

(b)                 Contracts of insurance relating to the Operations; and

(c)                  Contracts (other than the Intra-Group Retained Agreements) between any of the Business Sellers on the one hand and any member of Seller’s Group (excluding the Group Companies);

and “Business Contract” means any of them or the relevant one of them, as the context requires;

“Business Day” means a day which is not a Saturday, a Sunday, or a public holiday in the Netherlands or New York;

“Business Intellectual Property” means any Intellectual Property that is owned by a Business Seller and primarily used by any Business Seller in the Operations;

“Business Inventory” means, in relation to each Business, all raw materials, consumables, work in progress, part-processed stocks, finished goods, goods for resale and stock in transit,

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wherever located, of the relevant Business Seller and physically allocated or separated for use primarily in any part of the Operations, excluding, for the avoidance of doubt, any such inventory owned by any of the Group Companies;

“Business Leased Properties” means the Properties set out in Paragraph 1(1) of Schedule 3 (Part 2), and “Business Leased Property” means any one of them or the relevant one of them, as the context requires;

“Business Liabilities” means all Liabilities (other than any Excluded Liabilities, any amount in respect of VAT or for which Purchaser or any member of Purchaser’s Group may be or become liable to pay to Seller or any member of Seller’s Group pursuant to Schedule 12, any Liability for Tax taken into account in the computation of any amount payable to or by Seller pursuant to Clause 6.5.5, or any Liabilities (including any Liability for Tax) for which Seller is liable under an indemnity set out in this Agreement), any Intra-Group Indebtedness and any Third-Party Indebtedness) incurred by the relevant Business Seller to the extent related to the Operations and existing at Closing or arising, accruing or assessed after Closing whether known or unknown, reported or unreported, in respect of any period or in consequence of any transaction carried out in carrying on the Operations prior to Closing, and “Business Liability” means any one of them or the relevant one of them, as the context requires;

“Business Owned Properties” means the Properties set out in Paragraph 1(1) of Schedule 3 (Part 1), and “Business Owned Property” means any one of them or the relevant one of them, as the context requires;

“Business Permits” means, in relation to each Business, all licences, permits, consents, approvals, authorizations, registrations, franchises, exemptions and orders of any Governmental Authority at Closing and relating primarily to the Operations;

“Business Properties” means the Business Owned Properties and the Business Leased Properties, and “Business Property” means any one of them or the relevant one of them, as the context requires;

“Business Purchaser” means, in relation to each Business or specified Business Asset referred to in Schedule 2 (Part 2) column (2):

(a)                 the relevant person or company identified in Schedule 2 (Part 2) column (3); or

(b)                 the relevant person or company nominated by Purchaser in accordance with Clause 2.3.1;

and “Business Purchasers” means all such persons and companies;

“Business Receivables” means all amounts receivable, accrued or prepaid by or owed to the relevant Business Seller in relation to the Operations in respect of trading debtors, excluding any cash in hand, cash in transit, cash at bank and any current investments held by or on behalf of the Business Seller;

“Business Seller” means, in relation to each Business or specified Business Asset referred to in Schedule 2 (Part 2) column (2), the relevant person or company identified in Schedule 2 (Part 2) column (1), and “Business Sellers” means all such persons and companies;

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“Cash Balances” means any cash in hand, cash in transit, cash at bank and any current investments held at the Effective Time by or on behalf of any of the Group Companies, as derived from the relevant Net Debt Statement and included in line items under the heading “Cash Balances” in Paragraph 3 of Schedule 13 (Part 3);

“Claiming Party” has the meaning set out in Clause 11.5;

“Claims” means all rights and claims arising at any time whether before or after Closing to the extent related to any Business Asset or any Business Liability, but excluding any rights or claims under the Insurance Policies that are not Continuing Policies, and “Claim” means any one of them or the relevant one of them, as the context requires;

“Closing” means, in respect of the sale of the Shares, the US Interests and each particular sale of Business, the performance of the actions set out in Clause 6.2.3 to the extent relating to the Shares, US Interests or Business, as the case may be, provided that a reference to circumstances or events at or after Closing, or to periods before or after Closing, shall be a reference to each Closing but then only in relation to the Company and/or the US Company, if applicable, or to the Business or Group Company which is the subject of such Closing;

“Closing Date” means the date on which Closing has taken place in respect of the Shares and the US Interests;

“Closing Payment Amount” has the meaning set out in Clause 6.2.1;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Combined Tax Group” has the meaning set out in Schedule 14 (Part 1);

“Committed Financing Facility” means the bridge facility referred to in the Commitment Letter;

“Commitment Letter” means the financing commitment letter attached hereto as Schedule 19;

“Company” means Brunob II, B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Arnhem, the Netherlands, and registered address at Velperweg 76, Arnhem, the Netherlands;

“Company Assets” means all of the assets of the Group Companies;

“Competition Laws” means all statutes, rules, regulations, orders, decrees, administrative guidance and judicial doctrines and other Laws that are designed or intended to regulate mergers or other business combinations (requiring pre-closing or post-closing authorizations, consents or judgments) or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Conditions Precedent” means the conditions set out in Clause 4.1, and “Condition Precedent” means any one of them or the relevant one of them, as the context requires;

“Confidentiality Agreement” means the confidentiality agreement dated 22 May 2009 between Seller and Purchaser;

“Constitutional Documents” means, with respect to any company, such company’s deed or

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memorandum of incorporation, charter, articles of association, bylaws and other organizational documents, as applicable;

“Continuing Policies” has the meaning set out in Clause 8.7.1;

“Contracts” means all contracts, agreements, deeds, leases, licenses, and other legally binding undertakings and commitments, whether written or oral, and “Contract” means any of them or the relevant one of them, as the context requires;

“Customer Field” means:

(a)  non-pharmaceutical products for application to human hair or skin, including products that are regulated as over-the-counter drugs under applicable law, other than wound care products;

(b)  non-ingestible products for oral care, but excluding chewing gum;

(c)   products for modifying the properties including rheology, and the performance including cleaning, fabric softness and hand feel in fabric softeners and other laundry products for the consumer, industrial and institutional markets and products for the controlled delivery of fragrances and other functional ingredients in detergents for consumer, industrial and institutional markets, and for detergent building in detergents for consumer, industrial and institutional markets;

(d)  products for home cleaning and for hard surface cleaning in consumer, industrial and institutional markets, and encapsulation products for fragrances and active ingredients in animal litter, but not including products to improve absorbency in animal litter;

(e)   linerboard and paperboard coating products, which for the avoidance of doubt shall not include products for use at the wet end and size press of the papermaking process;

(f)      products for use in water treatment applications and systems;

(g)  products for use in oil and gas exploration, drilling, stimulation and production including refinery operations and products;

(h)  products for use in agricultural applications and in the agrochemical and agricultural industries including seed and plant treatments (which, for the avoidance of doubt, shall not include products for use in food processing), other than (i) biodegradable products for use in protective preformed sheets for use in crop fields and (ii) ingredients for animal feed and for use in aquaculture;

(i)     products for use in mining applications and in the mining industry;

(j)      products for use in asphalt applications and the asphalt industry; and

(k)  any such other products as may be agreed from time to time by Seller and Purchaser;

“Data Room” means the electronic data room containing documents and information relating to the Group, made available by Seller, the contents of which are listed in Appendix 1 to Schedule 15 (Part 2);

“Data Room Information” means (a) that information and those documents in the Data Room

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which Purchaser was able to print as of the day prior to the Signing Date, (b) that information contained in written summaries of documents in the so-called “clean room” portion of the Data Room which Seller permitted to be shared with Representatives of Purchaser (other than counsel to Purchaser), (c) that information contained in the written correspondence, including attachments where applicable, between Representatives of Purchaser and Seller attached to the Disclosure Letter, and (d) that information contained in the public registries searched by Purchaser or any Representative of Purchaser prior to Signing;

“Deferred Closing” has the meaning set out in Clause 6.5.4;

“Deferred Condition” has the meaning set out in Clause 6.5;

“Deferred Jurisdiction” has the meaning set out in Clause 6.5;

“Disclosure Letter” means the letter from Seller to Purchaser, attached as Schedule 15 (Part 2);

“Disputed Item” has the meaning set out in Clause 7.1.3(c)(ii);

“Effective Time” means the end of the day on the day immediately preceding the Closing Date;

“Employees” means all those persons who are immediately prior to Closing employed by a Group Company, together with the Automatic Transfer Employees and the Non-Automatic Transfer Employees;

“Employment Costs” has the meaning set out in Schedule 6;

“Employment Liabilities” has the meaning set out in Schedule 6;

“Encumbrance” means any charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other similar third party rights or security interest of any kind or an agreement to create any of the foregoing;

“Environment,” “Environmental Authority,” “Environmental Law” and “Environmental Permit” have the meanings set out in Paragraph 10(a) of Schedule 15 (Part 1);

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with Seller or any of its Affiliates, would be treated as a single employer under section 414 of the Code or section 4001 of ERISA;

“Estimated Cash Balances” means Seller’s good faith best estimate of the aggregate of the Cash Balances as of the Effective Time, as set out in the Estimated Net Debt Statements;

“Estimated Intra-Group Indebtedness” means, in relation to each Group Company, the aggregate of the Estimated Intra-Group Payables less the Estimated Intra-Group Receivables of said Group Company;

“Estimated Intra-Group Payables” means, in relation to each Group Company, Seller’s good faith best estimate of the Intra-Group Payables of said Group Company as of the Effective Time,

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as set out in the relevant Estimated Net Debt Statement;

“Estimated Intra-Group Receivables” means, in relation to each Group Company, Seller’s good faith best estimate of the Intra-Group Receivables of said Group Company as of the Effective Time, as set out in the relevant Estimated Net Debt Statement;

“Estimated Net Debt” means:

(a)                 in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary) the aggregate (which may be a positive or a negative number) of the following:

(i)                    Estimated Intra-Group Indebtedness of each Group Company other than the US Company and its Subsidiary; plus

(ii)                Estimated Third Party Indebtedness of each Group Company other than the US Company and its Subsidiary; less

(iii)            Estimated Cash Balances of each Group Company other than the US Company and its Subsidiary;

(b)                 in relation to the US Company (including its Subsidiary) the aggregate (which may be a positive or a negative number) of the following:

(i)                    Estimated Intra-Group Indebtedness of the US Company and its Subsidiary; plus

(ii)                Estimated Third Party Indebtedness of the US Company and its Subsidiary; less

(iii)            Estimated Cash Balances of the US Company and its Subsidiary; and

(c)                  in relation to the Group, the sum of all amounts calculated under items (a) and (b);

“Estimated Net Debt Statement” means, in relation to each of the Company (including all other Group Companies other than the US Company and its Subsidiary) and the US Company (including its Subsidiary), the statement of Estimated Net Debt to be prepared in accordance with Clause 5.4;

“Estimated Purchase Price” has the meaning set out in Clause 3.2;

“Estimated Third Party Indebtedness” means Seller’s good faith best estimate of the Third-Party Indebtedness as of the Effective Time, as set out in the Estimated Net Debt Statements;

“Estimated Working Capital” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, Seller’s good faith best estimate of its Working Capital as of the Effective Time, as set out in the Estimated Working Capital Statement;

“Estimated Working Capital Adjustment” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, the amount by which its Estimated Working Capital is greater than its Base Working Capital (in which case such amount shall be expressed as a

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positive figure) or by which it is less than its Base Working Capital (in which case such amount shall be expressed as a negative figure), and, in relation to the Group, the sum of all such amounts;

“Estimated Working Capital Statement” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, the statement of Estimated Working Capital to be prepared in accordance with Clause 5.4;

“EU Regulation” has the meaning set out in Clause 4.1.1;

“Excess Cash Amount” has the meaning set out in Clause 6.3.2;

“Excluded Liabilities” means:

(a) any Liability of any past or present member of Seller’s Group or its predecessors, to the extent such Liability (i) is a Liability (whether known or unknown) of a Group Company at Closing or is a Liability (whether known or unknown) of a Business Seller at Closing and does not relate to the Operations, or, without detracting from the generality of the foregoing, (ii) relates to any of the Seller’s Retained Starch Activities, or (iii) relates to the adhesives, electronic and engineering materials or specialty polymers businesses formerly owned and operated by past or present members of Seller’s Group or their predecessors;

(b) any Liability that relates to those matters set out in section [•] of the Data Room;

but excluding:

(c) any Liability (including any Liability for Tax) for which Seller is liable under an indemnity set out in this Agreement other than pursuant to Clause 8.2;

“Final DBO Adjustment Amount” has the meaning set out in Paragraph 2.4 of Schedule 7 (Part 1);

“Financial Statements” has the meaning set out in Clause 5.5.1;

“Financing” has the meaning set out in Clause 5.6.1;

“GAAP” means United States generally accepted accounting principles;

“Goodwill” means the goodwill of the Business Sellers in relation to the Operations, together with the goodwill attaching to any registered or unregistered trademarks, together with the exclusive right (so far as the Business Sellers can grant the same) for the Business Purchasers to represent themselves as carrying on the Operations and the business of the Group under the name “National Starch” or any other similar name in succession to the Business Sellers;

“Governmental Authority” means, to the extent it has jurisdiction, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or other authority, or any national government, any legislature, any political subdivision of a national government or of any state, county, province or local jurisdiction therein, or any agency or instrumentality of any such government or political subdivision;

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“Group” means the Group Companies and the Businesses, taken as a whole;

“Group Companies” means the Company, the US Company and the Subsidiaries, and “Group Company” means any one of them or the relevant one of them, as the context requires;

“Group Contracts” means all Contracts to which any Group Company is a party and all Business Contracts, and “Group Contract” means any one of them or the relevant one of them, as the context requires;

“Group Intellectual Property” means any Intellectual Property owned by any Group Company;

“Group Liabilities” means all Liabilities (whether known or unknown) of any member of Seller’s Group, suffered or incurred after Closing, to the extent that any such Liability (a) is a Liability of a Group Company at Closing, (b) is a Business Liability at Closing, or (c) otherwise relates to the Operations (including the assets used therein) as conducted at any time prior to Closing, by any past or present member of Seller’s Group or their predecessors, but not to the extent that any such Liability is an Excluded Liability or a Liability (including a Liability for Tax) for which Seller is liable under an indemnity set out in this Agreement.

“Group Material Adverse Effect” means any fact, circumstance or change (including any loss of, or adverse change in the relationship with, Employees, customers or suppliers of the Operations that Purchaser proves is not proximately caused by the pendency or announcement of the Transaction or any other transactions or actions contemplated by this Agreement) that, individually or when taken together with all other such facts, circumstances, changes that exist at the date of determination, has or is reasonably likely to have a material adverse effect on the Operations taken as a whole; provided, however, that facts, circumstances or changes or effects resulting from, relating to or arising out of the following shall not be taken into account when determining whether a Group Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market or economic conditions provided that such conditions do not have a materially disproportionate impact on the Operations, as compared to other similar companies in industries in which the Group operates; (ii) general market or economic conditions in the industries in which the Group conducts the Operations provided that such conditions do not have a materially disproportionate impact on the Operations, as compared to other similar companies in industries in which the Group operates; (iii) currency exchange rate fluctuations; (iv)  political conditions (including changes arising out of acts of terrorism, sabotage, armed hostilities or war), crop diseases or weather conditions or other force majeure events; (v) changes in Law or changes in the accounting principles pursuant to which the Group is required to change its prior accounting policies or practices; and (vi) any loss of, or adverse change in the relationship with, Employees, customers or suppliers of the Operations proximately caused by the pendency or announcement of the Transaction or any other transactions or actions contemplated by this Agreement;

“Guarantee” means any guarantee, indemnity, surety, letter of comfort or other assurance, security, right of set-off, obligation to contribute (‘bijdrageplicht’) or undertaking, given by a person to secure or support the obligations (actual or contingent) of any other person (including any right of recourse or similar liability under applicable Law), whether given directly, by way of

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counter-indemnity or otherwise;

“Hazardous Substances” has the meaning set out in Paragraph 10(a) of Schedule 15 (Part 1);

“Hive-out Agreements” means the Master NPG Agreement and the Transaction Documents (as defined in the Master NPG Agreement);

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;

“IFRS” means International Financial Reporting Standards, as adopted by the European Union and as amended from time to time;

“Insurance Policies” means all insurance policies in effect at Signing in which a Group Company or Business Seller (in relation to a Business) is an insured party;

“Intellectual Property” means Registered Intellectual Property and Unregistered Intellectual Property;

“Interest Rate” means 3% (three percent) per annum accrued on a daily basis;

“Interim Holdco” has the meaning set out in Clause 6.5.2;

“Intra-Group Indebtedness” means, in relation to each Group Company, the aggregate amount of the Intra-Group Payables minus the aggregate amount of the Intra-Group Receivables of said Group Company, which aggregate amount may be a positive or negative number;

“Intra-Group Payables” means, in relation to each Group Company, all amounts owed by said Group Company to a member of the Seller’s Group (other than the Group Companies) in respect of loans and other indebtedness, including dividends, Intra-Group Service Fees owed by such Group Company and amounts due in respect of Taxation paid by another member of the Seller’s Group on its behalf (together in each case with accrued interest thereon), at the Effective Time (but excluding any Intra-Group Trading Payables and any item to be included in calculating the Cash Balances of said Group Company) or the Third-Party Indebtedness of said Group Company, as derived from the relevant Net Debt Statement and included in line items under the heading “Intra-Group Payables” in Schedule 13 (Part 2);

“Intra-Group Receivables” means, in relation to each Group Company, all amounts owed by a member of the Seller’s Group (other than the Group Companies) to said Group Company in respect of loans and other indebtedness, including Intra-Group Service Fees owed to such Group Company at the Effective Time and including amounts due in respect of Taxation payable to or recoverable (by credit or otherwise) by another member of the Seller’s Group but which amounts are attributable to the activities of such Group Company (together, in each case, with accrued interest thereon), at the Effective Time (but excluding any Intra-Group Trading Receivables and any item to be included in calculating the Cash Balances of said Group Company) or the Third-Party Indebtedness of said Group Company, as derived from the relevant Net Debt Statement and included in line items under the heading “Intra-Group Receivables” in Paragraph 3 of Schedule 13 (Part 3);

“Intra-Group Retained Agreements” means the agreements listed in Schedule 5;

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“Intra-Group Service Fees” means, in relation to each relevant Group Company, any amount owed by or to any member of Seller’s Group in respect of royalties, management services and research (including, in each case, such part of such amount as relates to VAT);

“Intra-Group Trading Payables” means the aggregate amount that members of Seller’s Group (excluding the Group Companies) are entitled to claim from any Group Company for payment of amounts owed in respect of any trading debt between such members of Seller’s Group and the Group Companies, including amounts pursuant to Intra-Group Retained Agreements, as at the Effective Time, as are described in Schedule 13 (Part 5);

“Intra-Group Trading Receivables” means the aggregate amount that the Group Companies are entitled to claim from Seller’s Group (other than the Group Companies) for payment of amounts owed in respect of any trading debt between such members of Seller’s Group and the Group Companies, including amounts pursuant to Intra-Group Retained Agreements, as at the Effective Time, as are described in Schedule 13 (Part 5);

“IP Licence” means the licence attached hereto as Schedule 10;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instructions and training manuals, tables of operating conditions, market forecasts, list and particulars of customers and suppliers;

“Law” means any applicable statute, law, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from Contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any one of them or the relevant one of them, as the context requires;

“Local Transfer Documents” and “Local Transfer Document” have the meanings set out in Clause 2.5.1;

“Losses” means all damage, losses, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands;

“Master NPG Agreement” means that certain Master Intra-Group Sale and Purchase Agreement relating to the NPG Business, dated April 1, 2008, between Seller and the Company;

“Material Contract” has the meaning set out in Paragraph 7 of Schedule 15 (Part 1);

“Member States” means the member states of the European Union from time to time, and “Member State” means any of them or the relevant one of them, as the context requires;

“Moveable Assets” means, in relation to each Business, all tangible property (including plant and machinery, vehicles, testing and other equipment, and spare parts for any such machinery and equipment, and furniture), excluding Business Property and Business Inventory, of the relevant

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Business Seller and used primarily in the Operations at Closing excluding, for the avoidance of doubt, any such tangible property owned by any of the Group Companies;

“Net Debt” means:

(a)                 in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary) the aggregate (which may be a positive or a negative number) of the following:

(i)                    Intra-Group Indebtedness of each Group Company other than the US Company and its Subsidiary; plus

(ii)                Third Party Indebtedness of each Group Company other than the US Company and its Subsidiary; less

(iii)            Cash Balances of each Group Company other than the US Company and its Subsidiary;

(b)                 in relation to the US Company (including its Subsidiary) the aggregate (which may be a positive or a negative number) of the following:

(i)                    Intra-Group Indebtedness of the US Company and its Subsidiary; plus

(ii)                Third Party Indebtedness of the US Company and its Subsidiary; less

(iii)            Cash Balances of the US Company and its Subsidiary; and

(c)                  in relation to the Group, the sum of all amounts calculated under items (a) and (b).

“Net Debt Statement” means, in relation to each of the Company and the US Company, the statement of Net Debt prepared in accordance with Clause 7.1;

“Non-Automatic Transfer Employees” means all those persons who are immediately prior to Closing employed primarily in the Operations by any member of Seller’s Group (other than the Group Companies) but will not transfer with the Businesses by operation of the Transfer Regulations;

“Non-Cleared Assets” has the meaning set out in Clause 6.5.6;

“Non-EU Country” means any country that is not a Member State;

“Non-Material Business” has the meaning set out in Clause 6.5.5;

“Non-Material Group Company” has the meaning set out in Clause 6.5.2;

“Notary” means civil law notary Professor Martin van Olffen, or any other civil law notary of De Brauw Blackstone Westbroek N.V., or such notary’s substitute;

“Notice” has the meaning set out in Clause 14.11.1;

“Notice of Disagreement” has the meaning set out in Clause 7.1.3(a);

“NPG Contracts” means the Contracts (as defined in the Master NPG Agreement) included in the NPG Business Assets (as defined in the Master NPG Agreement);

“Offer Value” means USD 1,300,000,000 (one billion three hundred million US dollars);

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“Operations” means the business conducted by the Group Companies, combined with the business activities conducted by the Business Sellers to the extent such activities comprise the research and development into and production, marketing, sale and distribution of specialty starches on a worldwide basis, principally focused on the food industry and also serving papermaking markets and the supply of industrial starch applications, but excluding any other line of business conducted by any Group Company or Business Seller and Seller’s Retained Starch Activities;

“Other Party” has the meaning set out in Clause 11.5;

“Outside Date” has the meaning set out in Clause 4.2.2(c);

“Parties” means Seller and Purchaser, and “Party” means any one of them or the relevant one of them, as the context requires;

“Payee Party” has the meaning set out in Clause 10.10.2;

“Payor Party” has the meaning set out in Clause 10.10.2;

“Permitted Encumbrances” means (i) security interests arising in the ordinary course of business or by operation of Law and not attributable to the borrowing of money that do not affect the usage of the underlying asset, (ii) security interests arising under sales contracts with title retention provisions and equipment leases with third parties and entered into in the ordinary course of business, (iii) security interests for Taxes and other governmental charges which are not due and payable or which may be paid without penalty, and (iv) any encumbrances disclosed in section [•] of the Disclosure Letter;

“Properties” has the meaning set out in Paragraph 5(a)(i) of Schedule 15 (Part 1), and “Property” means any one of them or the relevant one of them, as the context requires;

“Purchase Price” has the meaning set out in Clause 3.1;

“Purchaser” has the meaning set out in the preamble of this Agreement;

“Purchaser’s Group” means Purchaser and its subsidiaries from time to time, including, after Closing, the Group Companies;

“Purchaser’s Lawyers” means Sidley Austin LLP at One South Dearborn Street, Chicago, Illinois 60603, United States of America

“Purchaser’s Warranties” means the warranties given by Purchaser to Seller pursuant to Clause 9.4 and Schedule 15 (Part 4), and “Purchaser’s Warranty” means any one of them or the relevant one of them, as the context requires;

“Registered Group Intellectual Property” means any Registered Intellectual Property that is owned by a Group Company;

“Registered Intellectual Property” means all of the following items: (i) patents, including reissued patents, re-examined patents, patent applications of all types, and any patents which may be filed or granted therefor and all rights to claim priority in whole or in part on the basis of

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any of the aforementioned patents or applications; (ii) registered trademarks, trade names or service marks, applications to register trademarks, trade names or service marks, registered trade dress, applications to register trade dress, intent to use applications or other applications or registrations related to trade identity and trademarks; (iii) registered copyrights and applications for copyright registration in any country; (iv) mask work registrations and applications to register mask works in any country; (v) domain name registrations and applications to register domain names in any country; and (vi) any other intellectual property that is the subject of an application, certificate, issuance or registration filed with, issued by, or recorded by, any state, government, or other legal authority in any country;

“Regulations S-K and S-X” means Regulations S-K and S-X promulgated by the SEC under the Securities Act;

“Relevant Participant” has the meaning set out in Schedule 7 (Part 1);

“Relevant Period” has the meaning set out in Paragraph 10(a) of Schedule 15 (Part 1);

“Reporting Accountants” means E&Y or, if the Parties otherwise agree, another firm of accountants of international repute, with offices in the Netherlands and the United States of America;

“Representative” means any manager, officer, employee, legal, financial or other professional advisor, accountant or other agent, of the Party concerned;

“Restricted Activity” means any activity that is substantially the same as the Operations at Signing, wherever conducted;

“Restricted Employee” means any person who immediately prior to the Signing Date is employed by a Group Company or otherwise employed primarily in the Operations by any member of Seller’s Group and who:

(d)                 has access to trade secrets or other similar confidential information of the Group; or

(e)                  is a Senior Employee;

“Restricted Period” means, in relation to any action referred to in Clause 12.1.1, (a) where such action takes place in any Member State, a period of 3 (three) years commencing on the Closing Date, and (b) where such action takes place other than in any Member State, a period of 5 (five) years commencing on the Closing Date or such shorter period of time recognised by applicable Law as being binding on Seller, and the other members of Seller’s Group;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Seller” has the meaning set out in the preamble of this Agreement;

“Seller Plan” has the meaning set out in Schedule 7;

“Seller’s Group” means Seller and its subsidiaries from time to time, excluding after Closing the Group Companies;

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“Seller’s Lawyers” means De Brauw Blackstone Westbroek N.V. at Claude Debussylaan 80, 1082 MD Amsterdam, the Netherlands;

“Seller’s Retained Starch Activities” means the following activities of the Seller’s Group (excluding the Group Companies and, in relation to the Businesses, the Business Sellers) relating to starch (which for the purposes of this definition includes Specialty Starches) and which, for the avoidance of doubt, are not reflected in the Accounts:

(a)                 the research, development, production, marketing, sale and distribution of starch and products that contain starch, in each case for use or application in the Customer Field, conducted by Seller’s Surface Chemistry business unit;

(b)                 the research, development, production, marketing, sale and distribution of cellulose derivatives and modified cellulose derivatives, in each case which may contain starch or starch derivatives, conducted by Seller’s Functional Chemicals business unit;

(c)                  the research, development, production, marketing, sale and distribution of coatings, and adhesives, in each case which may contain starch, conducted by Seller’s Performance Coatings and Deco business units;

(d)                 the research, development, marketing, sale and distribution of redispersible powders which may contain starch, and the research, development, marketing, sale and distribution of starch, in each case, for use or application in dry-mix construction and building materials (including adhesives), air-entraining agents, binders, cement set modifiers, defoamers, hydrophobes, rheology modifiers and shrinkage reducers, conducted by Seller’s Functional Chemicals business unit;

(e)                  the research, development, production, marketing, sale and distribution of products and systems, in each case which may contain starch, and the research, development, marketing, sale and distribution of starch, in each case, for use or application in the pulp and paper industries, and the production of starch for application in linerboard and paperboard coatings products (including, for use in the wet and size press of the papermaking process), all as conducted by Seller’s Pulp and Paper business unit; and

(f)                     the sale and distribution of starch by ICI Pakistan Limited;

provided that, for purposes of this definition, anything that consists entirely of starch shall be deemed not to “contain starch.”

“Seller’s Warranties” means the warranties given by Seller to Purchaser pursuant to Clause 9.1 and Schedule 15 (Part 1), and “Seller’s Warranty” means any one of them or the relevant one of them, as the context requires;

“Senior Employee” means the Global Leadership Team and the Regional Leadership Teams  of the Group, comprising the individuals occupying the positions listed in Schedule 20 as of the Signing Date or at any time between the Signing Date and the Closing Date;

“Share Purchasers” means Corn Products Netherlands S.a.r.l. of Luxembourg, the purchaser of the Shares, and Corn Products International, Inc., the purchaser of the US Interests, or in each case such other members of Purchaser’s Group nominated in accordance with Clause 2.3.1, and

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“Share Purchaser” means any one of them or the relevant one of them, as the context requires;

“Share Seller” means Carelaa B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Arnhem, the Netherlands, and registered address at Velperweg 76, Arnhem, the Netherlands;

“Shares” means the entire issued share capital of the Company;

“Signing” means the signing of this Agreement by the Parties;

“Signing Date” means the day on which the second Party signing this Agreement has signed it;

“Specialty Starches” means (a) starch from any source the structure of which has been modified through physical, enzymatic or chemical processes and (b) starch derived from specialty hybrids of any plant, which shall mean all hybrids produced by traditional breeding and/or genetic engineering techniques, and that yield starches with distinctive structural features, physical characteristics and/or performance benefits in use, in each case whether in solid or liquid form;

“Subsidiaries” means the companies identified in Schedule 2 below the Company or the US Company, as applicable, and “Subsidiary” means any one of them or the relevant one of them, as the context requires;

“Tax” or “Taxation” has the meaning set out in Schedule 14 (Part 1);

“Tax Authority” has the meaning set out in Schedule 14 (Part 1);

“Tax Indemnity” means the indemnities relating to Taxation set out in Schedule 14 (Part 1);

“Tax Return” has the meaning set out in Schedule 14 (Part 1);

“Tax Sharing Arrangement” has the meaning set out in Schedule 14 (Part 1);

“Tax Warranties” means Seller’s Warranties contained in Paragraph 15 of Schedule 15 (Part 1) and, insofar as they relate to Tax matters, Paragraphs 2, 5, 7, 8, 9, 12 and 17 of  Schedule 15 (Part 1), and “Tax Warranty” means any one of them or the relevant one of them, as the context requires;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties in respect of the assignment or transfer to Purchaser or the relevant Share Purchaser or Business Purchaser of (a) any of the Shares or other rights and assets transferred, directly or indirectly, under Clause 2.1.1, (b) any of the US Interests or other rights and assets transferred, directly or indirectly, under clause 2.1.1, or (c) any of the Business Liabilities, or otherwise reasonably necessary to permit Purchaser to conduct the Operations after the Closing, and “Third Party Consent” means any one of them or the relevant one of them, as the context requires;

“Third Party Indebtedness” means the aggregate amount (which may be a positive or negative number), at the Effective Time, of all outstanding borrowings, including bank loans, overdrafts, bonds and other loans, and finance leases, together in each case with accrued interest thereon (i) owed by any Group Company to any third party (expressed as a positive number) and (ii) owed

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by any third party to any Group Company (expressed as a negative number), as derived from the relevant Net Debt Statement and included in line items under the heading “Third-Party Indebtedness” in Paragraph 3 of Schedule 13 and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group;

“Transaction” means the acquisition of the Group by the Purchaser (and relevant other member(s) of the Purchaser’s Group);

“Transfer Regulations” means EU Acquired Rights Directive 2001 as implemented in the relevant Member States or any equivalent legislation or regulation dealing with the same subject matter in any other jurisdiction, as amended or enacted from time to time;

“Transferring Employee” shall mean any Automatic Transfer Employee (other than any person who exercises his or her right not to transfer under applicable Law) and any Non-Automatic Transfer Employee who accepts Purchaser’s offer of employment;

“Transitional Services Agreement” means the agreement attached hereto in Agreed Terms as Schedule 17, regarding a 12 (twelve) month transitional arrangement in respect of certain human resources, benefits and IT matters (e.g. server space and certain network services), a six-month transitional arrangement in respect of certain cash management matters and such other transitional arrangements as may be mutually agreed by the parties in accordance with the provisions thereof;

“UK Business” means that part of the Business of the Group conducted by the relevant Business Seller in the UK;

“UK Defined Benefit Plans” means the [ICI Pension Fund] and the [ICI Speciality Chemicals Pension Fund];

“UK Employees” means all those Automatic Transfer Employees working in the UK Business;

“US Company” means National Starch LLC, a Delaware limited liability company;

“US Interests” means all of the outstanding membership interests of the US Company;

“US Seller” means Akzo Nobel Chemicals Inc., a Delaware corporation (Federal ID Number 13-3429437);

“Unregistered Intellectual Property” means all intellectual property other than Registered Intellectual Property, including: (i) proprietary and confidential inventions (whether or not patentable): (ii) Know-how; (iii) unregistered or common law trademarks and service marks, trade names, trade dress and trade styles, product configurations, and logos and like protections; (iv) copyrights, moral rights (to the extent assignable under applicable Law) and like protections throughout the world, works of authorship and derivative works thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, websites and website content, written materials in any form, marketing and sales materials, and brochures; (v) industrial designs throughout the world; and (vi) databases, data structures and data collections and all rights therein throughout the world;

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“USD” means US Dollars;

“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogation from) the Directive 2006/112/EC, and outside the European Union, any Tax levied by reference to added value, or sales and/or consumption;

“Warranties” means the Seller’s Warranties or the Purchaser’s Warranties, as the context requires, and “Warranty” means any one of them or the relevant one of them, as the context requires;

“Working Capital” means the aggregate of Working Capital Inventory, plus Working Capital Receivables, less Working Capital Payables, but excluding, for the avoidance of doubt, all amounts in respect of (i) Cash Balances, (ii) Intra-Group Receivables, (iii) Intra-Group Payables, and (iv) Third Party Indebtedness;

“Working Capital Adjustment” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, the amount by which its Working Capital is greater than its Base Working Capital (in which case such amount shall be expressed as a positive figure) or by which its Working Capital is less than its Base Working Capital (in which case such amount shall be expressed as a negative figure), and, in relation to the Group, the sum of all such amounts;

“Working Capital Inventory” means (i) in relation to each relevant Business, its Business Inventory as at the Effective Time and (ii) in relation to each Group Company, all raw materials, consumables, work in progress, part-processed stocks, finished goods, goods for resale and stock in transit, wherever located, of said Group Company as at the Effective Time, as included in line items under the heading “Working Capital Inventory” in Paragraph 3 of Schedule 13;

“Working Capital Payables” means, in relation to each Group Company and each Business, the aggregate of all amounts owing, accrued or deferred by, as the case may be, said Group Company or the relevant Business Seller in respect of the said Business, in respect of trading creditors, as at the Effective Time, as included in line items under the heading “Working Capital Payables” in Paragraph 3 of Schedule 13;

“Working Capital Receivables” means (i) in relation to each relevant Business, its Business Receivables as at the Effective Time and (ii) in relation to each Group Company, the aggregate of all amounts receivable, accrued or prepaid by or owed to said Group Company in respect of trading debtors as at the Effective Time, excluding (a) any item to be treated as part of the Cash Balances of said Group Company, and (b) debts owed to said Group Company which are not included in any Working Capital Statement, as included in line items under the heading “Working Capital Receivables” in Paragraph 3 of Schedule 13; and

“Working Capital Statement” means, in relation to the Company (including all other Group Companies other than the US Company and its Subsidiary), the US Company (including its Subsidiary) and each relevant Business, the statement of Working Capital prepared in accordance with Clause 7.1.

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Schedule 6  Employees

 (Clause 2.2.1)

1                           Definitions

In this Schedule 6:

“Employment Costs” means:

(a)                    the amounts payable or paid to or in respect of the employment of the relevant Employee (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and

(b)                   the costs of providing any non-cash benefits, which the employer is required to provide, by Law or Contract or customarily provides in connection with such employment (including other employee benefit provisions);

“Employment Liabilities” means any and all Losses, excluding Employment Costs, directly arising out of or directly connected with employment or the employment relationship, or the initiation (or failure to initiate) or the termination of employment, or of the employment relationship (including all Losses in connection with any claim, award, judgement or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract or discrimination).

“Non-Transferring Employee” has the meaning set out in Paragraph 3(d).

2                           Non-Automatic Transfer Employees and Automatic Transfer Employees

(a)                    Subject to Closing, in respect of any Non-Automatic Transfer Employees, as soon as reasonably practicable after Signing, but in any event not less than 5 (five) Business Days prior to the Closing Date set in Clause 6.1.1 for Closing, a member of the Purchaser’s Group shall make an offer to each Non-Automatic Transfer Employee (other than those under notice of termination of employment by Seller or any Seller Company for any reason) to employ such Non-Automatic Transfer Employee under a new contract of employment commencing, subject to Closing, with effect from the date of Closing. The offer to be made shall be such that:

(i)                    the provisions of the new contract shall be, as to the capacity and place in which the Employee will be employed, and as to the other terms and conditions of his or her employment, as favourable in overall terms as the corresponding provisions of his or her contract of employment (including retirement benefits) as existing immediately prior to the Closing;

(ii)                it provides that such Non-Automatic Transfer Employee’s period of continuous service with Seller’s Group shall be counted as continuous service with Purchaser’s Group; and

(iii)            it provides that it shall be a condition for the acceptance of such offer that the Non-Automatic Transfer Employee submits a letter of resignation, with effect

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from the date of Closing, as an employee of the relevant member of Seller’s Group.

Notwithstanding the foregoing, if Purchaser so requests in writing and if Seller agrees thereto in writing, Purchaser may elect not to make offers of employment to certain Non-Automatic Transfer Employees selected by Purchaser, in which event such Non-Automatic Transfer Employees shall be treated as a Non-Transferring Employee in accordance with Paragraph 3(d) (and Purchaser’s request in writing shall be deemed to constitute the notice of Purchaser referred to in Paragraph 3(d)). In addition to the notice and termination provisions of Paragraph 3(d), the relevant members of Seller’s Group shall use commercially reasonable endeavours to avoid or mitigate the quantum of Employment Costs and Employment Liabilities incurred in respect thereof.

(b)                   Subject to Closing and Paragraph 3(d):

(i)                    In respect of all Automatic Transfer Employees, Purchaser’s Group shall, with effect on and from the date of the Closing:

(A)                employ, for at least one (1) year after the Closing on terms as to the capacity and place in which such Automatic Transfer Employee will be employed and as to other contractual terms and conditions of his or her employment which are as favourable in overall terms as the corresponding provisions of his or her contract of employment (including retirement benefits) immediately prior to the date of Closing (except in relation to any terms, conditions or provisions excluded by the Transfer Regulations); and

(B)                count his or her period of continuous service with Seller’s Group as continuous service with Purchaser’s Group.

(c)                    Each Party shall comply, or shall procure that its applicable Affiliates comply, in all respects with the obligations imposed on a transferor and transferee by the applicable Transfer Regulations.

(d)                   If, following the sale and transfer of the Group, it is established that the contract of employment or employment (as applicable) of an Automatic Transfer Employee who was identified by Seller as such did not transfer in accordance with the Transfer Regulations (a “Remaining Transfer Employee”), then a member of the Purchaser’s Group:

(i)                    in consultation with Seller, shall as soon as reasonably possible but in any event within 5 (five) Business Days of being so requested by Seller, make to each such Remaining Transfer Employee an offer in writing to employ him or her under a new contract of employment to take effect immediately; and

(ii)                shall procure that the offer to be made will be such that (A) the provisions of the new contract shall be, subject to Paragraph 3(c), for at least one (1) year

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after the Closing, as to the capacity and place in which the Remaining Transfer Employee will be employed and as to the other contractual terms and conditions of his or her employment, as favourable in overall terms as the corresponding provisions of such Remaining Transfer Employee’s contract of employment (including retirement benefits) as existing immediately prior to the Closing, and (B) it provides that such Remaining Transfer Employee’s period of continuous service with Seller’s Group shall be counted as continuous service with Purchaser’s Group.

(e)                    Seller shall procure that, as of acceptance of the offer made pursuant to Paragraph 2(d)(i), the relevant member of Seller’s Group shall terminate the employment of the Remaining Transfer Employee concerned.

3                           Further provisions regarding Employees

(a)                    Each Party shall where and to the extent required by Law, contract or custom comply with its obligations to inform and consult and to assist the other Party in informing and consulting with employees, trade unions, works councils or other employee representatives regarding the Transaction, the transfer of Automatic Transfer Employees and/or the offers of employment to be made to Non-Automatic Transfer Employees pursuant to this Part 1, and shall fulfil any obligations to notify any statutory or other authority whatsoever in regard thereto.

(b)                   All Employment Costs with respect to the Employees relating to any act or omission of the Seller’s Group with respect to the period up to the Effective Time shall be borne by the Seller’s Group.

(c)                    Purchaser shall procure that, in respect of terms and conditions of employment other than terms and conditions relating to redundancy and retirement benefits, those Employees who were employees of Imperial Chemical Industries PLC (or any its subsidiaries) at the time of the acquisition by Seller of Imperial Chemical Industries PLC (the “ICI employees”), continue to enjoy, with effect from the Closing Date until 2 January 2012, terms and conditions that are as favourable in overall terms as those that apply as at the Effective Time,  subject to any changes necessary to facilitate the integration of the combined workforce and harmonisation of their terms and conditions, and save that Purchaser and each member of Purchaser’s Group shall be authorised to depart from the foregoing to the extent approved by the relevant employees and/or any relevant trade unions, works councils or other employee representative bodies.

(d)                   Subject to Closing, Purchaser shall be responsible for and shall fully indemnify and keep indemnified Seller and, as an irrevocable third party stipulation (`derdenbeding´), the relevant members of Seller’s Group from and against any and all Employment Costs incurred on or after the date of Closing, and Employment Liabilities which become due on or after the date of Closing, in respect of any Employee, provided that the foregoing indemnity shall not apply in respect of (i) any Automatic Transfer Employee who rejects the transfer to Purchaser’s Group as a

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result of the Transaction and as a result thereof remains employed by Seller’s Group, or (ii) any Non-Automatic Transfer Employee or Remaining Transfer Employee who does not accept Purchaser’s offer of employment made in accordance with Paragraph 2(a) or Paragraph 2(d) (as applicable) and as a result thereof remains employed by Seller’s Group (each a “Non-Transferring Employee”), unless within 20 (twenty) Business Days after the later of Closing and Purchaser giving notice to Seller of such rejection or non-acceptance, Seller or another member of Seller’s Group has notified Purchaser that the relevant member of Seller’s Group intends to terminate the employment of the Non-Transferring Employee and, within 20 (twenty) Business Days after expiry of the aforesaid 20 (twenty) Business Days, initiates such termination taking into account any applicable notice period under the contract of employment or applicable Law.

(e)                    Without detracting from the generality of Paragraph 3(d), subject to Closing, Purchaser shall be responsible for and shall fully indemnify and keep indemnified Seller and, as an irrevocable third party stipulation (`derdenbeding´), the relevant members of Seller’s Group from and against any and all Employment Costs and Employment Liabilities arising out of or in connection with:

(i)                    any Employment Liabilities which Seller or any of its Affiliates incurs as a result of Purchaser’s or any of its Affiliates’ failure to comply with its obligations under Paragraph 3(a) or its obligations under Paragraph 2(c) (save where such Employment Liabilities are attributable to the failure of Seller or its Affiliates to comply with its obligations under the Transfer Regulations or under Paragraph 3(a));

(ii)                any change in the working conditions of any Automatic Transfer Employee or Non-Automatic Transfer Employee occurring after the date of Closing;

(iii)            the change of employer occurring by virtue of any applicable Law and/or this Agreement; and

(iv)              any act or omission of any member of Purchaser’s Group in relation to any Automatic Transfer Employee or Non-Automatic Transfer Employee after the date of Closing.

(f)                      Subject to Closing, Seller shall be responsible for and shall indemnify and keep indemnified Purchaser and, as an irrevocable third party stipulation (`derdenbeding´), each of Purchaser’s Affiliates with respect to any and all Employment Costs and Employment Liabilities which Purchaser or any of its Affiliates incurs arising out of, in connection with or as a result of Seller’s or any of its Affiliates’ failure to comply with its obligations under Paragraph 3(a) or its obligations under Paragraph 2(c) (save where such Employment Liabilities are attributable to the failure of Purchaser or its Affiliates to comply with its obligations under the Transfer Regulations or under Paragraph 3(a)).

(g)                   Seller and Purchaser shall give each other such assistance as either may reasonably require in contesting any claim by any Employee or Undisclosed Employee resulting

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from or in connection with this Agreement.

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Schedule 7    Benefit Arrangements

Schedule 7 (Part 1)            General

1.      Definitions for this Schedule

“Actuarial Assumptions” means the assumptions used to measure the DBO or equivalent accrued benefit liability in Seller’s 31 December 2009 financial reports except that (i) the discount rate shall be adjusted by the change in the Pension Discount Rate Index from 31 December 2009 to the Closing Date; and (ii) if any relevant Seller Plan has been closed or frozen then the salary increase assumption shall be nil provided that steps have been taken in relation to that relevant Seller Plan which would allow a plan curtailment for US GAAP purposes;

“Closing Membership Data” means the Seller Transferring Plan membership data at Closing Date.  Membership data shall be rolled forward from 1 January 2010 or the latest date of available data;

“DBO” means the Defined Benefit Obligation as defined by International Financial Reporting Standard IAS19;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“Final DBO Adjustment Amount” means the amount equal to half of the sum of the amount of the Final Excess DBO multiplied by 0.66;

“Non-US Plan” means each Seller Plan which is not a US Plan;

“Past Service Liability” means the DBO for all Seller Transferring Plans measured at Closing Date using the Actuarial Assumptions and the Closing Membership Data;

“Pension Discount Rate Index” means the Citigroup pension liability discount rate for US Seller Plans and the relevant iBoxx AA 10+ year bond yield index for all other Seller Plans or an equivalent published discount rate index if agreed by Seller and Buyer;

“Relevant Participants” means (i) all those individuals who immediately prior to Closing are Transferring Employees, and (ii) in respect of any Seller Transferring Plan all beneficiaries, pensioners, deferred pensioners and dependents (including, if applicable, alternate payees and survivors) to the extent such persons have an interest in or the right to receive any benefit under any Seller Transferring Plan;

“Retirement Benefits” means all retirement benefits, survivors’ and termination benefits including post retirement healthcare or other welfare benefits that are payable in the form of

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lump sums, periodic payments or annuities;

“Seller Plan” means all plans or schemes (whether funded or unfunded) or insurance contracts or other arrangements in effect at Closing under which Seller (or another member of Seller’s Group) offer Retirement Benefits to Relevant Participants;

“Seller Retained Plans” means all Seller Plans that are not Seller Transferring Plans, as listed in Part 2 of this Schedule 7. Notwithstanding the foregoing, “Seller Retained Plans” shall include all Seller Plans that are not Seller Transferring Plans, even if such plans do not appear in Part 2 of this Schedule 7;

“Seller Transferring Plan” means any plan, scheme, insurance contract or other arrangement (whether funded or unfunded) under which Seller (or any member of the Seller’s Group) offers, prior to or on the Closing Date, Retirement Benefits solely to Relevant Participants that is listed in Part 3 of this Schedule 7;

“Target DBO” means USD 122,000,000 (one hundred twenty two million US dollars);

“US Plans” means all Seller Plans that are maintained in or established under the laws of the United States of America, including each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) and “US Plan” means any one of them or the relevant one of them, as the context requires.

2.      General

2.1               Purchaser, or a relevant other member of Purchaser’s Group shall be responsible for the continued operation and shall accept the transfer of all Retirement Benefits obligations of the Seller Transferring Plans with effect from the Closing Date. Seller and its Affiliates and Purchaser, or a relevant other member of Purchaser’s Group, shall jointly undertake all action necessary to effectuate the transfer, within 60 days following the Closing Date, of all trusts, insurance Contracts and other assets held by Seller relating to the Seller Transferring Plans to Purchaser or its applicable Affiliate effective as of the Closing.

2.2                All Relevant Participants who are participants in a Seller Retained Plan shall cease to be an active participant in such plan and shall cease to accrue Retirements Benefits under such plan with effect on and from the Closing Date. Seller, or the relevant Affiliate of Seller, shall retain all liabilities for the Seller Retained Plans, and neither Purchaser nor any of its Affiliates shall have any liability or obligation with respect to such Seller Retained Plans.

2.3                 Subject to other provisions within this Schedule 7 and this Agreement, for services rendered on or after the Closing Date, Purchaser’s Group shall offer Retirement Benefits under pension plans which are no less favourable in overall terms than either (i) the Retirement Benefits provided to similarly situated employees of Purchaser and its Affiliates

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or (ii) the Retirement Benefits provided to Participants under either the Seller Retained Plans or the Seller Transferring Plans as applicable, and effective as of Closing.  For the avoidance of doubt the replacement Retirement Benefits need not be defined benefits.

2.4              Seller and Purchaser shall make such arrangements as are required by Law and otherwise use reasonable endeavours to make such arrangements as are permitted by Law so that the accrued Retirement Benefits of Relevant Participants and the related assets of any Seller Retained Plan determined with reference to such Retirement Benefits are transferred from the relevant Seller Retained Plan to Purchaser Group Plans and the applicable Purchaser Group Plans shall be responsible for paying out such accrued benefits.

3.      Non-US Plans

3.1              Seller shall retain responsibility and liability for and shall indemnify and keep indemnified Purchaser and, as an irrevocable third party stipulation (`derdenbeding´), each of Purchaser’s Affiliates with respect to any and all Liabilities and Losses  in relation to:

(a)                        any Seller Retained Plan, including for the avoidance of doubt, any Liabilities and Losses in relation to any Seller Plan contributed to by or on behalf of any Automatic Transfer Employee (including any Automatic Transfer Employee who does not transfer in accordance with applicable Law); and

(b)                       any contribution notice or financial support direction arising under the Pensions Act 2004 or any payment, debt or other Liability arising under Section 75 or Section 75A of the Pensions Act 1995 in respect of the UK Defined Benefit Plans and any equivalent debt, penalty, tax, fine, demand or other Liability arising in any other relevant jurisdiction in respect of a Seller Retained Plan.

3.2     From the Closing Date, Purchaser and its Affiliates shall offer Retirement Benefits to the Automatic Transfer Employees in accordance with the Transfer Regulations and applicable Law.

4.      United States of America

4.1              Purchaser’s Group shall comply with all required legal provisions related to the US Plans, including collective bargaining agreements and all relevant US regulations effective upon the Closing Date. Purchaser shall procure that the relevant members of Purchaser’s Group shall assume full responsibility for the liability of all US Plans which are Seller Transferring Plans including ongoing funding (including any amounts first due after the Closing relating to obligations that arose before the Closing), administrative and legal requirements.

4.2              The Parties acknowledge that actions required to be taken pursuant to this Paragraph 4 may be subject to fiduciary duties or standards of conduct under ERISA or other Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

4.3              Except to the extent otherwise provided in this Agreement, (a) neither Purchaser nor any of its Affiliates shall assume any obligations arising under any US Plans, and (b) Seller and its Affiliates shall retain liability for, and shall indemnify Purchaser and its Affiliates with respect to, all liabilities that arise under the Seller Retained Plans forming part of the US

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Plans.

4.4              Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the Parties. No employee, or beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

5.      Excess DBO

5.1              A purchase price adjustment is to be calculated for all Seller Transferring Plans listed in Part 3 of this Schedule 7 and the accrued Retirement Benefits of Relevant Participants and the related assets of any Seller Retained Plan which are transferred under paragraph 2.4 of this schedule within 60 days of the Closing Date.

5.2              As soon as practicable following the Closing Date, Seller shall provide Purchaser with all data reasonably requested by Purchaser to enable Purchaser’s actuaries to calculate and agree with Seller’s actuaries the Past Service Liabilities.  In any event, no later than 60 (sixty) days after the receipt of data (or such other date mutually agreed to in writing by Purchaser and Seller), Purchaser and Seller shall cause their respective actuaries to jointly determine the “Excess DBO” as follows:

(a)                        the US Dollar value of Past Service Liabilities under the Seller Transferring Plans less

(b)                       the US Dollar market value of assets at Closing Date associated with such Seller Transferring Plans, if any, (such amount, which shall be determined without regard to any action taken by Purchaser or any of its Affiliates on or after the Closing Date, including any employee terminations or plan terminations and shall include for the avoidance of doubt the anticipated amounts of the Canadian Pension Transfer described in Clause 7 if such transfer has not yet been made) less

(c)                        the Target DBO.

5.3              US Dollar values shall be converted from other currencies using the mid market currency exchange rates on the Closing Date as published in the London edition of the Financial Times.

5.4              If the Excess DBO  cannot be agreed upon between Seller’s actuaries and Purchaser’s actuaries within such 60 (sixty) day period (or such later date as agreed to by Purchaser and Seller), then Purchaser and Seller may, within 5 (five) days after the expiration of such 60 (sixty) day period (or such mutually agreed later date), agree on a third-party independent actuary (or if not agreed, such actuary shall be nominated by the President of the Institute of Actuaries, for the time being), who shall determine the Excess DBO, whose expenses shall be shared equally by Purchaser and Seller, and whose determination shall be final, conclusive and binding on all parties.

5.5              The Excess DBO as finally determined by Seller’s and Purchaser’s actuaries or such independent actuary, as applicable, shall be referred to as the “Final Excess DBO.”

5.6              Any areas of different interpretation to the calculation of the Past Service Liabilities will follow the approach used by Seller and agreed by Seller’s auditors in Seller’s 31 December

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2009 financial reports.

5.7              If the Final Excess DBO exceeds zero, Seller shall pay Purchaser the Final DBO Adjustment Amount.

5.8              Payment under this Clause 5 shall be made, in cash, no later than 14 Business Days following the final determination of the Final Excess DBO.

6.      Canadian Plan

If the transfer of assets and liabilities from the Pension Plan for Salaried Employees of Nacan Products Limited and Associated and Subsidiary Companies to the Pension Plan for Salaried Employees of National Starch ULC and its Associates and Subsidiary Companies (the “Canadian Pension Transfer”) which has an effective date as of April 1, 2008 (the “Canadian Pension Transfer Effective Date”) has not occurred before Closing then:

(i)                           if the Ontario Superintendent of Financial Services approves the Canadian Pension Transfer [in an amount that is, as of the Canadian Pension Transfer Effective Date, less than the amount calculated as of the Canadian Pension Transfer Effective Date and as specified in the asset transfer report filed with the Ontario Superintendent of Financial Services in 2009 requesting approval for the Canadian Pension Transfer.  Seller shall pay to Purchaser an amount equal to the difference between such amounts within 14 Business Days following the date on which the Ontario Superintendent of Financial Services approves the Canadian Pension Transfer; and

(ii)                        if the Ontario Superintendent of Financial Services approves the Canadian Pension Transfer in an amount that is, as of the Canadian Pension Transfer Effective Date, more than the amount calculated as of the Canadian Pension Transfer Effective Date and as specified in the asset transfer report filed with the Ontario Superintendent of Financial Services in 2009 requesting approval for the Canadian Pension Transfer, Purchaser shall pay to Seller an amount equal to the difference between such amounts within 14 Business Days following the date on which the Ontario Superintendent of Financial Services approves the Canadian Pension Transfer, provided that no payment will be made under this clause if the amount of such payment is Can $1 million or less.

To the extent that any member of Seller’s Group has any co-management or custodial rights with respect to the Nacan Plan (including with respect to the investment of the assets thereof), Seller shall grant Purchaser such rights to the full extent permitted by Law during the period from and after the Closing through and including the date on which the Ontario Superintendent consents to a transfer of assets from the Nacan Plan to the National Starch Plan.

7.      US Plan Funding

7.1              If the Closing Date occurs on or after September 1, 2010, Seller shall, prior to September 15, 2010, make any and all cash contributions to the National Starch LLC Pension Plan for the 2009 plan year as necessary so that the “adjusted funding target attainment percentage” as defined under section 436(j) of the Code (“AFTAP”), for such 2009 plan year shall be at least 80%, as certified pursuant to regulations promulgated under section

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436 of the Code (the “AFTAP Certification”).  If the Closing Date occurs prior to September 1, 2010, Purchaser shall be responsible for any and all cash contributions necessary to bring the AFTAP for the National Starch LLC Pension Plan for the 2009 plan year to at least 80%, as reported on the AFTAP Certification.  In such case, Seller agrees to provide to Purchaser on the Closing Date actuarial data, including target liability and actuarial value of assets, to determine values to be reported on such AFTAP Certification.

7.2                 If a contribution under clause 8.1 is required and made by Seller, at the Closing Purchaser shall pay to Seller an amount equal to the product of the amount of such contribution multiplied by 0.65.

7.3                 Seller shall be responsible to effect minimum required contributions for the National Starch LLC Pension Plan for the 2009 plan year, either by making cash contributions on or prior to September 15, 2010, or by making a valid election to apply the funding carryover balance, as permitted under sections 430 and 436 of the Code.  Seller shall be responsible to effect all quarterly required contributions under sections 412 and 430 of the Code for the National Starch LLC Pension Plan for the 2010 plan year prior to the Closing Date.

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Schedule 8    Closing

Schedule 8 (Part 1)            Closing obligations

(Clause 6)

4                           General Obligations

(a)                    Seller’s obligations

At Closing, Seller shall deliver or make available to Purchaser the following:

(i)                    evidence reasonably satisfactory to Purchaser that Seller is authorised to sign this Agreement and that the Share Seller, US Seller or the relevant Business Seller, as the case may be, in respect of each Local Transfer Document, is authorised to sign such Local Transfer Document;

(ii)                a certificate signed by a duly authorised officer of Seller, dated the Closing Date, to the effect that, to Seller’s knowledge, no change, event or circumstance has occurred between the Signing Date and the Closing Date that has a Group Material Adverse Effect; and

(iii)            either (1) a certificate signed by a duly authorised officer of Seller, dated the Closing Date, to the effect that, to Seller’s knowledge, there is no breach of Seller’s Warranties disregarding all qualifications contained therein relating to “materiality” or “Group Material Adverse Effect,” as of the Closing Date as though made on such date (except to the extent any Seller’s Warranty speaks as of a specific date, in which case there is no breach of such Seller’s Warranty as of such specified date), except where the breach of any of Seller’s Warranties does not, individually or in the aggregate, have a Group Material Adverse Effect or (2) a certificate signed by a duly authorised officer of Seller, dated the Closing Date, to Seller’s knowledge, there is no breach of Seller’s Warranties disregarding all qualifications contained therein relating to “materiality” or “Group Material Adverse Effect,” as of the Closing Date as though made on such date (except to the extent any Seller’s Warranty speaks as of a specific date (in which case there is no breach of such Seller’s Warranty as of such specified date), except where the breach of any of Seller’s Warranties does not, individually or in the aggregate, have a Group Material Adverse Effect except as set out in such certificate and an undertaking from Seller to indemnify and hold harmless Purchaser and, as an irrevocable third party stipulation (‘derdenbeding’), each Group Company, each Business Purchaser and each Share Purchaser against any Losses that they may suffer arising out of the breaches set out in such certificate, subject to the limitations set out in Clauses 10.1 through 10.3 and Clauses 10.5 through 10.10, but without regard to the limitations set out in Clause 10.4.

(b)                   Purchaser’s obligations

At Closing, Purchaser shall deliver or make available to Seller:

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(i)                    evidence reasonably satisfactory to Seller that Purchaser is authorised to sign this Agreement and that Purchaser and / or the relevant Share Purchaser, and / or the relevant Business Purchaser, as the case may be, in respect of each Local Transfer Document, is authorised to sign such Local Transfer Document; and

(ii)                evidence of the due satisfaction of the Conditions Precedent set out in Clause 4.1.1 and 4.1.2.

5                           Transfer of the Shares, Membership Interests and Businesses

(a)                    General transfer obligations

At Closing, Seller shall procure that the Share Seller, US Seller and Business Sellers, and Purchaser shall procure that the Share Purchasers and Business Purchasers, shall execute and/or deliver and/or make available the Local Transfer Documents and take such steps as are required to transfer the Shares, the US Interests and Businesses, provided that:

(i)                    the Local Transfer Agreement in respect of the UK Business shall be executed after performance of the actions set out in Paragraph 2(b)(i); and

(ii)                in respect of the Local Transfer Document relating to India, in the event that, notwithstanding Seller’s reasonable efforts to procure the approval by the non-executive directors of the relevant Business Seller for the execution and performance of the Local Transfer Document, such approval has not been obtained, this Agreement shall cease to apply in respect of the Business in India and the (Estimated) Purchase Price in respect thereof shall be excluded from the aggregate (Estimated) Purchase Price and, to the extent already received by Seller, forthwith repaid to Purchaser.

(b)                   Specific transfer obligations

For the purposes of compliance with Paragraph 5(a), Seller shall procure that the Share Seller, US Seller and the Business Sellers, and Purchaser shall procure that the Share Purchasers and Business Purchasers, shall do the following, in relation to the Company, the US Company and the Businesses incorporated or located in the jurisdictions listed below:

(i) United States

The US Seller shall take the actions required by the US Company’s Limited Liability Company Agreement to admit the applicable Share Purchaser as the sole member of the US Company and deliver the certificate(s) representing the US Interests to the applicable Share Purchaser, together with an appropriate instrument of transfer duly executed in blank by or on behalf of the US Seller.

(ii) Netherlands

After completion of the actions described in Paragraphs 2(a)(i) and 2(b)(i), Share Seller shall transfer the Shares to the applicable Share Purchaser, such Share

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Purchaser shall accept the transfer, and such Share Seller shall procure that the Company acknowledges the transfer, the foregoing to be effected by execution by the Share Seller, the Share Purchaser and the Company, before one of the civil law notaries of Seller’s Lawyers, of a notarial deed of transfer in Agreed Terms.

6                           Further obligations in addition to transfer

Seller’s Group shall deliver or make available to the Share Purchasers or Business Purchasers, as the case may be, the following:

(a)                    the written resignations in Agreed Terms (and legalised by a notary where required) of each of those directors and other officers of a Group Company who is not an Employee from such office;

(b)                   evidence that all persons referred to in Paragraph 6(a) above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as Purchaser may specify, to take effect on Closing;

(c)                    in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records required to be kept by Law, all to the extent under the control of any Group Company;

(d)                   in each case where the tangible Business Books and Records are not at the Properties at Closing, such Business Books and Records in the possession or under the control of Seller (or relevant other member of Seller’s Group) (save for books, records and other information which a member of Seller’s Group is required by Law to retain or in respect of which a member of Seller’s Group obtains a direction to retain, in which case Seller’s Group shall deliver or make available to the Share Purchasers or Business Purchasers, as the case may be, copies thereof);

(e)                    if applicable, evidence as to the withdrawal of signing authority of the persons referred to in Paragraph 6(a) in respect of any of the bank accounts of any of the Group Companies;

(f)                      evidence as to the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in Paragraph 3(a) and of the appointment of such persons to take effect on Closing (within the maximum number permitted by the Constitutional Documents of the Group Company concerned) as Purchaser may nominate as directors and (if relevant) secretary, Purchaser to notify Seller of such nomination by no later than 20 (twenty) Business Days after the Signing Date;

(g)                   a statement in accordance with U.S. Treasury Regulation §§ 1.1445-2(b)(2) certifying the non-foreign status of US Seller.

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7                           IP Licence agreements

The relevant members of Seller’s Group shall and the relevant members of Purchaser’s Group shall enter into separate licence agreements pursuant to the IP Licence.

8                           Transitional Services Agreement

Seller and Purchaser shall enter into the Transitional Services Agreement.

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Schedule 8 (Part 2)        Transfer of Contracts

(Clause 2.1.1(g))

1                           Obligation to obtain Third Party Consents

(a)                    In relation to any Contract which is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and Seller and Purchaser shall procure that the relevant Business Seller and the relevant Business Purchaser each use reasonable efforts both before and after Closing to obtain all necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. Seller shall procure that the relevant Business Seller shall deliver to the relevant Business Purchaser, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and the necessary transfer instrument duly executed by the appropriate parties.

(b)                   In connection with the obtaining of any Third Party Consent referred to in Paragraph 1(a), Purchaser shall procure that the relevant Business Purchaser supplies to the relevant Business Seller such information and references regarding the financial position of the relevant Business Purchaser as may be reasonably requested by the relevant Business Seller or any relevant third party and shall enter into such undertakings or procure such guarantees in favour of any relevant third party as are required by the terms of any such Group Contract or may be reasonably requested in respect of any liabilities or obligations to which the relevant Business Purchaser will become subject or which the relevant Business Purchaser will incur on assignment.

2                           Obligations until Third Party Consents are obtained / where Third Party Consents are refused

In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained as contemplated by Paragraph 1(a) or where the Third Party Consent has been refused:

(a)                    Seller and Purchaser shall procure that the relevant Business Seller and the relevant Business Purchaser shall make such other arrangements between themselves to provide to the relevant Business Purchaser the benefits of the Contract, including the enforcement, at the cost and for the account of the relevant Business Purchaser, of all rights of the relevant Business Seller against any other party thereto;

(b)                   to the extent that the relevant Business Purchaser is lawfully able to do so, Purchaser shall procure that the relevant Business Purchaser shall perform the relevant Business Seller’s obligations under the Contract in the name of the Business Seller as agent or sub-contractor and shall indemnify the relevant

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Business Seller in respect thereof. To the extent that the relevant Business Purchaser is not lawfully able to do so, Seller shall procure that the relevant Business Seller, (subject to being indemnified by the relevant Business Purchaser for any Losses the relevant Business Seller may incur in connection therewith) at the relevant Business Seller’s cost do all such things as the relevant Business Purchaser may reasonably require to enable due performance of the Contract.

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Schedule 12        VAT

(Clause 3.4)

3                           VAT: Records

(a)                    Seller shall have the right to obtain (or to procure that the relevant member of Seller’s Group obtains) a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Group and where such directions are obtained Seller’s Group shall preserve any such records in such a manner and for such period as may be required by the applicable Law governing VAT and will allow Purchaser and its Representatives, upon Purchaser giving reasonable notice to Seller, reasonable access to, and permit Purchaser and its Representatives to take copies of, such records where reasonably required by Purchaser or its Representatives for Taxation purposes.

(b)                   If no such direction is obtained and any documents are required by Law to be preserved by Purchaser (or relevant other member of Purchaser’s Group), Seller shall, as soon as reasonably practicable, deliver or procure delivery of such documents to Purchaser (or relevant other member of Purchaser’s Group).

4                           VAT: Going Concern - EU Member States

(a)                    Subject to Paragraph 4, Seller’s Group shall and Purchaser’s Group shall use all reasonable efforts (including, for the avoidance of doubt, but subject to Paragraph 2(c), the making of an election and/or application in respect of VAT to any relevant Tax Authority) to secure that the sale of the Businesses so far as carried on in the EU is treated as neither a supply of goods nor a supply of services for the purposes of the Law governing VAT in the relevant member state. Purchaser shall procure that each Business Purchaser is at the Closing a taxable person for VAT purposes in the relevant member state and agrees that the relevant Business Purchaser intends to use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the relevant Business Seller.

(b)                   Seller shall have the right to obtain (or to procure that the relevant other member of Seller’s Group obtains) a ruling from the relevant Tax Authority as to whether the sale of a Business so far as carried on in the relevant member state should be treated as neither a supply of goods nor a supply of services for the purposes of the Law governing VAT in that member state and to charge (or not to charge) VAT to the relevant Business Purchaser(s) in accordance with that ruling. Seller (and relevant other member(s) of Seller’s Group) shall not be obliged to challenge that ruling. If Purchaser (or relevant other member(s) of Purchaser’s Group) wishes to challenge any ruling, it may do so at its own cost, but any such challenge shall not affect the date on which VAT must be paid to the relevant Business Seller under Paragraph 5.

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(c)                    In the event that in order to secure that the sale of a Business so far as carried on in the EU is treated as neither a supply of goods nor a supply of services for the purposes of the Law governing VAT in the relevant member state, it is necessary for the relevant Business Purchaser to make an election for the purposes of VAT in respect of such Business or any asset comprised in the sale of such Business then the relevant Business Purchaser shall only be obliged to make any such election:

(i)                    to the extent that it is entitled so to do; and

(ii)                provided that Seller (or relevant other member of Seller’s Group) notifies Purchaser (or relevant other member of Purchaser’s Group) in writing of the need for such an election no later than 10 (ten) Business Days prior to the last date upon which such election can be made under the applicable Law governing VAT in the relevant member state.

5                           VAT: Going Concern - non-EU Jurisdictions

(a)                    Subject to Paragraph 4, to the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business in a company or treats such a transaction as being non-taxable for VAT purposes, Seller’s Group shall and Purchaser’s Group shall use all reasonable efforts (including, for the avoidance of doubt, but subject to Paragraph 3(c), the making of an election and/or application in respect of VAT to any relevant Tax Authority) to secure such treatment as regards the sale of a Business so far as carried on in the relevant state under this Agreement. To the extent that the intention as to the use of the assets acquired as set out in this sentence is a condition as to the availability of a relief or exemption from VAT in respect of the sale of a business or for such transaction to be treated as being non-taxable for VAT purposes as described above in this Paragraph 3(a), Purchaser agrees that the relevant Business Purchaser intends to use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the relevant Business Seller.

(b)                   Seller shall have the right to obtain (or to procure that the relevant other member of Seller’s Group obtains) a ruling from the relevant Tax Authority as to whether the sale of a Business so far as carried on in the relevant state is eligible for a relief or exemption or is otherwise non-taxable for the purposes of the Law governing VAT in that state and to charge (or not to charge) VAT to the relevant Business Purchaser in accordance with that ruling. Seller (and relevant other member(s) of Seller’s Group) shall not be obliged to challenge that ruling. If Purchaser (or relevant other member(s) of Purchaser’s Group) wishes to challenge any ruling, it may do so at its own cost, but any such challenge shall not affect the date on which VAT must be paid to the relevant Business Seller under Paragraph 5.

(c)                    In the event that in order to secure that the sale of a Business so far as carried on in a non-EU member state is treated as being non-taxable for VAT purposes, it is necessary for the relevant Business Purchaser in respect of such Business or any

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asset comprised in the sale of such Business to make an election for the purposes of VAT then the relevant Business Purchaser shall only be obliged to make any such election:

(i)                    to the extent that it is entitled so to do; and

(ii)                provided that Seller (or relevant other member of Seller’s Group) notifies Purchaser (or relevant other member of Purchaser’s Group) in writing of the need for such an election no later than 10 (ten) Business Days prior to the last date upon which such election can be made under the applicable Law governing VAT in the relevant non-EU member state.

6                           VAT: election

If:

(a)                    a sale, transfer or supply of one or more assets in accordance with Paragraphs 4(a) or 5(a) would result in a VAT disadvantage for Seller (or the relevant other member of Seller’s Group), including a repayment or recharge of input VAT credited or deducted; and

(b)                   Seller (or relevant other member of Seller’s Group) can make an election as to whether or not the sale, transfer or supply of such asset is subject to VAT; and

(c)                    Purchaser (or relevant other member of Purchaser’s Group) would be entitled to recover (by way of credit or repayment) the full amount of VAT charged to Purchaser (or relevant other member of Purchaser’s Group) in respect of such sale, transfer or supply; and

(d)                   Purchaser (or relevant other member of Purchaser’s Group) would not otherwise suffer any Tax disadvantage as a result of such VAT charge and/or the making of any elections as described in this Paragraph 4, then:

(e)                    Seller (or relevant other member of Seller’s Group) shall subject to prior written approval of Purchaser, such approval not to be unreasonably withheld (provided that it shall be reasonable for Purchaser so to withhold its approval unless Purchaser, acting reasonably, considers both that (x) both of the conditions set out in paragraph 4(c) and (d) above will be satisfied and (y) it (or other relevant member of Purchaser’s Group) will be entitled to and can make the election described at paragraph 4(f) below prior to the expiry of the time period for the making of such election), be entitled to elect for the sale, transfer or supply of the asset to be subject to VAT; and

(f)                      subject to the making of such election as is described in Paragraph 4(e) above by Seller (or relevant other member of Seller’s Group), Purchaser (or relevant other member of Purchaser’s Group) shall, to the extent that it is entitled to do so, make any election that may be necessary in order to give effect to the election made by Seller (or relevant other member of Seller’s Group), provided that Seller (or relevant

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other member of Seller’s Group) notifies Purchaser (or relevant other member of Purchaser’s Group) in writing no later than 10 (ten) Business Days prior to the last date upon which such election can be made under the applicable Law governing VAT.

7                           VAT: time, manner and currency of payment

(a)                    In the event that it is determined by a relevant Tax Authority (whether or not in response to an application for a ruling, by assessment or otherwise) or by a court of competent jurisdiction, that VAT is properly chargeable in respect of the sale of a Business or the Shares under this Agreement, Purchaser shall procure that any amounts of VAT which Purchaser (or relevant other member of Purchaser’s Group) is obliged to pay to Seller (or relevant other member of Seller’s Group) in terms of this Schedule 12, shall be paid to Seller (or relevant other member(s) of Seller’s Group) or as Seller may direct in accordance with Paragraph 5(b) or 5(c) (as the case may be) below. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

(b)                   Subject to Paragraph 5(c) below, any VAT payable in any jurisdiction in respect of the transfer of any of the Businesses or the Shares shall be paid by Purchaser (or relevant other member of Purchaser’s Group) at the later of (i) Closing or (ii) ten (10) Business Days after the receipt of notification from Seller that VAT is so properly chargeable pursuant to a determination as described in Paragraph 5(a) above in respect of the relevant sale provided that Seller has first delivered to Purchaser (x) a valid VAT invoice or equivalent document which is necessary to enable Purchaser (or relevant other member of Purchaser’s Group) to recover or obtain credit for such VAT, and (y) a copy of the relevant determination as described in Paragraph 5(a) above, in each case in respect of the relevant sale.

In the event that Seller (or relevant other member of Seller’s Group) had previously delivered to Purchaser (or relevant other member of Purchaser’s Group) an invoice without VAT in relation to the transfer of the Shares or relevant Business, Seller shall, or shall procure that the relevant other member of Seller’s Group shall, issue a credit invoice to Purchaser (or relevant other member of Purchaser’s Group).

(c)                    Neither Purchaser nor relevant other member of Purchaser’s Group shall be obliged to pay any VAT arising pursuant to Paragraph 4 above unless and until it has recovered an amount equal to such VAT (whether by way of repayment, credit or otherwise) from the relevant Tax Authority.

In the event that Purchaser (or relevant other member of Purchaser’s Group) has paid an amount of VAT pursuant to this Paragraph 5 to Seller (or relevant other member of Seller’s Group) and it is subsequently determined by the relevant Tax Authority or court of competent jurisdiction that all or part of such VAT was not properly chargeable then, if so requested by Purchaser, Seller shall, or shall procure that the relevant other member of Seller’s Group shall, use all reasonable

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efforts to recover such VAT (by repayment, credit or otherwise) together with interest thereon and shall account to Purchaser, or relevant other member of Purchaser’s Group as directed by Purchaser for an amount equal to the amount of VAT so recovered and interest thereon. Seller shall or shall procure that the relevant other member of Seller’s Group shall deliver to Purchaser (or relevant other member of Purchaser’s Group) a credit invoice.

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Schedule 13 (Part 4)      Reporting Accountants

(Clause 1.1)

1                           Engagement

The Reporting Accountants shall be engaged jointly by Seller and Purchaser on terms to be agreed between Seller and Purchaser.

2                           Procedure for determination

Except to the extent that Seller and Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure, but:

(a)                    apart from procedural matters and as expressly otherwise set out in this Agreement, shall determine only:

(i)                   whether, in respect of each Disputed Item, any of the reasons for an alteration to a draft Working Capital Statement or a draft Net Debt Statement, as the case may be, set out in the Notice of Disagreement or in Seller’s notice pursuant to Clause 7.1.3(c)(i), is correct in whole or in part; and

(ii)      if so, what alterations should be made to the relevant draft Working Capital Statement or draft Net Debt Statement, as the case may be, in order to correct the relevant Disputed Item;

(b)                   shall apply the provisions of Schedule 13 (Part 3);

(c)                    shall make their determination pursuant to Clause 7.1.3 as soon as is reasonably practicable;

(d)                   the procedure of the Reporting Accountants shall:

(i)                   give Seller and Purchaser a reasonable opportunity to make written representations to them;

(ii)      require that Seller supply Purchaser, and vice versa, with a copy of any written representations at the same time as they are made to the Reporting Accountants;

(iii)     permit each Party and its Representatives to be present while oral submissions are being made to the Reporting Accountants; and

(e)       for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3                           Determination

The determination of the Reporting Accountants pursuant to Clause 7.1.3 shall:

(a)                    be made in writing and made available for collection by Seller and Purchaser at the offices of the Reporting Accountants at such time as they shall determine; and

(b)                   unless otherwise agreed by Seller and Purchaser, include reasons for each relevant determination.

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4                           Binding advice

The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on Seller (and the relevant member(s) of Seller’s Group) and Purchaser (and the relevant member of Purchaser’s Group), save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the relevant Working Capital Statement or Net Debt Statement, as the case may be. In resolving any matter specified in a Notice of Disagreement, the Reporting Accountants shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.

5                           Expenses

The fees and expenses (including VAT) of the Reporting Accountants shall be borne proportionately by Seller and Purchaser, determined on the basis of the aggregate amount of the adjustments requested by Purchaser in respect of the Disputed Items, the aggregate amount of the adjustments proposed or requested by Seller (if any) and the aggregate amount of the adjustments as determined by the Reporting Accountants.

6                           Co-operation

Seller and Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, Purchaser shall keep up-to-date and, subject to reasonable notice, make available to Seller’s Representatives, Seller’s accountants and the Reporting Accountants all books and records relating to the Group during normal office hours during the period from the appointment of the Reporting Accountants to the making of the relevant determination.

7                           Confidentiality

Each Party shall, and shall procure that its accountants and the other advisors and the Reporting Accountants shall, keep all information and documents provided to them pursuant to this Part 4 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Working Capital Statements and the draft Net Debt Statements, the proceedings of the Reporting Accountants or another matter arising out of this Agreement, or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

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Schedule 14  Tax and Intellectual Property

Schedule 14 (Part 1)    Tax Indemnity

8                           Definitions

For purposes of this Tax Indemnity and Paragraph 15 of Schedule 15 (Part 1) (Tax):

“Canadian Butterfly Transaction” means the transfer of the National Starch business by Nacan Products Ltd. to National Starch ULC pursuant to a Canadian “butterfly” tax-free reorganization and the transfer of the shares of National Starch ULC to the Company.

“CIT Fiscal Unity” means the fiscal unity (fiscale eenheid) established between the Seller and the relevant Dutch Group Companies pursuant to article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969), as of the date of request to form a fiscal unity and until the termination in accordance with article 15(6) of the Dutch Corporate Income Tax Act 1969;

“Combined Tax Group” means (i) (a) any group of companies that with respect to any period ending on or before the Effective Time, files or has filed Tax Returns on a combined, consolidated or unitary basis with any Group Company or any predecessor of or successor to any Group Company (or another such predecessor or successor) or (b) without limitation of (i)(a), any VAT Fiscal Unity that, in each case, with respect to any period ending on or before the Effective Time, includes or has included any Group Company or any predecessor of or successor to any Group Company (or another such predecessor or successor) and (ii) (a) any group of companies that files or has filed Tax Returns on a combined, consolidated or unitary basis or (b) without limitation of (ii)(a), any VAT Fiscal Unity that, in each case, at any time after the Effective Time, includes any member of Seller’s Group on the one hand, and any Group Company on the other hand, or any predecessor of or successor thereof (or another such predecessor or successor);

“Event” means any transaction, event, act or omission;

“Post-Closing Relief” means a Relief arising to a Group Company to the extent that it arises in respect of any Event occurring, or period commencing, after the Effective Time;

“Project Everest” means the sale of the NPG business by Seller and the relevant members of Seller’s Group to the Company pursuant to the Master Intra-Group Sale and Purchase Agreement relating to the “NPG Business” between Seller and the Company, dated 1 April 2008;

“Relief” means any relief, including, for instance, relief in the form of a reduced capital gain as a result of a step-up in share or asset basis, allowance, amortisation, depreciation, credit, deduction, exemption, tax loss, set-off or other relief of a similar nature granted or available in relation to Tax and any repayment or right to repayment of Tax;

“Taxation” or “Tax” means (i) all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, employment, transaction or transfer value, franchise, capital, import, excise,  business and occupation or other reference and statutory, governmental, state, provincial, local

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governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction including as a result of any failure to withhold and deduct for or on account of tax or otherwise) as well as all additional amounts, penalties, fines, charges, costs and interest relating thereto and (ii) any liability of any Group Company for the payment of amounts determined by reference to amounts described in clause (i) in connection with being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Group Company under any Tax Sharing Arrangement or Tax indemnification agreement;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax;

“Tax Liability” means (i) any obligation to make any payment of Tax, (ii) any liability imposed by a Tax Authority to or in respect of any Tax (iii) the use or set off, against income, profits or gains earned, accrued or received or against any liability to any Tax or against any liability imposed by a Tax Authority to or in respect of any Tax, of any Post-Closing Relief or any Relief reflected as an asset or noted as a reduction in the amount of a liability in the relevant Working Capital Statement or Net Debt Statement, in each case, in circumstances where but for such use or set off the relevant party would have had an actual liability to such Tax in respect of which Seller would have been liable under this Agreement; and in the case of (i) through (iii) above, includes any liability in respect of Tax whether or not it is directly or primarily the liability of or chargeable against or to any person (whether or not such person has or may have a right of recovery or reimbursement from any other person);

“Tax Refund” means a credit against, offset, refund or repayment of Tax;

“Tax Return” means any return, declaration, report or information return relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof;

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement applicable to any Group Company providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any Combined Tax Group and includes any group payment arrangement; and

“VAT Fiscal Unity” means any group of companies which includes any Group Company together with Seller or any Affiliate of Seller and

(i)                    which, for the purposes of VAT in any jurisdiction, is regarded as a single taxable person; or

(ii)     in respect of which, in accordance with applicable Law, any Group Company is or can be made liable for VAT in respect of activities of Seller or any Affiliate of Seller, and includes

(A)                in the Netherlands the fiscal unity (fiscale eenheid) which includes the Seller and any Group Company pursuant to article 7(4) of the Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968); and

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(B)                in the United Kingdom any VAT group for the purposes of sections 43 to 43D of the United Kingdom Value Added Tax Act 1994 which includes any Group Company together with Seller or any Affiliate of Seller.

In this definition any reference to any Affiliate of Seller does not include a Group Company. Solely for purposes of this Tax Indemnity and Paragraph 15 of Schedule 15 (Part 1) (Tax), “Closing Date” shall mean, with respect to any Group Company or Business, the date on which the Closing occurs for such Group Company or Business.

9                           Seller’s Tax Covenant

9.1                 In respect of each Business and each Group Company, Seller shall indemnify, defend and hold harmless Purchaser and, as an irrevocable third party stipulation (‘derdenbeding’), each member of Purchaser’s Group, against any and all Losses incurred by Purchaser or any member of Purchaser’s Group (which, for the avoidance of doubt, shall include costs and expenses reasonably incurred by Purchaser or any member of Purchaser’s Group, including legal and advisor fees other than costs and expenses referred to in Paragraph 8), arising in connection with, or related to:

(i)                    any Tax Liability of any Group Company in respect of any Event, or in respect of or with reference to any income, profits or gains which were earned, accrued or received, on or prior to the Effective Time;

(ii)                any Tax Liability with respect to any Business in respect of any Event, or in respect of or with reference to any income, profits or gains which were earned, accrued or received, on or prior to the Effective Time;

(iii)            any Tax Liability of any Group Company, or for which such Group Company may otherwise be liable, and any Tax Liability with respect to any Business, or for which a Business Purchaser may otherwise be liable, in respect of any taxable period ending on or prior to the Effective Time or, with respect to any taxable period that commences on or prior to the Effective Time and ends after the Effective Time, the portion of such period ending on and including the Effective Time;

(iv)              any Tax Liability of any Group Company as a result of having been a member of a Combined Tax Group, of a CIT Fiscal Unity or of a VAT Fiscal Unity in respect of any Event or period, or in respect of or with reference to any income, profit or gains which were earned, accrued or received, on or before, or after, the Effective Time;

(v)                  any Tax Liability of any Group Company, or with respect to any Business, in respect of any Event or period, or in respect of or with reference to any income, profits, gains which were earned, accrued or received, on, before or after the Effective Time, in each case arising out of or related directly or indirectly to:

(A)                Project Everest;

(B)                the Canadian Butterfly Transaction;

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(C)               the settlement, distribution, transfer, cancellation, set-off or other disposition of the Intra-Group Indebtedness pursuant to Clauses 6.3 and 7.2.3;

(D)               dividends paid by Grupo ICI Mexico, S.A. de C.V. and its subsidiaries that were not supported by CUFIN;

(E)                the failure of the US Company or any Subsidiary of US Company to be disregarded as an entity separate from the holder of its membership interests with respect to any period ending on or before the Effective Time;

(F)                any Tax Liability of any Group Company, the US Seller, any Business Seller, Seller, or any Affiliate of Seller, in respect of any Event, or in respect of or with reference to any income, profits, or gains which were earned, accrued or received after the Effective Time as a result of the performance by either Party of its obligations pursuant to Clauses 6.2.3 and 6.5.9 of this Agreement; or

(G)               any Tax Liability of any Group Company or with respect to any Business in respect of any Event, or in respect of or with reference to any income, profits, or gains which were earned, accrued or received outside the ordinary course of business of such Group Company or Business (as the case may be), in the period commencing immediately after the Effective Time and ending on the Closing Date.

9.2                 Each of the covenants contained in Paragraph 2.1 shall be construed as a separate and independent covenant and shall not be limited or restricted by reference to or inference from the terms of any other covenant, any of the Tax Warranties or any other term of this Agreement.

9.3                 Seller agrees that in the event of a breach of the warranty contained in Paragraph 15(l) of Schedule 15 (Part 1) (relating to stamp duty and other documentary or registration tax), Seller shall pay to Purchaser by way of liquidated damages an amount equal to any unpaid stamp duty or other documentary or registration tax together with any interest and penalties payable to any Tax Authority in respect thereof.

9.4                 The covenants contained in Paragraph 2.1 shall not cover any Tax Liability to the extent that

(a)                    a specific provision or reserve in respect of such Tax Liability has been made, (or such Tax Liability has been specifically accrued or noted as a reduction in the value of an asset) in the relevant Working Capital Statement or Net Debt Statement; or

(b)                   such Tax Liability arises or is increased as a result of any change, after the Effective Time, in Tax rates or the passing or coming into force of or any change in Law or generally accepted accounting practice, or in a regulation, directive or requirement, or any withdrawal of any extra-statutory concession by a Tax Authority, save where such passing or change is announced on or before the Signing Date; or

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(c)                    such Tax Liability would not have arisen but for, or is increased by, a voluntary transaction, action or omission carried out or effected by or on behalf of any member of the Purchaser’s Group, at any time after the Closing Date with knowledge that such transaction, action or omission would give rise to such Tax Liability, other than any such transaction, action or omission: (i) carried out or effected in the ordinary course of business of the relevant member of the Purchaser’s Group as carried on from time to time; or (ii) carried out or effected pursuant to an obligation that was entered into on or before the Closing Date and which was binding on the relevant member of the Purchaser’s Group; or (iii) carried out or effected to comply with any applicable Law; or (iv) carried out or effected in accordance with the terms of Paragraph 5 or 6; or (v) carried out or effected in reliance on any information or advice received from Seller that was not correct and complete; or (vi) which comprises a change in any accounting or Tax policy, basis or practice of any of the Group Companies as described in paragraph 2.4(e) below which falls within the exception to the exclusion set out at paragraph 2.4(e) below; or (vii) carried out or effected at the request or direction of Seller, or

(d)                   notice of a claim in respect of such Tax Liability is not delivered by the Purchaser to Seller within 90 (ninety) days after the later of (i) the expiry of the statutory limitation period (including any extensions thereof) applicable in the relevant jurisdiction for the Tax matter giving rise to such claim and (ii) the date on which an additional assessment is levied in accordance with the relevant applicable law permitting such additional assessment; or

(e)                    such Tax Liability arises or is increased as a result of any change in any accounting or Tax policy, basis or practice of any of the Group Companies introduced or having effect after the Closing Date, except to the extent such change is necessary in order to comply with applicable Law or applicable accounting requirements (including requirements that need to be met in order to ensure that transactions between the related parties are on fully arm’s length terms) applicable to any Group Company as of, or in respect of any period ending on or before, the Closing Date; or

(f)                      such Tax Liability would not have arisen but for a cessation after the Closing Date of trade carried on by the Group Companies on the Closing Date; or

(g)                   the Tax Liability has been recovered by Purchaser from third parties (including, for the avoidance of doubt, from employees or under an insurance policy), or Purchaser has otherwise received compensation from third parties for such Tax Liability (including under the Warranties), in each case determined after subtracting costs and expenses (including legal and advisor fees) payable by Purchaser or any member of the Purchaser’s Group in obtaining such recovery or compensation and after subtracting Taxes payable by Purchaser or any member of the Purchaser’s Group as a result of such recovery or compensation, or

(h)                   the Tax Liability arises as a result of Purchaser or any member of Purchaser’s Group not complying with its obligations under Paragraph 9; or

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(i)        such Tax Liability would not have arisen but for the Purchaser or a member of the Purchaser’s Group not complying with the post-closing obligation set out in clause  8.12 of the Agreement.

9.5                 For the purpose of Paragraph 2.1, with respect to any taxable period that commences on or prior to the Effective Time and ends after the Effective Time, (i) the amount of Taxes levied by reference to income, profits or gains, which arises during the taxable period that commences on or prior to the Effective Time and ends on the Effective Time, shall be deemed equal to the amount which would be payable if the taxable period ended on the Effective Time and (ii) the amount of Taxes levied by reference to real or personal property shall be time apportioned between the period starting on the first day of the relevant taxable period and ending on (and including) the Effective Time and the period starting the day after the Effective Time and ending on the last day of the relevant taxable period and shall be based on the amount of real or personal property Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the relevant portion of the Tax period and the denominator of which is the number of calendar days in the entire taxable period.

10                    Offsetting Relief

10.1          If, after Seller has made an indemnification payment pursuant to Paragraph 2.1, the Event, occurrence or payment of any Tax Liability gives rise to any Relief (other than any Relief reflected as an asset or noted as a reduction in the amount of a liability in the relevant Working Capital Statement or Net Debt Statement) for Purchaser or any Group Company, and a liability of Purchaser or such Group Company, as the case may be, to make an actual payment or increased payment of Tax has been satisfied or avoided, or a repayment of Tax has been obtained, in whole or in part by the use of that Relief (an “Offsetting Relief”) with the amount satisfied, avoided or repaid pursuant to the use of an Offsetting Relief pursuant to this Paragraph 3.1 (referred to herein as  “Cash Tax Savings”), then the Relevant Amount (as defined in Paragraph 3.3 below) in respect of any Offsetting Relief shall be paid by Purchaser to Seller within 20 (twenty) Business Days following the date on which Purchaser realises the Cash Tax Savings attributable to such Offsetting Relief.

10.2          In relation to any Offsetting Relief:

(a)                    Purchaser shall only be obliged to account to the Seller in accordance with this Paragraph 3.2 for any Relevant Amount in respect of such Offsetting Relief to the extent that it is satisfied (acting reasonably) that such accounting to Seller will not (x) prejudice any of the entitlement of Purchaser or the relevant Group Company to such Offsetting Relief nor (y) result in the loss, nullification, cancellation or reduction of the Cash Tax Savings resulting from the utilisation of such Offsetting Relief; and

(b)                   Purchaser shall not be obliged to account to Seller in accordance with this Paragraph 3.2 for any Relevant Amount in respect of such Offsetting Relief to the extent that Seller Affiliate of Seller has otherwise derived a benefit from such Offsetting Relief, including (i) where such Relief has been taken into account in computing any liability of Seller or any member of Seller’s Group pursuant to Clause

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10.8 or (ii) such Offsetting Relief has been used or offset by Purchaser or a Group Company in reducing or eliminating any Tax Liability in circumstances where but for such use or offset Purchaser or the relevant Group Company would have had a Tax Liability in respect of which a claim might have been brought under this Tax Indemnity or under the Tax Warranties.

10.3          The Relevant Amount in respect of an Offsetting Relief shall be an amount equal to the amount of any Cash Tax Savings obtained by Purchaser or a Group Company from the utilisation of the Offsetting Relief, less (in each case) the amount of all reasonable costs and expenses (including legal and advisor fees) reasonably incurred by Purchaser or the relevant Group Company in establishing the entitlement to such Offsetting Relief and/or in connection with the utilisation of such Offsetting Relief to obtain the Cash Tax Savings.

10.4          Notwithstanding the foregoing, the obligation of Purchaser to pay Seller any amount pursuant to Paragraph 3.1 on account of any Offsetting Relief shall expire 6 (six) years after the date on which the Event, occurrence or payment of Tax Liability giving rise to such Offsetting Relief occurs.

11                    Tax Refund

11.1          If after the Closing Date Purchaser or the Group Companies actually receive a Tax Refund of a Tax that:

(a)                    a Group Company paid on or before the Effective Time or for which a specific reserve or provision in respect of such Tax was made (or specifically accrued or noted as reduction in the value of an asset) in the relevant Working Capital Statement or Net Debt Statement; and

(b)                   such Tax Refund has not been reflected as an asset or noted as a reduction in the amount of a liability in the relevant Working Capital Statement or Net Debt Statement; and

(c)                    such Tax Refund is not the result of the carryback or other utilisation of any Post-Closing Relief; and

(d)                   such Tax Refund does not comprise a credit or offset of a right to a refund or repayment of Tax against a Liability to Tax in circumstances where, but for such credit or offset, a claim might have been brought under this Tax Indemnity or under the Tax Warranties, then

(i)                    the Purchaser will promptly notify the Seller and will take such action as may reasonably be requested in writing by Seller at Seller’s sole expense, to obtain such Tax Refund; and

(ii)                the amount of the Tax Refund shall be paid by the Purchaser to the Seller within ten (10) Business Days of the receipt of the Tax Refund.

11.2          Notwithstanding the foregoing:

(a)                    if any Tax Refund for which payment is made to Seller is later reduced or disallowed, Seller shall promptly repay to Purchaser the amount of such reduction or

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disallowance and shall indemnify and hold harmless Purchaser in connection with such reduction, disallowance or repayment;

(b)                   the amount of any Tax Refund payable by Purchaser to Seller shall be determined after subtracting any costs and expenses (including legal and advisor fees) reasonably incurred by Purchaser or relevant Group Company, in obtaining such Tax Refund and any Taxes payable by Purchaser or any member of the Purchaser’s Group as a result of the receipt of such Tax Refund; and

(c)                    the obligation of Purchaser to pay Seller any Tax Refund shall expire 90 (ninety) days after the expiration of the applicable statute or limitations for collecting the Tax to which the Tax Refund relates.

12                    Mitigation

Purchaser shall, at the direction of Seller and at Seller’s sole expense, procure that the Group Companies take all such steps as Seller may reasonably request in writing to make all such claims and elections specified by Seller in respect of any period commencing before the Effective Time having the effect of reducing or eliminating any Tax Liability referred to under Paragraph 2.1; provided in each case (x) Purchaser shall not be required to make any claim or election if doing so would increase Taxes for which any member of Purchaser’s Group is liable, (y) Seller shall reimburse Purchaser for any reasonable costs or reasonable expenses incurred by Purchaser in making any such claim or election, and (z) Seller shall indemnify and hold harmless Purchaser and each member of Purchaser’s Group against any Loss incurred by any of them arising in connection with making any such claim or election.

13                    Purchaser’s Tax Covenant

13.1          Purchaser shall indemnify, defend and hold harmless Seller and, as an irrevocable third party  stipulation (‘derdenbeding’), each Business Seller against any Tax for which any director of the Seller or of another member of the Seller’s Group (excluding the Group Companies) becomes liable as a result of the failure of the Purchaser or any Group Company to discharge a Tax that under applicable Law Purchaser or any Group Company is obligated to discharge following the Closing Date; provided, however, that Purchaser shall not be liable for or pay, and shall not indemnify or hold harmless Seller or any Business Seller from and against any Taxes for which Seller is liable under this Agreement (including under the Tax Warranties and this Tax Indemnity).

13.2          The covenant contained in paragraph 6.1 shall not cover any Tax to the extent that notice of a claim in respect of such Tax is not delivered by Seller to Purchaser within 90 (ninety) days after the later of (i) the expiry of the statutory limitation period (including any extensions thereof) applicable in the relevant jurisdiction for the Tax matter giving rise to such claim and (ii) the date on which an additional assessment is levied in accordance with the relevant applicable Law permitting such additional assessment.

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14                    Due date for payment

A payment to be made by the Seller to the Purchaser under Paragraph 2 or by the Purchaser to the Seller under Paragraph 6 shall be made within 20 (twenty) Business Days after the earliest of:

(a)                    the date on which a compromise or settlement has been reached between the Parties with respect to a claim on the basis of Paragraph 2 or Paragraph 6;

(b)                   the date on which a compromise or settlement has been reached with the Tax Authority in respect of Tax subject to a claim on the basis of Paragraph 2 or Paragraph 6; and

(c)                    the date on which a final decision is made with respect to Tax subject to a claim on the basis of Paragraph 2 or Paragraph 6 against which no appeal is permitted;

provided, that in no event shall the due date for payment be later than five (5) Business Days before the date on which the Tax giving rise to such payment obligation is required to be paid to the applicable Governmental Authority.

15                    Preparation of Tax Returns

15.1          The Seller shall, at its own cost, prepare or procure the preparation of (i) all Tax Returns in respect of the Group Companies to the extent required to be filed on or prior to the Closing Date, and (ii) all corporate income tax returns and VAT returns in respect of the Group Companies for periods during which the relevant Group Companies were members of a Combined Tax Group. All Tax Returns which Seller is required to file or cause to be filed in accordance with this Paragraph 8.1 shall be prepared and filed in a manner consistent with applicable Law and, subject thereto, past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. The Purchaser shall, at its own expense, within 60 days after Closing complete income tax information packages consistent with historic practices to permit the preparation of Seller’s federal and state U.S. income Tax Returns. The Purchaser shall provide the Seller such other information and render the Seller such assistance as may reasonably be requested in order to ensure the proper and timely completion and filing of such Tax Returns.

15.2          The Purchaser shall, at its own cost, prepare (or procure the preparation of), and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax Returns in respect of the Group Companies to the extent required to be filed after the Closing Date and not covered by Paragraph 8.1. The Seller shall provide the Purchaser such information and render the Purchaser such assistance as may reasonably be requested in order to ensure the proper and timely completion and filing of such Tax Returns.

16                    Tax Audits

16.1          Upon becoming aware of any pending audit, investigation, assessment or other material proceedings with respect to Tax matters of the Group Companies that may affect a Tax Liability for which the other Party may be liable under this Agreement, the Seller shall, or as the case may be, the Purchaser shall, within 20 (twenty) Business Days give notice of such audit, investigation, assessment or proceeding to the other Party; provided, that

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failure of the notifying Party to comply with this provision shall not affect such Party’s right to indemnification hereunder except to the extent such failure impairs the other Party’s ability to contest any such Tax Liability. The notice shall set out such information as is available and as is reasonably necessary to enable such other Party to assess the merits of the claim, to act to preserve evidence and to make such provision as such other Party may consider necessary.

16.2          If the Seller so requests in writing, ultimately within 20 (twenty) Business Days of receiving notice of or giving notice to the Purchaser in accordance with Paragraph 9.1, the Seller shall have the right (but not the obligation), at its sole cost and expense, to control the conduct of any audits or other proceedings if and to the extent that these relate to:

(i)                    any accounting period for Tax purposes ending on or prior to the Effective Time; and

(ii)                corporate income Tax or VAT matters of the Group Companies relating to periods during which the relevant Group Companies were members of a Combined Tax Group;

Notwithstanding the foregoing:

(i)                    Seller shall have no right to represent any Group Company’s interests in any Tax audit or administrative or court proceeding unless Seller shall have first notified Purchaser in writing that Seller agrees with Purchaser that Seller shall be liable for any Losses that result from Seller’s conduct of such audit or proceeding and for any costs and expenses (including legal and advisor fees) reasonably incurred by any member of Purchaser’s Group to facilitate Seller’s conduct of such audit or proceeding;

(ii)                Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding.

(iii)            Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect a liability for Taxes of any member of Purchaser’s Group to any extent, unless Seller has indemnified each such member of Purchaser’s Group against the effects of any such settlement (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards), without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser;

(iv)              If Seller is not able or permitted to, or otherwise does not, control any such audit or proceeding, Purchaser may do so (and in doing so Purchaser shall not waive any right against Seller under this Agreement) and Seller shall pay, and indemnify Purchaser against, reasonable costs and expenses (including legal and advisor fees) incurred by Purchaser in doing so.  Nothing herein shall be construed to impose on Purchaser any obligation to defend any Group

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Company in any Tax audit or administrative or court proceeding.

16.3          The Purchaser shall control the conduct of any audits or other proceedings relating to Tax matters of the Group Companies except as provided in Paragraph 9.2, shall be entitled to settle and compromise any such audit or proceeding and shall have no liability to Seller relating to any such audit or proceeding, settlement or compromise (including relating to any decision not to conduct any such proceeding). To the extent that any such audits or other proceedings relate to a period that starts prior to, and ends after, the Effective Time or for which Seller would be obligated to indemnify Purchaser pursuant to Paragraph 9.2:

(i)                    Purchaser shall advise the Seller periodically of developments in the audit investigation or other proceedings and obtain the Seller’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) on critical decisions and on material written communications to be forwarded to any Tax Authority or competent court in relation to the audit or other proceedings if and to the extent they regard Taxes attributable to the period prior to the Effective Time; and

(ii)                Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding.

16.4          Seller and the Purchaser shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any audit or other proceeding including audits or other proceedings of Seller or Purchaser Tax Returns insofar as pertaining to the Group Companies or the Businesses.

17                    Fiscal Unity

17.1          Parties acknowledge that the Group Companies shall be separated from the CIT Fiscal Unity and VAT Fiscal Unity ultimately as from the Effective Time or as from an earlier date to be agreed upon between the Parties. As soon as reasonably practicable following the Effective Time, Seller shall provide Purchaser with (i) an opening balance sheet for Dutch corporate income tax purposes of the relevant Group Companies as at the Effective Time and (ii) explanatory notes thereto.

17.2          If for Tax purposes a revaluation of the assets and/or the liabilities of a Group Company is required, pursuant to the application of article 15ai of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) at the level of the CIT Fiscal Unity, and Seller or the member of the Seller’s Group is liable to Tax resulting from such revaluation, then Purchaser will compensate Seller for any additional Taxes actually paid as a consequence of such revaluation to the extent and in an amount that the Group Company actually (i) receives a refund or reduction of Tax or (ii) benefits from a reduction in Tax payable resulting from such revaluation.

17.3          The amount mentioned in Paragraph 10.2 will be computed and paid for in the year during which a final assessment for the relevant year has been imposed on the relevant Group Company and such assessment has not been appealed. Purchaser may at any time set off the amount of compensation determined in accordance with this Paragraph 10.3 against

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any claims, which it may have against Seller under this Agreement.

17.4          If, notwithstanding Paragraph 10.1, any Group Company is not separated on or before the Effective Time from a VAT Fiscal Unity then, in respect of the period from the day immediately after the Effective Time to the date of such ultimate separation (the “Post-Closing Period”):

(a)                    Purchaser shall or shall procure that the relevant Group Company shall pay to Seller or relevant member of Seller’s Group as Seller may direct an amount (if any) equal to the excess of (i) the amount of output VAT (in respect of any supply, acquisition or importation) attributable to the activities of the relevant Group Company in respect of the Post-Closing Period which output VAT has been received by the relevant Group Company over (ii) any deductible input VAT attributable to the activities of the relevant Group Company in respect of the Post-Closing Period; and

(b)                   Seller shall or shall procure that the relevant member of Seller’s Group shall pay to Purchaser or relevant member of the Purchaser’s Group as Purchaser may direct an amount (if any) equal to the excess of (i) any deductible input VAT attributable to the activities of the relevant Group Company in respect of the Post-Closing Period over (ii) output VAT (in respect of any supply, acquisition or importation) attributable to the activities of the relevant Group Company in respect of the Post-Closing Period which output VAT has been received by the relevant Group Company.

The Seller and the Purchaser agree to use all reasonable efforts to separate any relevant Group Company from the relevant VAT Fiscal Unity as soon as possible following the Effective Time so that the length of any Post-Closing Period shall be minimised.

17.5          The Seller and the Group Companies shall jointly file a request to allocate loss carry forwards of the CIT Fiscal Unity to the extent any such loss carry forward was reflected as an asset in the relevant Working Capital Statement or as a reduction to a liability in the relevant Working Capital Statement or Net Debt Statement, to the extent possible, to the relevant Group Companies in accordance with article 15af of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

18                    Costs

Notwithstanding anything to the contrary in this Schedule, the covenants to pay included in Paragraph 2 and Paragraph 3 shall not extend to costs and expenses (including legal and advisor fees) which a Party has incurred in the preparation or filing of the relevant claim with the other Party.

19                    No Double Claims

19.1          Neither Party shall be entitled to recover from the other Party under this Tax Indemnity more than once in respect of the same Losses suffered in respect of an Event. Notwithstanding anything to the contrary in this Agreement, in the event that any matter, act, omission or circumstance (or any combination thereof) giving rise to a breach of a Tax Warranty is also the subject of an indemnity under this Tax Indemnity, the claim for such breach of Tax Warranty shall be limited to a claim under this Tax Indemnity.

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19.2          Notwithstanding anything to the contrary in this Agreement, where the same Relief, benefit or advantage gives rise to an entitlement of Seller under two or more provisions of this Agreement, Seller shall not be entitled to repayment, recovery of, exclusion or limitation of liability in respect of or credit for the same amount in respect of such Relief, benefit or advantage more than once.

20                    Application to Tax Warranties

Paragraph 2.2 (independent covenants), Paragraph 2.4 (exclusions), Paragraph 3 (Offsetting Relief), Paragraph 5 (Mitigation), Paragraph 7 (Due Date for Payment), Paragraph 9 (Tax Audits), Paragraph 11 (Costs) and Paragraph 12 (No Double Claims) shall mutatis mutandis apply to the Tax Warranties.

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Schedule 14 (Part 2)      Intellectual Property Matters

1                           Seller shall, at its expense, use its commercially reasonable efforts to complete the recordal in the relevant jurisdictions of all assignments of the Registered Group Intellectual Property to the relevant member of Purchaser’s Group, within six (6) months after the Closing Date.

2                           In the event that the Parties determine after Closing that the Acquired Registered Intellectual Property does not include, by inadvertence or otherwise, and/or improperly includes any Registered Intellectual Property, then the Parties shall take all such actions and execute and deliver all such documents or agreements as may be reasonably necessary to correct the foregoing.

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Schedule 15 (Part 1)     Seller’s Warranties

(Clause 9.1)

3                           Incorporation, authority, corporate action, existence

(a)                    Each of Seller, the Share Seller, US Seller and each Business Seller is validly existing and is a company duly incorporated under the Law of its jurisdiction of incorporation.

(b)                   Each of Seller, the Share Seller, US Seller and each Business Seller has the full power and authority to enter into and perform this Agreement and any other documents to be executed by such person pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on such person, in accordance with their respective terms.

(c)                    Each of Seller, the Share Seller, US Seller and each Business Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

(d)                   Each Group Company is validly existing and is a legal entity duly incorporated or organised, as the case may be, under the Law of its jurisdiction of incorporation or organisation, as the case may be.

(e)                    Each Group Company and Business Seller is duly licensed or qualified to do business where the ownership, lease or operation of its assets and properties or the conduct of its business requires such license or qualification. To the extent the concept of good standing exists under applicable Law, each Group Company and Business Seller is in good standing as a foreign corporation in those jurisdictions where it owns, leases or operates its assets and properties relating to the Operations.

(f)                      The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, does not and will not (i) violate any provision of the Constitutional Documents of any member of Seller’s Group; (ii) violate, or result in a breach of, or constitute a default under, any Law to which any member of Seller’s Group or any of the Business Assets or Company Assets is subject; or (iii) result in the creation of any Encumbrances except for Permitted Encumbrances on the Business Assets or Company Assets.

(g)                   No Group Company or Business Seller is insolvent under the Law of its jurisdiction of incorporation or unable to pay its debts as they fall due.

(h)                   There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company or Business Seller and, so far as Seller is aware, no events have occurred which, under applicable Law, would justify such proceedings.

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(i)                       So far as Seller is aware, no event has occurred to give the right to enforce any security over any assets of any Group Company or Business Seller and no steps have been taken to enforce any such security.

4                           Corporate information

(a)                 The Shares, US Interests and Group Companies

(i)                    The Share Seller is the sole record, legal and beneficial owner of the Shares.

(ii)                The Shares comprise the whole of the issued share capital of the Company and have been duly authorised, properly and validly issued and are each fully paid and non-assessable, and were issued in compliance with all applicable stock ownership or share capital Laws of the jurisdiction of organization of the Company.

(iii)            The US Seller is the sole record, legal and beneficial owner of the US Interests.

(iv)              The US Interests comprise all of the membership interests in the US Company and have been duly authorized, properly and validly issued and are fully paid and non-assessable and were issued in compliance with all limited liability company Laws of the jurisdiction of organisation of the US Company.

(v)                  In respect of each Subsidiary, the shareholders or other equity holders specified in respect of the Subsidiary in Schedule 2 (Part 1) are the sole record, legal and beneficial owners of the shares or other equity interests in the Subsidiary.

(vi)              In respect of each Subsidiary, the specified shareholder or other equity holder in respect of the Subsidiary holds the whole of the issued share capital or other equity interests of the Subsidiary, the shares or other equity interests of which have been duly authorised, properly and validly issued, fully paid and non-assessable, and were issued in compliance with all applicable stock ownership, limited liability company or share capital Laws of the jurisdiction of organization of such Subsidiary as applicable.

(vii)          Except for pre-emption rights held by a Group Company with respect to the capital of another Group Company, no person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, warrant agreement or other arrangement (including conversion rights, rights of pre-emption, rights of first refusal or first offer, subscription rights, put or call rights or other similar rights).

(viii)      There are no Encumbrances on any of the Shares, the US Interests or the shares or other equity interests of the Subsidiaries.

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(ix)              Upon transfer of the Shares and the US Interests to the Share Purchasers in accordance with the terms of this Agreement, the Share Purchasers will receive good and valid title to such Shares and US Interests, as applicable, free and clear of all Encumbrances.

(b)                   Constitutional Documents, corporate registers and minute books, officers and directors

(i)                    The Constitutional Documents of the Group Companies made available in section 5 of the Data Room are correct and complete copies of the Constitutional Documents of the Group Companies at Signing and such Constitutional Documents have not been amended, supplemented, modified or rescinded. So far as Seller is aware, as at Signing there have not been and are not any breaches by any Group Company of its Constitutional Documents.

(ii)                So far as Seller is aware, as at Signing the registers and minute books required to be maintained by each Group Company under the Law of the jurisdiction of its incorporation or organization (i) are up-to-date, (ii) have been maintained in accordance with applicable Law and (iii) contain correct and complete records of all matters required to be dealt with in such books and records.

(iii)            All such registers and minute books are in the possession, or under the control, of the relevant Group Company and at Closing will either be in the possession of the relevant Group Company or delivered to the Share Purchaser or US Purchaser as applicable.

(iv)              All material filings, publications, registrations, fees and other formalities required by applicable Law to be delivered, made or paid by the Group Companies, and, in relation to the Businesses, by the Business Sellers, to company registries in each relevant jurisdiction have been delivered, made or paid on a timely basis.

(v)                  Section 5.1.2 of the Data Room contains a list of the officers, directors or persons holding similar positions of each of the Group Companies at Signing.

5                           Accounts

The Accounts present fairly, in all material respects, the assets and liabilities of the Group as of 31 December 2008 and 31 December 2009, and the results of its operating activities and its identifiable cash flows for the years then ended, on the basis of accounting described in Notes 1 and 2 to the Accounts.

6                           Guarantees

There is no outstanding Guarantee given:

(a)                 by any Group Company or, in relation to any Business, by the Business Seller; or

(b)                   for the benefit of any Group Company or, in relation to any Business, Business Seller;

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in each case, with respect to any liability or contingent liability in excess of USD 2,000,000 (two million US dollars).

7                           Assets

For purposes of this Paragraph 5:

“Property Encumbrance” means any charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other similar third party rights or security interest of any kind or an agreement to create any of the foregoing, and any easement, quasi-easement, license, right-of-way, right of re-entry, encroachment, covenant, restriction, defect in title, zoning, entitlement or other land use regulation or other similar encumbrance; and

“Permitted Property Encumbrances” means (i) the Encumbrances set out in the Accounts or Schedule 21, (ii) security interests for Taxes and other governmental charges which are not due and payable or which may be paid without penalty, (iii) zoning, entitlement or other land use regulations that do not adversely impact in any material respect the use of the Property for the business purposes conducted by the Group thereon at Closing, (iv) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing or, in the UK, any overriding interest, which do not underlie any buildings or improvements composing any portion of the Properties and which do not adversely impact in any material respect the use of the Properties for the business purposes conducted by the Group thereon as of the Closing Date and (v) any reasonable conditions that may be shown by a current survey or physical inspection of the Properties, which do not adversely impact in any material respect the use of such Properties for the business purposes conducted by the Group thereon at Closing.

(a)                 Properties

(i)                    In respect of each Group Company and, in relation to a Business, each Business Seller, sections 12.14.4, 12.14.5, 12.14.6 and 12.14.7 of the Data Room contains a list, as at Signing, of all real property (the “Properties”) owned, leased or in respect of which said Group Company or Business Seller, in relation to a Business, has any other interest.

(ii)                In respect of each Property thus listed as being owned by a Group Company, the Group Company named as the owner is the legal and beneficial owner of the whole Property and has good and valid title to the Property. The Property is registered in the competent real estate register for the benefit of the relevant Group Company where the relevant jurisdiction requires the registration of ownership regarding real estate.

(iii)            No Property (excluding Property leased by any Group Company or, in relation to a Business, any Business Seller) is subject to any Property Encumbrance other than Permitted Property Encumbrances.

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(iv)              No Group Company or Business Seller has received any written claim from any third party disputing such Group Company’s or Business Seller’s ownership, occupation or use of any Property which, if such third party prevailed, would reasonably be expected to have a material adverse effect on the Operations carried out on the Property.

(v)                  No Group Company or Business Seller has received any written notice as to any contravention of the relevant planning legislation or regulations in relation to any Property which, if implemented or enforced, would reasonably be expected to have a material adverse effect on the Operations carried out on the Property;

(vi)              So far as Seller is aware, each Property that is material to the Operations is in compliance with all Laws that affect the use of such Property, including zoning, building and other similar restrictions, except as would not have a material adverse effect on the Operations as carried out on such Property.

(b)                   Leases

Where any Property is leased by a Group Company or, in relation to a Business, by a Business Seller:

(iii)            Details, as at Signing, of the lessor, lease period, address, monthly rental, and purpose, together with a correct and complete copy of the relevant lease agreement or agreements, have been included in the documents contained in section 12 of the Data Room;

(iv)              there is no subsisting breach and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company or Business Seller holds its interest in the Property, on the part of any Group Company or Business Seller or, so far as Seller is aware, as at Signing the relevant landlord, which would reasonably be expected to have a material adverse effect on the Operations carried out on the Property; and

(v)                  so far as Seller is aware, there is no right for the landlord to terminate the lease before the expiry of the contractual term other than as a result of breach of the lease by the lessee.

(c)                    Properties subject to third party leases and other agreements

Where any Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Group Company or Business Seller:

(i)                    all those details, as at Signing, regarding lessor, lease period, address, (floor) area, monthly rental, and purpose, together with a correct and complete copy of the relevant lease agreement or agreements, as are available to the relevant Group Company or Business Seller, have been included in the documents contained in section 12 of the Data Room; and

(ii)                Seller is not aware of any subsisting breach or non-observance of any

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covenant, condition or agreement under such lease or agreement which, in each case, would have a material adverse effect on the Operations carried out on the Property.

(d)                   Ownership and transfer of assets

Each of those tangible Business Assets and each of those tangible assets of the Group Companies or which are reflected in the Accounts, other than the Properties, Group Intellectual Property and any assets disposed of or realised in the ordinary course of business:

(i)                    is legally and beneficially owned by the relevant Business Seller or Group Company, except for assets which are subject to hire purchase or lease arrangements or other Contracts for use where the hire purchase or lease or use payments do not exceed USD 1,000,000 (one million US dollars) per year;

(ii)                is, where capable of possession, in the possession or under the control of the relevant Group Company or Business Seller; and

(iii)            will be transferred to the Business Purchasers or owned by the Group Companies at Closing, in each case, free from Encumbrances except for Permitted Encumbrances.

(e)                    Sufficiency of assets

The Business Assets, the assets owned or leased by the Group Companies and the rights of the Group Companies, together with the rights and assets conferred upon or acquired by Purchaser or any member of the Purchaser’s Group by this or pursuant to this Agreement, the IP Licence and the Transitional Services Agreement, together comprise in all material respects all of the rights and assets used by Seller’s Group for the carrying on of the Operations in substantially the same manner that it was in the 12 months immediately preceding Signing.

(f)                      Plant and machinery and other fixed assets

The plant and machinery, vehicles and other equipment owned or used by the Business Sellers or Group Companies which are material to the Operations have been maintained in accordance with maintenance programmes adequate for the demands of production, and are in a reasonable condition having regard to their age and use.

(g)                   No options

No Business Seller or Group Company is obligated under, or a party to, any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of any of the Properties. Except for the relevant Business Seller or Group Company, no third party has any right to use, lease, possess and/or occupy any material portion of the Properties and there are no oral or written agreements between any Business Seller or Group Company and any other third party providing such third party any right to use, occupy or posses all or any material

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portion of any of the Properties.

(h)                   Right to quiet enjoyment of leased Property

So far as Seller is aware, except as set out in Schedule 3 (Part 1), the relevant Business Seller or Group Company has the right to quiet enjoyment of each of the Properties subject to a lease (under which the relevant Business Seller or Group Company is the lessee) for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and, so far as Seller is aware, as at Signing the leasehold or other interest of the relevant Business Seller or Group Company is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.

(i)                       No suit for condemnation

So far as Seller is aware, neither the whole nor any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, so far as Seller is aware, no such condemnation or other taking is threatened or contemplated.

8                           Intellectual Property and information technology

(a)                 Sections 10 and 11 of the Data Room contain, as at Signing, a correct and complete list of all Acquired Registered Intellectual Property.

(b)                   Sections 11, 13 and 16 of the Data Room contain copies of all licenses and authorities for use of Intellectual Property material to the Operations as at Signing (excluding any shrink-wrap or click through licenses for computer software) to which a Group Company or Business Seller is a party and that are used by any Group Company or Business Seller in the Operations, and as at Signing, there are no amendments or modifications to any such license agreement other than those included in section 11, 13 and 16 of the Data Room.

(c)                    The Group Companies or the Business Sellers, as applicable own the entire right, title and interest in and to the Acquired Intellectual Property including the right to treat and/or dispose of such Acquired Intellectual Property in accordance with this Agreement.

(d)                   So far as Seller is aware, save as disclosed otherwise in section 10 and 11 of the Data Room, the processes employed and the products manufactured or sold in the Operations do not infringe or misappropriate any rights in Intellectual Property of any third party. No member of the Seller’s Group has received any written claim of any infringement or misappropriation of any Intellectual Property of any third party in respect of the Operations during the 24 (twenty-four) months immediately prior to the Signing Date.

(e)                    The Acquired Intellectual Property, the Intellectual Property licensed under the licenses and authorities referred to in Paragraph 6(b) and rights under the IP Licence, the Transitional Services Agreement and this Agreement, taken together, include all material Intellectual Property primarily used in or necessary for the

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carrying on of the Operations (including the developments of Products) in substantially the same manner as carried on in the 12 (twelve) months immediately prior to the Signing Date.

(f)                      So far as Seller is aware, except as disclosed otherwise in section 10 of the Data Room, (i) there are no circumstances that may affect the enforceability and validity of the registrations for Acquired Registered Intellectual Property owned by a Group Company or Business Seller; and (ii) a Group Company or Business Seller has the sole and exclusive right to bring actions for infringement or unauthorised use of the Acquired Intellectual Property. Except as disclosed otherwise in section 10 of the Data Room, there are no pending re-examinations, oppositions or cancellation proceedings involving the Acquired Registered Intellectual Property. Except as disclosed otherwise in section 10 of the Data Room, as at Signing, all necessary registration, maintenance and/or annuity or renewal fees with respect to the Acquired Registered Intellectual Property have been paid and are up to date.

(g)                   Other than (i) licence or other agreements contained in section 11, 13 and 16 of the Data Room; (ii) non-exclusive end-user licenses granted by a Group Company or Business Seller in the ordinary course, (iii) the IP Licence and (iv) confidentiality agreements entered into the ordinary course, none of the Acquired Intellectual Property material to the Operations is licensed to any third party or is a subject of any agreement not to bring an action against any third party for infringement, misuse or misappropriation.

(h)                   So far as Seller is aware, with respect to all Intellectual Property of third parties that is licensed to a Group Company or a Business Seller and which is used in the Operations: (i) the applicable license agreements for such Intellectual Property are in full force and effect;  (ii) a Group Company or a Business Seller, as applicable, is in compliance with the terms and conditions of the applicable licence agreement;

(i)                       So far as Seller is aware, all employees who have contributed to or participated in the creation or development of any patentable, copyrightable or trade secret material on behalf of the Group Companies or Business Sellers: (i) is a party to an agreement under which a Group Company or Business Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favour of a Group Company or Business Seller all right, title and interest in such material, to the extent assignable.

(j)                       Each Group Company and Business Seller has entered into agreements with its employees, directors, agents and contractors to maintain the confidentiality of the confidential information of the Group Companies and Business Sellers, the value of which is dependent upon the maintenance of the confidentiality thereof.  So far as Seller is aware, there has been no unauthorised disclosure or use of confidential information of the Group Companies and Business Sellers.

(k)                    Section 11.3 of the Data Room contains Seller’s best estimate of the cost to acquire and deploy the network and infrastructure resources necessary to make

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the information technology used to support the Operations self-sufficient and independent from the Seller’s Group following the Closing.

9                           Contracts and other agreements

(a)                 Contracts

(i)                    No Group Company or, with respect to the Operations, Business Seller is a party to or subject to any Group Contract (other than in relation to any property lease or Contract of employment) that:

(A)                is not in the ordinary course of business and involves quantities beyond those normally contracted for; or

(B)                is not on an arm’s length basis.

(ii)                All of the following Group Contracts as at Signing are contained in sections 2, 5, 8, 9.7, 11, 12, 13,16 and 18 of the Data Room (each, a “Material Contract”):

(A)                any (1) Group Contract with any Senior Employee relating to employment, compensation or severance payments or (2) Group Contract with any labour union relating to the Operations;

(B)                other than non-exclusive end-user licenses, any license, licensing arrangement or other Group Contract providing, in whole or in part, for the use of, or limiting the use of, any Intellectual Property material to the Operations;

(C)               any Group Contract relating to a joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company or Business Seller has no liability or obligation except for the payment of annual subscription or membership fees) or involving a sharing of profits or expenses with respect to the Operations or any part thereof (including joint research and development and joint marketing Contracts) which (i) contains an obligation of any Group Company or Business Seller to make payments in excess of USD 2,000,000 (two million US dollars) in the aggregate, or (ii) relates to a product or product line, business or other operation that contributes or is expected to contribute more than USD 2,000,000 (two million US dollars) to the annual revenues of the Group, or (iii) does not provide for control by a Group Company of such joint venture in which it has an equity participation;

(D)               any Group Contract for the purchase or lease of any materials, products, services or supplies relating to the Operations that involves annual payments in excess of USD 2,000,000 (two million US dollars) on an aggregate basis or pursuant to which payments of at least USD 1,000,000 (one million US dollars) were made during the 12 (twelve) months ended on the Accounts Date;

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(E)                any Group Contract for the sale of products of the Group exceeding USD 2,000,000 (two million US dollars) in aggregate sales or pursuant to which sales of at least USD 1,000,000 (one million US dollars) were made during the 12 (twelve) months ended on the Accounts Date;

(F)                any Group Contract with any agent, dealer or other independent distributor of products of the Group which involves sales of products of the Group exceeding USD 2,000,000 (two million US dollars) in the aggregate or sales of at least USD 1,000,000 (one million US dollars) during the 12 (twelve) months ended on the Accounts Date, or grants any such agent, dealer or distributor any exclusive right to sell, market or distribute any product in any specified territory;

(G)               any Group Contract relating to the Operations, not otherwise covered by this Paragraph 7(a)(ii), (i) containing a covenant not to compete, (ii) involving sales of USD 1,000,000 (one million US dollars) in the aggregate and containing a most favoured nation provision or (iii) containing an exclusivity provision;

(H)               any Group Contract for the purchase of goods or services relating primarily to the Operations and not otherwise covered by this Paragraph 7(a)(ii), containing any provision requiring any Group Company to make payments in excess of USD 2,000,000 (two million US dollars) in the aggregate unless such Group Company purchases a required amount of such goods or services;

(I)                    any Group Contract for the purchase, sale or lease of any real property that involves the payment by the Group or any part thereof of USD 2,000,000 (two million US dollars) or more;

(J)                  any Group Contract for the purchase, licensing or development of software (other than shrinkwrap or other commercially available off-the-shelf software) that is material to the Operations as currently conducted;

(K)               any Group Contract relating to the Group or the Operations that involves the payment or receipt by the Group or any part thereof, of USD 2,000,000 (two million US dollars) or more on an aggregate basis in any 12-month period and is on the Signing Date not terminable without penalty and without reason upon notice of 12 (twelve) months or less; and

(L)                 any other Group Contract which in the view of management of the Group is material to the Operations.

(iii)            The Data Room contains correct and complete copies as at Signing of the Material Contracts together with all material amendments thereto.

(iv)              No member of Seller’s Group (other than the Business Sellers and Group Companies) is a party to any contract relating primarily to the Operations that

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would be a Material Contract if a Business Seller or Group Company were a party thereto.

(v)                  Except as would not reasonably be expected to have a material adverse effect on the Operations, there are no situations with respect to the Operations which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses in each case related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of the United States Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of Competition Laws.

(b)                   Agreements with connected parties

(i)                    There are no existing Contracts between, on the one hand, any Business Seller or Group Company and, on the other hand, any member of Seller’s Group (excluding the Group Companies) or any shareholder of any member of Seller’s Group (excluding the Group Companies) other than on normal commercial terms.

(ii)                No Business Seller or Group Company is party to any Contract or has entered into any transaction with any current or former employee, director or officer of any such Business Seller or Group Company or any person connected (as defined by applicable Law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

(c)                    Compliance with agreements

(i)                    All Material Contracts are valid and binding obligations of, and the terms thereof have been complied with in all material respects by:

(A)                the relevant Group Company or Business Seller; and

(B)                so far as Seller is aware as at Signing any other party to such Material Contracts.

(ii)                No written notice of termination or of intention to terminate has been received by any member of Seller’s Group in respect of any Material Contract.

(d)                   Effect of Transaction

Except as disclosed in any Material Contract, so far as Seller is aware, the Transaction will not constitute a default under, result in a breach of, or give any third party a right to terminate, or result in any Encumbrance, other than a Permitted Encumbrance, under, any Material Contract.

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(e)                    NPG Contracts

Neither Seller nor any member of Seller’s Group has assigned any of its rights under section 7.5(b) of the Master NPG Agreement (or any similar provision of any other Hive-out Agreement) to Henkel KGaA and any of its Affiliates or any other party, other than a member of Seller’s Group.

10                    Employees and employee benefits

(a)                 Employees and terms of employment

(i)                    The information disclosed in section 7 and 14 of the Data Room contains complete and correct details, as at Signing, in relation to each Group Company and Business, of:

(A)                the total number of Employees employed therein as at close of business on the Business Day immediately preceding the Signing Date;

(B)                all collective agreements, works council agreements, social plans or trade union Contracts affecting the terms of employment of any Employee;

(C)               on an anonymised basis, each Employee’s employing entity, salary and other benefits, start date, period of continuous employment, location, length of notice necessary to terminate the employment if more than 3 (three) months or, if a fixed term, the expiry date of the fixed term as at close of business on the Business Day immediately preceding the Signing Date;

(D)               the benefits and standard terms and conditions of employment applicable to Employees at each location at which Employees are employed or, where there are no written terms, a summary of the material terms of employment;

(E)                copies of anonymised and impersonalised contracts of employment of each Senior Employee or, where there are no written terms, a summary of the material terms of employment plus copies of all other agreements with Senior Employees providing for compensation or benefits.

(ii)                Except as set out in section 7 of the Data Room, all contracts of employment between the Seller’s Group and the Senior Employees are terminable at any time by the employer on three (3) months notice or less without damages or compensation (other than compensation payable pursuant to applicable Law or under any collective agreements, works council agreements social plans or trade union Contracts).

(iii)            No executory binding commitment has been made to vary or amend the terms of employment of any Senior Employee.

(iv)              There are no outstanding offers of employment or engagement to any person whose annual base salary is in excess of an amount that would qualify such

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person as a Senior Employee.

(v)                  There are no contractual terms of employment for any Employee which expressly provide that a change of control of his or her employer (howsoever change of control may be defined, if at all) shall entitle the Employee to treat the change of control as amounting to a breach of contract or entitling him or her to any payment or benefit whatsoever or entitling him or her to treat himself or herself as redundant or dismissed or released from any obligation.

(vi)              Section 7 of the Data Room contains complete and correct, as at Signing, copies of, or a description of all of the material terms, as at Signing, of, any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Senior Employees and, other than those granted in the ordinary course of business, for any other Employees.

(vii)          In relation to any Employee, or with respect to a Group Company, former employee, director, officer or consultant, there are no current or pending claims or disputes, or claims or disputes threatened in writing, whether individual or collective, or, so far as the Seller is aware, matters which may give rise to such a claim or dispute.

(viii)      There is no outstanding obligation or amount due to or in respect of any Employee in connection with or arising from his or her employment or termination of employment other than his or her normal salary or remuneration for part of the month current at the date of this Agreement.

(ix)              Other than in relation to the documents referred to in Paragraph 8(a)(i)(B), no trade union, works council, staff association or other body representing Employees is recognised by any member of Seller’s Group in any way for bargaining, information or consultation purposes and no requests for recognition are pending.

(x)                  The Seller’s Group has maintained current, adequate and suitable records regarding the employment of the Employees.

(xi)              There are no Non-Automatic Transfer Employees or Automatic Transfer Employees who are entitled to a benefit under the Home Country Guarantee Plan or any other pension plan or pension program providing benefits to expatriate employees, and neither Purchaser nor its Affiliates shall assume any liabilities of Seller or any of its Affiliates under the Home Country Guarantee Plan or any other similar plan or program.

(xii)          There are no Non-Automatic Transfer Employees or Automatic Transfer Employees who are entitled to (A) any change in control benefits payable upon the Closing or (B) any payments under any retention plan, program or agreement.

(b)                   Independent contractors

All independent contractors and consultants in each case whose basis of

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remuneration is more than USD 100,000 (one hundred thousand US dollars) per year before tax engaged primarily with respect to the Operations are and have been properly classified as independent contractors under applicable Law and are not employees of any member of Seller’s Group.

(c)                    Termination of employment

(i)                    As at Signing, no member of Seller’s Group has received any written notice of resignation from any Senior Employee.

(ii)                Save as specifically provided for in the Accounts, no liability which remains to be discharged has been incurred by any Group Company or Business Seller for (A) breach of any contract of employment with any Employee or (B) breach of any statutory employment right.

(iii)            As at Signing, there is no extant notice to terminate the employment of any Senior Employee.

(iv)              Except as specifically provided for in the Accounts, in the last 12 (twelve) months no Group Company or Business Seller has made or agreed to make any payment or agreed to provide any benefit to any Employee or former employee employed by the relevant Group Company or, in relation to the Businesses, any Employee employed by any Business Seller or to any dependant of such Employee or former employee, in connection with the actual or proposed termination or suspension of employment of any such Employee or former employee.

(v)                  There is no person previously employed or engaged by any Group Company who now has or may in the future have a contractual or statutory right to return to work or a right to be re-instated or re-engaged or to any other compensation other than as required for FMLA or military leave.

(d)                   Industrial disputes; compliance with Laws

(i)                    No Group Company or, in relation to the Businesses, Business Seller is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of any Group Company or any Business Seller, and so far as Seller is aware, no such dispute or negotiation is pending or threatened.

(ii)                Neither Seller nor any Affiliate of any Seller has received, with respect to any Employee: (i) written notice of any unfair labour practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against or relating to any Employee, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, similar trade union agreement or otherwise, (iii) written notice of any charge or complaint with respect to or relating to any Group Company or the Operations pending before the Equal Employment Opportunity

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Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labour, employment, wages and hours of work, child labour, immigration, classification of employees, or occupational safety and health laws to conduct an investigation with respect to or relating to any Employee or any site or facility at which any Employee is located or notice that such investigation is in progress, or (v) written notice of any judicial or administrative proceeding pending by or on behalf of any such present or former Employee, alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(iii)            The Group Companies and the Business Sellers are in compliance in all material respects with applicable Law and with any collective bargaining or other agreement respecting employment, employment customs and practices, codes of conduct, employee classification, labour relations, safety and health, wages, hours and terms and conditions of employment with respect to the Employees.

(iv)              No member of Seller’s Group is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar Law. No employee has suffered an “employment loss” (as defined in the WARN Act or any similar Law) at any site of employment or facility of any member of Seller’s Group during the 90-day period ending on the Signing Date. Immediately prior to the Closing Date, Seller shall provide a correct and complete list of all employees who have suffered such an “employment loss” in the 90-day period ending on the Closing Date, and the sites of employment or facilities of each such employee.

(e)                    US Benefit Plans

“US Benefit Plan” means each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) and each other material employee benefit plan, program, agreement or arrangement that is maintained in or established under the laws of the United States of America by Seller or a member of Seller’s Group and which provides benefits to any employee of any Group Company or any person employed primarily in the Operations by any member of Seller’s Group (other than the Group Companies);

(i)                    Schedule 7 (Part 5) contains a correct and complete list of each US Benefit Plan as at the date of this Agreement.

(ii)                With respect to each of the US Benefit Plans, Seller has set out in the Data Room a copy of the US Benefit Plan or a written summary of the US Benefit

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Plan.

(iii)            Each US Benefit Plan has been maintained and administered in substantial compliance with its terms and applicable Law, including ERISA and the Code. Each US Benefit Plan that is intended to be a qualified plan within the meaning of section 401(a) of the Code is the subject of a favorable determination letter or may obtain such a letter by application prior to expiration of its remedial amendment period, subject to making requisite amendments.

(iv)              There are no audits, actions, suits or claims (other than routine claims for benefits) pending or, so far as Seller is aware, threatened involving the US Plans or the assets of such Benefit Plans.

(v)                  Except for the plans listed in Schedule 7 (Part 4), no US Benefit Plan provides health or death benefits to or in respect of former Employees, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(vi)              Except for the plans listed in Schedule 7 (Part 4), if terminated on the Closing Date, no US Benefit Plan would impose any liability on any Group Company.

(vii)          With respect to any US Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment and contribution has been made of all amounts due (including premiums, fees and administrative expenses) and required under the terms of each such US Benefit Plan or requirements of Laws and all obligations accrued on or prior to the Closing Date which relate to employees of any Group Company and which are not yet due have either been made or have been accrued on the Working Capital Statement.

(viii)      Except for the plans listed in Schedule 7 (Part 4), none of the Business Sellers, any Group Company or any ERISA Affiliate sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in section 3(35) of ERISA), a multiemployer plan (as defined in section 3(37) of ERISA), or a multiple employer plan subject to section 4063 or 4064 of ERISA, a multiple employer welfare benefit arrangement (as defined in section 3(40)(A) of ERISA), or a plan subject to section 302 of ERISA or section 412 of the Code. With respect to each US Plan that is a multiemployer plan (within the meaning of section 3(37) of ERISA), no Group Company has incurred any liability that is outstanding nor does any Group Company expect to incur, prior to the Closing, any withdrawal liability with respect to any such multiemployer plan under Subtitle E of Title IV of ERISA. None of the Business Sellers, any Group Company or any ERISA Affiliate has terminated an employee benefit plan for which any Group Company could have any existing or continuing liability or obligation relating thereto.

(ix)              None of the Business Sellers nor any Group Company maintains, contributes

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to or has any liability with respect to any multiemployer welfare plans other than those listed in Schedule 7 (Part 4).

(x)                  Except for the Plans listed in Schedule 7 (Part 4) neither the execution of this Agreement nor the consummation of the Transaction (either alone or in combination with another event) will or can be reasonably expected to entitle any current or former director, officer, employee or consultant to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; result in the acceleration of payment, funding or vesting under any US Plan; or result in any increase in benefits payable under any US Plan.

(xi)              No amount paid or payable (whether in cash, in property, or in the form of benefits) by any Business Seller or by a Group Company in connection with the Transaction (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code.

(xii)          Each US Benefit Plan (including any employment agreement) that is a nonqualified deferred compensation plan within the meaning of section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of section 409A of the Code, and the terms of the written plan document of each such Plan comply with section 409A of the Code.

(xiii)      Save for the National Starch LLC Excess Benefit Plan, the individual unfunded pension agreement between Mr Davies and ICI Americas Inc., and the National Starch LLC Deferred Compensation and Survivor’s Benefits Plan, no plan providing retirement benefits, or any liabilities associated with such other unfunded plans or agreements, shall be transferred to Purchaser or any of its Affiliates as a result of the transactions contemplated by this Agreement.

(f)                      Non US Plans

(i)                    Schedule 7 (Part 3) contains a correct and complete list of all Seller Transferring Plans as at the date of this Agreement.  The Data Room contains correct material details of the benefits of the Seller Transferring Plans except for arrangements to which any of the Business Seller or Group Companies contribute in compliance with any applicable Law.

(ii)                So far as the Seller is aware any favourable tax treatment of any Non-US Plan is not the subject of examination or pending cancellation by the relevant tax authority.  So far as the Seller is aware there has been no act or omission on the part of the Seller or any of its Affiliates in relation to the Non-US Plans that could subject the Purchaser or any Group Company to the imposition of a penalty tax, fine, contribution notice or financial support direction deriving from

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applicable law.  Each Non-US Plan in all material respects has been maintained in compliance with any minimum funding standards of applicable Law.  The Seller’s Group has complied in all material respects with all mandatory obligations in relation to the provisions of pension or retirement arrangements in respect of the Employees.

(iii)            Each Non-US Plan has been operating in all material respects in accordance with its provisions and in compliance with applicable Laws.

(iv)              The execution of and performance of the transactions contemplated by this Agreement, will not constitute an event under any Non-US Plan that will result in any acceleration of vesting or increase in benefits with respect to any beneficiary of such a plan.

(v)                  No claims or complaints have been made are current or so far as the Seller is aware are pending or threatened in relation to any Non-US Plan including for unlawful restrictions on access to membership of or in respect of the benefits payable under any Non-US Plan to any Transferring Employee.

(vi)              So far as the Seller is aware no Transferring Employee has made any complaint or claim against the Group or the Trustees of the UK Defined Benefit Plans or any other occupational pension plan in which the Seller participates to the Pensions Advisory Service, the Pension Ombudsman or the Pensions Regulator or any equivalent governmental authority.

11                    Legal compliance

(a)                 Licences and consents

All licences, permits, consents, authorisations, certificates and registrations (“Permits”) from, with or to any third party, including any Governmental Authority that are required to conduct the Operations, excluding Environmental Permits (in respect of which Paragraph 10 applies), have been obtained, are in force and effect and, during the 24 (twenty-four) months immediately prior to the Signing Date, have been complied with in all material respects. Seller is not aware of any reason why any of them will be suspended or revoked.

(b)                   Compliance with Law

(i)                    Each Group Company and Business Seller is conducting the Operations in material compliance with applicable Law, in each country in which the Operations are carried on, other than Environmental Laws and anti-trust or similar legislation, in respect of which Paragraphs 10 and 11 apply respectively.

(ii)                So far as Seller is aware, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgement of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or Business Seller or any person for whose acts or defaults it may be vicariously liable which would reasonably be expected to have a

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material adverse effect upon the Operations as at Signing.

(iii)            No Group Company or Business Seller has received any written notice during the past 24 (twenty-four) months from any Governmental Authority with respect to a violation and/or failure to comply with any applicable Law or requiring it to take or omit any action which in any case would have a material adverse effect on the Operations as at Signing.

(c)                    Except as required by the Competition Laws, and the notification to and consultation of employees and unions under applicable Laws, no consent, approval, authorisation or waiver of any person or Governmental Authority is required to be obtained by any member of Seller’s Group from, and no notice or filing is required to be given by any member of Seller’s Group to, (a) any Governmental Authority or (b) any other person in connection with the execution, delivery or performance by Seller, the Share Seller, US Seller or any Business Seller of this Agreement.

12                    Environment

(a)                 For the purposes of this Paragraph 12:

“Environment” means any or all of the following media (alone or in combination): air; water (including water under or within land); soil and land, natural resources and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all Law of any relevant jurisdiction whose purpose is to protect or prevent pollution of the Environment, to address spills or releases of Hazardous Substances or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

“Environmental Permit” means any licence, permit, consent, authorisation, certificate, registration and exemption which is issued, granted or required under Environmental Law;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance or damage to any person and which is regulated, or for which liability or standards of care are imposed by Environmental Law; and

“Relevant Period” means the period since January 2, 2008.

(b)                   Each Group Company and Business Seller is conducting the Operations and during the Relevant Period has conducted, the Operations in material compliance with Environmental Law.

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(c)                    All Environmental Permits have been obtained, are in force and have been complied with in all material respects during the Relevant Period.

(d)                   No Group Company or Business Seller has received written notice during the Relevant Period  that an Environmental Authority is intending to revoke or suspend any Environmental Permits as a result of a change in applicable regulation or as a result of a contravention of Environmental Law or Environmental Permits or that any amendment or modification to any Environmental Permit is required to enable the continued operation of the business activities of the Group.

(e)                    No Group Company or Business Seller in respect of the Operations has received any written notice during the Relevant Period of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to a contravention of Environmental Law or Environmental Permit or with respect to a spill or release of any Hazardous Substances, and, so far as Seller is aware, there are no facts or conditions that would reasonably be expected to give rise to any such action, claim, investigation, or other proceeding or suit.

(f)                      In the period of 5 (five) years immediately preceding the Signing Date, there has been no spill, release, disposal or discharge of Hazardous Substances (i) on, to or from any Business Property or any property formerly owned, leased or used in the Operations or the operation of the business activities of the Group during such ownership, lease or use or (ii) at any third party property to which wastes generated by the operation of the business activities of the Group were sent or came to be present, in quantity or condition that would reasonably be expected to result in a material Liability to any Group Company or Business Seller in respect of the Operations under Environmental Laws.

13                    Anti-competitive agreements and practices

(a)                 No Group Company and, in relation to the Businesses, no Business Seller is a party to any agreement, activity, practice or arrangement which is the subject of written notice received by any member of Seller’s Group from any relevant regulatory authority that it (i) is unenforceable or void or (ii) renders the Group Company or Business Seller that is party thereto liable to civil, criminal or administrative proceedings, in either case by virtue of any anti-trust or similar legislation in any jurisdiction in which any Group Company carries on business or any Business Seller carries on the Business.

(b)                   No Group Company and, in relation to the Businesses, no Business Seller is a party to any agreement, activity, practice or arrangement which in whole or in part contravenes (i) Articles 101(1) or 102 of the Treaty on the Functioning of the European Union, (ii) any United States federal or state Competition Laws, including the Sherman Act, or (iii) any other anti-trust, anti-monopoly or anti-cartel legislation or regulations or any other similar applicable statute, order or regulation in any other jurisdiction, including the Netherlands Competition Act (`Mededingingswet´).

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14                    Litigation

(a)                 No Group Company and, in relation to the Businesses, no Business Seller is involved whether as claimant or defendant or other party in any claim, proceeding, litigation, prosecution, investigation, hearing, mediation, enquiry or arbitration, whether civil, criminal or administrative (other than as claimant in the collection of debts arising in the ordinary course of its business), in each case involving a claim for damages in excess of USD 1,000,000 (one million US dollars) or requiring equitable relief that could have a Group Material Adverse Effect.

(b)                   So far as Seller is aware, no such claim, proceeding, litigation, prosecution, investigation, hearing, mediation, enquiry or arbitration related to or in connection with the Operations is threatened against any Group Company or Business Seller.

(c)                    There is no outstanding, unfulfilled order, judgment or injunction of any Governmental Authority of competent jurisdiction adversely affecting the Group or Operations with a financial impact which could reasonably be expected to exceed the amount referred to in Paragraph 12(a).

15                    Insurance

(a)                 The insurances of the Group Companies or Business Sellers, as at Signing, are summarised in section 4 of the Data Room.

(b)                   In respect of the insurances referred to in Paragraph 13(a), all premiums have been duly paid to date and no member of Seller’s Group has received any notification that such insurances are not valid or enforceable.

(c)                    All the insurances referred to in Paragraph 13(a), or reasonable renewals or replacements thereof, are in full force and effect.

(d)                   Details, as at Signing, of all outstanding insurance claims in excess of USD 1,000,000 (one million US dollars) and of all insurance claims in excess of USD 1,000,000 (one million US dollars) made during the past 5 (five) years preceding the Signing Date have been disclosed in section [•] of the Data Room.

16                    Product Claims; Warranties

(a)                 During the three-year period prior to the Signing Date, no individual product-related claims of more than USD 1,000,000 (one million US dollars) and in aggregate not more than USD 5,000,000 (five million US dollars) have been made against any Group Company or, in relation to the Businesses, any Business Seller in respect of any products which have been manufactured or sold by any Group Company or Business Seller.

(b)                   Except for warranties customary in the industry (such as but not limited to fitness for intended use, compliance with applicable Laws, shelf life and absence of defects), no member of Seller’s Group has given or made any express or implied warranties to third parties with respect to any products sold or services performed by any Group Company or, in relation to the Businesses, any Business Seller and

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Seller is not aware of any fact or of the occurrence of any event forming the basis of any present or future claim against any member of Seller’s Group not covered by insurance, for liability in connection with the sale of goods or performance of services by any member of Seller’s Group or on account of any express or implied warranty in connection therewith.

17                    Tax

(a)                    All Tax Returns that are required to be filed by or with respect to any Group Company, or any Business, Business Asset or Business Liability, have been timely filed, and all such Tax Returns are correct and complete in all material respects.

(b)                   All Taxes shown to be due on the Tax Returns referred to in Paragraph 15(a) above have been timely paid in full and all material withholding Taxes required to be withheld by any Group Company, or with respect to any Business, have been withheld (including from employees, customers and any other applicable payees) and timely paid to the appropriate Governmental Authority for all periods in compliance with all Tax withholding provisions of applicable Law.

(c)                    No issues that have been raised by the relevant Tax Authority in connection with the examination of any of the Tax Returns referred to in Paragraph 15(a) above are currently pending.

(d)                   No waivers of statutes of limitation have been given by or requested with respect to any Taxes of any Group Company, any Business, Business Asset or Business Liability.

(e)                    To the best of Seller’s knowledge, no Group Company will be required, as a result of (i) a change in accounting method made effective prior to the Closing or (ii) any agreement between a Group Company and a Tax Authority made prior to the Closing, to include any item of income in, or to exclude any item of deduction from, taxable income for any Tax period beginning on or after the Closing Date.

(f)                      There are no Encumbrances on any of the assets of any Group Company or any Business Asset that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)                   To the best of Seller’s knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Tax authority with respect to any Group Company.

(h)                   No Group Company has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulations section 1.6011-4 or in any other transaction for which specific disclosure to a Tax Authority is required under a similar provision of Law, and no Group Company has provided material aid, assistance or advice with respect to any such transaction (including acting as a “material advisor” to or as a promoter in respect of any such transaction within the meaning of section 6111 of the Code) for which a Group Company was or will be required to report such aid, assistance or advice to a Tax Authority.

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(i)                       No Group Company has been a distributing corporation or a controlled corporation within the meaning of section 355 of the Code in a transaction intended to be governed by section 355 of the Code.

(j)                       No transaction contemplated by this Agreement is subject to withholding under section 1445 of the Code (relating to “FIRPTA”).

(k)                    All Tax Sharing Arrangements and Tax indemnity arrangements relating to any Group Company (other than this Agreement) will terminate prior to the Closing date, and no Group Company will have any Liability thereunder on or after the Closing Date.

(l)                       To the best of Seller’s knowledge, any document in the possession of any Group Company or to the production of which any Group Company is entitled and which was executed on or before the Closing Date and which attracts stamp duty or any other documentary or registration Tax and which document may be necessary for such Group Company in proving title of such Group Company to any asset or to produce in evidence for the purposes of any litigation or on which to rely in relation to any matter relating to Tax has been properly stamped or the relevant documentary or registration Tax has been duly paid (as the case may be).

(m)                 Each Group Company has maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of applicable VAT Law.

(n)                   For Tax purposes, each of the Group Companies is and has been resident only in the jurisdiction in which it is incorporated and does not have nor has it had a permanent establishment or (permanent) representative or other taxable presence in any jurisdiction other than that in which it is resident for Tax purposes. None of the Group Companies constitutes or has constituted a permanent establishment or is or has been a (permanent) representative of another person.

18                    Customers

Section 18.1.20 of the Data Room contains an anonymised list, as at Signing, of the top 20 (twenty) industrial customers of the Group, and an indication of net sales by the Group attributable to each such customer, for the 2009 fiscal year, and Section 18.1.21 of the Data Room contains an anonymised list of the top 32 (thirty-two) food customers of the Group, and an indication of net sales by the Group attributable to each such customer, for the 2009 fiscal year.

So far as Seller is aware, no customer referenced in Section 18.1.20 or Section 18.1.21 of the Data Room will cease to do business with the Group as a consequence of the consummation of the Transaction on substantially the same terms and at substantially the same levels (considered on an annualised basis) as previously conducted with the Group.

19                    Events since the Accounts Date

(a)                 Between the Accounts Date and Signing, there has been no material adverse

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change in the financial position or operations of the Group, other than a change affecting or likely to affect all companies carrying on similar business in the countries in which the Group carries on business.

(b)                   Since the Accounts Date the business of the Group has been carried on as a going concern in the ordinary course without any material interruption or material alteration in its nature, scope or manner.

(c)                    Between March 31, 2010 and Signing, the Group Companies have not declared, authorized, made or paid any dividend, distribution or other similar payment in excess of USD 1,000,000 (one million US dollars) to any of its members, shareholders or partners, other than in the ordinary course of trading activities consistent with past practice.

20                    Bank Accounts

Before Closing, a correct and compete list of all bank accounts and safe deposit boxes of the Group Companies and persons authorized to sign or otherwise act with respect thereto and a correct and complete of all persons holding a general or special power of attorney granted by the Group Companies will be provided to the Purchaser.

21                    Hedging

In relation to arrangements for the sale of products to customers the Group Companies and, in relation to the Operations, the Business Sellers have engaged in corn hedging transactions which comply in all material respects with the relevant hedging policy set out in section 2.9.1 of the Data Room.  None of the Group Companies and, in relation to the Operations, the Business Sellers have entered into any hedging contracts (other than foreign exchange hedging) in effect as at Signing other than in accordance with the relevant hedging policy set out in section 2.9.1 of the Data Room.

22                    Related and Other Transactions

Sections 1.2, 11, 13.1 and 13.11 of the Data Room and the term sheets attached to the Transitional Services Agreement sets forth (i) a description of (A) all services provided by any Group Company to Seller or any Affiliate thereof (other than a Group Company) or (B) any use by Seller or any Affiliate thereof (other than a Group Company) of either (x) any assets or properties of any Group Company or (y) any employees of any Group Company for any purpose, and the manner in which the Group Company has been compensated for the costs of providing such services or use, and (ii) a description of (A) all services provided by Seller or any Affiliate of Seller (other than a Group Company) to any Group Company or (B) any use by any Group Company of either (x) any assets or properties of Seller or any Affiliate thereof (other than a Group Company) or (y) any employees of Seller or any Affiliate thereof (other than a Group Company), and the manner in which the Group Company has compensated the Seller or such Affiliate for the costs of providing such services or use.

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23                    Finders’ Fees

Except for any fees that will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorised to act on behalf of Seller or any other member of Seller’s Group that might be entitled to any fee or commission from Seller, the Company, or after the Effective Time, by Purchaser, any Share Purchaser or any Business Purchaser in connection with the transactions contemplated by this Agreement.

24                    Disclosure of information

The following information has been collated by Seller in good faith and Seller has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which would make the contents untrue or inaccurate in any material respects:

(a)                    all disclosures made pursuant to Paragraph 2 of the Disclosure Letter;

(b)                   all information made available in section 14, 15 and 18 of the Data Room and in the answers given to questions raised by Purchaser during its due diligence review; and

(c)                    all written information provided during the interviews and question-and-answer sessions with management, site visits and expert meetings.

25                    Data Room materials

On the Signing Date, Seller delivered to Purchaser an electronic copy of all of the materials contained in the Data Room as of the Signing Date.

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Schedule 15 (Part 4)      Warranties of Purchaser

(Clause 9.4.1)

1                           Authority and capacity

(a)                    Incorporation

Each of Purchaser and the purchasers nominated in terms of the provisions of Clause 2.3 is or will be validly existing and is a company duly incorporated under the Law of its jurisdiction of incorporation.

(b)                   Authority to enter into Agreement

(i)                    Each of Purchaser and the purchasers nominated in terms of the provisions of Clause 2.3 has the legal right and full power and authority to enter into and perform this Agreement and any documents to be executed by it pursuant to or in connection with this Agreement.

(ii)                The documents referred to in Paragraph 1(b)(i) will, when executed, constitute valid and binding obligations on each of Purchaser and the purchasers nominated in terms of the provisions of Clause 2.3 in accordance with their respective terms.

(c)                    Authorisation

Each of the Purchaser and the purchasers nominated in terms of the provisions of Clause 2.3 has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement and any documents to be executed by it pursuant to or in connection with this Agreement.

2                           Financing

At the time set for Closing pursuant to Clause 6.1.1 the Purchaser will be able to pay the Estimated Purchase Price from its existing banking facilities and available cash.

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Schedule 18    Conduct of Business

Schedule 18 (Part 1)

Without limiting the generality of Clause 5.1, Seller undertakes to procure that between Signing and Closing the relevant members of the Seller’s Group, and between the Closing Date and any Deferred Closing, the applicable Non-Material Business and/or Non-Material Group Company, shall, except to the extent required to effect the transactions contemplated by this Agreement or approved in writing by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed:

2.1                 maintain in effect full coverage under the Insurance Policies (including all insurance coverage by Seller on behalf of any member of the Seller’s Group, whether funded by a third party or Seller) for events, occurrences or accidents occurring prior to the Closing to the extent that same relate to any Group Company, any Business Seller, the Properties or the Operations;

2.2                 use reasonable best efforts to preserve intact the business of the Group and preserve the goodwill of the Group’s officers, employees, suppliers, distributors, customers and other third parties having business relations with it;

2.3                 maintain and keep the Business Assets and the assets of the Group Companies in at least as good repair, working order and condition as is sufficient for operation in the ordinary course of business;

2.4                 perform in all material respects all of their obligations under each Group Contract;

2.5                 maintain the books of account and records of the Group in the usual and regular manner consistent with past practice;

2.6                 comply in all material respects with all Laws applicable to the Operations and the Group;

2.7                 not make any commitments (contractual or otherwise), expenditures or investments (other than (a) purchases in the ordinary course of business and (b) capital expenditures, including any expenditures in connection with Project Europe, in excess of USD 500,000 (five hundred thousand US dollars) individually and USD 2,500,000 (two million five hundred thousand US dollars) in aggregate;

2.8                 not enter into or amend any Group Contract with any member of Seller’s Group (other than any Group Company) other than in the ordinary course of trading activities consistent with past practice;

2.9                 promptly advise Purchaser in writing of any governmental or any material other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) with respect to any Business or any Group Company;

2.10          not accelerate or delay collection of any notes or accounts receivable generated by the Operations in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Operations consistent with past practice;

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2.11          not delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of the Operations consistent with past practice;

2.12          file all Tax Returns of the Group Companies and each Business Seller and pay all Taxes of each Group Company and Business Seller as and when due as required under applicable Law;

2.13          not change any accounting methods or practices of the Group, except to the extent required by applicable accounting standards;

2.14          not change any Tax accounting method of, or make any Tax election (except as permitted by this Agreement) for, or settle or compromise any Tax liability of, any Group Company or Business Seller;

2.15          not create, issue or allot, or allow to be created, issued or allotted, any share capital of any Group Company;

2.16          not declare, authorize, make or pay any dividends, distributions or other similar payments in excess of USD 1,000,000 (one million US dollars) to any of its members, shareholders or partners, other than in the ordinary course of trading activities consistent with past practice;

2.17          not repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of any Group Company;

2.18          continue to perform or cause to be performed any environmental remedial or compliance projects or employee health or safety programs affecting the Operations that were in progress at Signing, subject to reasonable modifications to such projects and programs;

2.19          not sell, lease (as lessor or lessee), sublease, transfer or otherwise dispose of, or mortgage or pledge, or impose any Encumbrance on, any of the Properties, except for Permitted Encumbrances;

2.20          not purchase any real property or enter into any lease with respect to any real property with a lease period longer than 12 (twelve) months;

2.21          not enter into any Contract that would constitute a Material Contract or amend, terminate or otherwise modify any Material Contract in any material respect;

2.22          not increase the salary or wages payable or to become payable to its directors, executive officers or employees, except in the ordinary course of business consistent with past practice; enter into any employment, change in control or severance arrangement with any director, executive officer or employee, except in the case of employees (other than executive officers) in the ordinary course of business consistent with past practice; establish, adopt, enter into or amend in any material respect any employee benefit plan; or enter into or amend any collective bargaining or similar agreement;

2.23          not enter into any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Senior Employees or, other than those granted in the ordinary course of business, for any other Employees;

2.24          protect and defend the validity and enforceability of the Acquired Intellectual Property in the

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ordinary course of business;

2.25          continue to pay the maintenance fees when due and make all necessary filings and respond to all official actions in respect of the Acquired Registered Intellectual Property;

2.26          not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving any Group Company or Business Seller;

2.27          not sell, assign, pledge, hypothecate or otherwise transfer any asset or property used or held for use in connection with the Group over a value of USD 2,000,000 (two million US dollars), other than sales of inventory in the ordinary course of business;

2.28          not enter into any Contract that requires any third-party consent in connection with the transactions contemplated by this Agreement;

2.29          not amend the charter, bylaws or similar organizational documents of any Group Company;

2.30          not allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Group Companies and the Business Sellers with respect to the Operations to vary in any material respect from the levels customarily maintained by such entities;

2.31          not create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation;

2.32          not enter into any fixed price arrangement for the sale of products to customers with a term of more than 12 (twelve) months without engaging in any hedging transactions which comply in all material respects with the relevant hedging policy set out in section 2.9.1 of the Data Room;

2.33          not enter into any corn hedging contract other than in accordance with the relevant hedging policy set out in section 2.9.1 of the Data Room;

2.34          not settle or agree to settle any legal action, suit, arbitration or proceeding which settlements, in the aggregate, would be in excess of USD 1,000,000 (one million US dollars) or which would impose any material injunctive, equitable or other non-monetary relief or remedy which in any case impacts the Operations in any material respect; and

2.35          not enter into any agreement to do any of the foregoing.